As filed with the Securities and Exchange Commission on February 12, 1999
                                                       Registration No. 333-____
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -------------------

                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                               -------------------

                                    Form S-4

                         GOLDEN NORTHWEST ALUMINUM, INC.
             (Exact name of registrant as specified in its charter)


             Oregon                       3334                   93-1249606
(State or other jurisdiction of (Primary Standard Industrial   I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                             3313 West Second Street
                            The Dalles, Oregon 97058
                                 (541) 296-6161
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               -------------------

                                    Form S-4

                           NORTHWEST ALUMINUM COMPANY
             (Exact name of registrant as specified in its charter)

            Oregon                        3334                   93-0905834
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)


                             3313 West Second Street
                            The Dalles, Oregon 97058
                                 (541) 296-6161
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               -------------------

                                    Form S-4

                      NORTHWEST ALUMINUM SPECIALTIES, INC.
             (Exact name of registrant as specified in its charter)

            Oregon                        3334                   93-1019176
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)


                             3313 West Second Street
                            The Dalles, Oregon 97058
                                 (541) 296-6161
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               -------------------

                                    Form S-4

                      NORTHWEST ALUMINUM TECHNOLOGIES, LLC
             (Exact name of registrant as specified in its charter)

          Washington                      3334                   93-1196863
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                             3313 West Second Street
                            The Dalles, Oregon 97058
                                 (541) 296-6161
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               -------------------

                                    Form S-4

                           GOLDENDALE HOLDING COMPANY
             (Exact name of registrant as specified in its charter)

                               -------------------

            Delaware                      3334                    91-1785763
(State or other jurisdiction of (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                             3313 West Second Street
                            The Dalles, Oregon 97058
                                 (541) 296-6161
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               -------------------

                                    Form S-4

                           GOLDENDALE ALUMINUM COMPANY
             (Exact name of registrant as specified in its charter)

            Delaware                      3334                   91-1380241
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                             3313 West Second Street
                            The Dalles, Oregon 97058
                                 (541) 296-6161
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               -------------------

                                 BRETT E. WILCOX
                                    President
                         Golden Northwest Aluminum, Inc.
                           Northwest Aluminum Company
                      Northwest Aluminum Specialties, Inc.
                      Northwest Aluminum Technologies, LLC
                           Goldendale Holding Company
                           Goldendale Aluminum Company
                             3313 West Second Street
                            The Dalles, Oregon 97058
                                 (541) 296-6161

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

     It is respectfully requested that the Commission send copies of all notices, orders and communications to:

                                ROBERT J. MOORMAN
                                 Stoel Rives LLP
                         900 SW Fifth Avenue, Suite 2600
                             Portland, Oregon 97204
                                 (503) 224-3380

                               -------------------

     Approximate date of commencement of proposed sale to the public: As promptly as practicable after this registration statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.o

                         CALCULATION OF REGISTRATION FEE
==============================================================================================================================
                                                                        Proposed             Proposed
                                                                         maximum              maximum
        Title of each class of                    Amount to be        offering price         aggregate           Amount of
     securities to be registered                  registered(1)        per unit(1)       offering price(1)    registration fee
------------------------------------------------------------------------------------------------------------------------------
12% First Mortgage Notes due 2006                 $150,000,000            100%             $150,000,000          $41,700
------------------------------------------------------------------------------------------------------------------------------
Guarantees of First Mortgage Notes due 2006            --                  --                   --                  (2)
==============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the
     "Securities Act").

(2)  No additional consideration will be paid in respect of these Guarantees.

                               -------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such a date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

                 SUBJECT TO COMPLETION, DATED FEBRUARY 12, 1999

--------------------------------------------------------------------------------
The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

PROSPECTUS

                         GOLDEN NORTHWEST ALUMINUM, INC.

                               Exchange Offer for
                                  $150,000,000
                        12% First Mortgage Notes due 2006

                                  Guaranteed by

        Northwest Aluminum Company            Goldendale Holding Company
     Northwest Aluminum Specialties, Inc.     Goldendale Aluminum Company
                      Northwest Aluminum Technologies, LLC

                           Key Terms of Exchange Offer

o    Expires 5:00 p.m., New York City            o     Tenders of outstanding notes may be
     time, ______________, 1999, unless                withdrawn any time before the
     extended                                          expiration of the Exchange Offer

o    Not subject to any conditions other         o     The exchange of notes will not be a
     than the Exchange Offer does not                  taxable exchange for United States
     violate law or any interpretation of              federal income tax purposes
     the staff of the Securities and
     Exchange Commission                         o     The terms of the notes to be issued
                                                       are identical to the outstanding
o    All outstanding notes that are validly            notes, except for certain transfer
     tendered and not validly withdrawn                restrictions and registration rights
     will be exchanged                                 with respect to the outstanding notes

This investment involves risks. See the Risk Factors section beginning on page
19.

Neither the Securities and Exchange Commission nor any state securities commission has approved the notes to be distributed in the Exchange Offer, nor have any of these organizations determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            _________________, 1999

                                TABLE OF CONTENTS


Prospectus Summary..........................................................3

Risk Factors...............................................................19

Selected Combined Financial Data...........................................32

Management's Discussion and Analysis of Financial Condition and
         Results of Operations.............................................34

Business...................................................................47

Management.................................................................62

Executive Compensation.....................................................65

Certain Transactions.......................................................67

The Exchange Offer.........................................................69

Description of Notes.......................................................78

Description of Certain Other Indebtedness and Goldendale Preferred Stock..130

Description of Capital Stock..............................................133

Certain United States Federal Income Tax Consequences.....................134

Plan of Distribution......................................................135

Legal Matters.............................................................135

Experts...................................................................135

Change of Accountants.....................................................136

Additional Information....................................................136

Index to Financial Statements.............................................F-1

                               PROSPECTUS SUMMARY

     On the cover page, in this summary and in the "Risk Factors" section starting on page 19, the words "Company," "we," "our," "ours" and "us" refer only to Golden Northwest Aluminum, Inc. and not to any of our subsidiaries. The following summary contains basic information about this Exchange Offer. It may not contain all the information that is important to you. For a more complete understanding of the Exchange Offer, we encourage you to read this entire document.

                               The Exchange Offer

     On December 21, 1998, we completed a private offering of 12% First Mortgage Notes due 2006. The notes were sold for an aggregate purchase price of $150,000,000. The notes are

    o secured by a first priority security interest in substantially all of our and our subsidiaries' real property, plant, equipment and other assets and a pledge of all of the capital stock of our subsidiaries, and

    o guaranteed by our subsidiaries Northwest Aluminum Company, Northwest Aluminum Specialties, Inc., Northwest Aluminum Technologies, LLC, Goldendale Holding Company and Goldendale Aluminum Company.

     We entered into a Registration Rights Agreement with the initial purchasers in the private offering in which we agreed to deliver to you this Prospectus and to complete the Exchange Offer by May 20, 1999. This Exchange Offer entitles you to exchange your notes for notes with identical terms that are registered with the Securities and Exchange Commission. If the Exchange Offer is not completed by May 20, 1999, the interest rate on the notes will be increased to 12.25% per year. You should read the discussion under the heading "The Exchange Offer" beginning on page 69 and "Description of Notes" beginning on page 78 for further information about the registered notes.

     We believe the notes issued in the Exchange Offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, subject to certain conditions. You should read the discussion under the headings "-- The Exchange Offer" beginning on page 9 and "The Exchange Offer" beginning on page 69 for further information regarding the Exchange Offer and resale of notes.

                                   The Company

Overview

     Who We Are

     We produce primary aluminum and selected specially engineered, value-added aluminum products. Our revenue is generated through fees from tolling alumina into aluminum and sales of value-added aluminum products. At our two facilities east of Portland, Oregon, we operate two primary aluminum smelters with combined production capacity of 250,000 metric tons. We are one of the five largest primary aluminum producers in the United States.

     We operate our business through our subsidiaries. The following chart shows the organization of Golden Northwest Aluminum, Inc. and its subsidiaries and the percentage of each subsidiary owned by its direct parent. The subsidiaries are parties to a credit agreement with BankBoston, N.A. that provides for a $75 million senior secured revolving credit facility. There is no amount outstanding under that facility. You should read the discussion under the heading "Risk Factors -- Effective Subordination" for more information regarding your right to repayment.

     [graphic organizational chart omitted]

     Controlling Shareholder

     Brett E. Wilcox, Chairman of the Board and President of our company, beneficially owns 100% of our outstanding capital stock.

     What We Do

     We produce primary aluminum under tolling agreements with Hydro Aluminum Louisville, Inc. and Glencore, Ltd., two large international industrial and trading companies. In conjunction with our smelter operations, we operate three casthouses that produce a range of value-added aluminum products, including our proprietary line of direct-cast, small diameter, alloy billet products. We sell value-added billet and related products directly for extrusion or for further processing into final products such as automobile air-bag canisters, fire extinguishers, golf club heads, bicycle frames and a variety of automotive and aircraft parts.

Competitive Strengths

     We Believe We Are a Cost Competitive Aluminum Producer

     We are able to produce primary aluminum and value-added aluminum products at relatively low cost because of our:

     o    low cost hydroelectric power
     o    technical innovations
     o    competitive wage rates
     o    low overhead and
     o tolling agreements with industry leaders that ensure full smelter utilization.

     Our company and the previous owners of the smelters, including Martin Marietta Corporation, have periodically upgraded the smelters. These upgrades have resulted in improvements in efficiency as measured by power usage, carbon consumption and cell life. We have begun a $75 million facilities investment program, which we believe will further improve the efficiency of our smelter and casthouse operations.

     Our Value-Added Products Provide Diversification

     We are a leading supplier of value-added products such as extrusion billet, sheet ingot, small diameter billet and special alloy billet. We market these products directly to manufacturers for use in:

     o    automobile air-bag canisters
     o    fire extinguishers
     o    golf club heads
     o    bicycle frames and
     o    a variety of automotive and aircraft parts.

We are able to charge a premium for these products, which comprise a significant portion of our total production. Shipments of non-tolled, value-added products have increased from 153.7 million pounds, or 46.5% of net shipments, in 1993 to
263.9 million pounds, or 58.6% of net shipments, in 1997.

     Our Long-Standing Strategic Relationship with Alumina Suppliers Provides Stability

     We maintain a long-standing relationship with Norsk Hydro a.s., the largest industrial concern in Norway and a leading aluminum producer in Europe. This relationship has provided us with a reliable source of alumina, the main input in the production of primary aluminum. In turn, we are Hydro's main source of primary aluminum products in the U.S. All of the primary and value-added aluminum we produce at our facility in Goldendale, Washington is contracted under a tolling agreement with Hydro. Under the tolling agreement, Hydro provides us with alumina, which we then smelt into primary aluminum and further transform into value-added products. Hydro retains ownership of the alumina and the resulting aluminum products throughout the production process and we receive a fee for the work we perform.

     In addition, Hydro is providing proprietary technology to assist us with the facilities investment program, which we expect will increase the smelter and casthouse capacity and improve efficiency and environmental performance at our Goldendale facility. Finally, Hydro has loaned $20.0 million to Goldendale Aluminum Company, and may provide up to an additional $10.0 million to help finance the facilities investment program. Hydro's right to repayment is subordinate to your right of repayment on the notes.

     We have also maintained a relationship with Glencore Ltd., a major international metals and commodity trader. All of the primary aluminum capacity at our facility in The Dalles, Oregon is contracted under a tolling agreement with Glencore which expires in December 1999. This agreement has permitted us to operate our smelter at The Dalles at full capacity while developing our non-tolled, value-added business. However, our current consumption of primary aluminum for non-tolled value-added products exceeds the volume of primary aluminum tolled for Glencore. Consequently, we do not plan to renew the Glencore tolling agreement when it expires, and expect to realize cost savings as a result. Our relationship with Glencore remains strong, however, and we have signed a letter of intent for Glencore to supply the smelter at The Dalles with all of its alumina requirements from October 1, 1999 to December 31, 2004.

     Our Company's Strong Management Team and Employee Partnership

     Our senior executive officers average over 20 years of experience in the aluminum industry. We believe we have established a good relationship with the United Steelworkers of America, the union that represents our employees, and created an effective employee involvement program. We pay competitive base wage rates and allow employees to earn additional compensation through participation in our profit sharing plans, which are designed to encourage increased productivity, efficiency and cost control in all aspects of our business.

Business Strategy

     Our goal is to increase profitability by focusing on five key strategies:
(1) lowering the cost of production, (2) maximizing earnings from value-added products, (3) making strategic capital investments, (4) maintaining financial flexibility and (5) emphasizing innovation and technological improvements.

     Lowering the Cost of Production

     We consistently seek improvements in process efficiencies that enable us to lower production costs. Our largest production costs are electric power, raw materials and labor. In 1996 we entered into power sales and long-term transmission agreements with the U.S. Bonneville Power Administration that substantially reduced our electric power costs and provided access to the competitive bulk electric power markets. We expect this access to result in a further decline in the price we pay for power after our current BPA power sales contracts expire in 2001. In addition, we believe our facilities investment program will reduce our per pound cost of aluminum produced.

     Maximizing Earnings from Value-Added Products

     We seek to maximize earnings by increasing the volume and average margins on our value-added products. We expect our facilities investment program to increase value-added casthouse capacity at our Goldendale facility over a period of approximately 18 months from approximately 160 million pounds per year to approximately 264 million pounds per year. A new machining process recently implemented by Northwest Aluminum Specialties permits us to produce higher margin aluminum billet in any diameter from two to five inches. We have also developed a patented process for producing and transforming aluminum billet for semi-solid metal working.

     We also plan to enhance earnings on value-added products by allowing our tolling agreement with Glencore to expire. We are purchasing more primary aluminum than we toll for Glencore because of the increase in our sales of value-added products. By not renewing the agreement, we believe we can lower our costs by using primary aluminum we produce at our smelter in The Dalles in the production of value-added products.

     Making Strategic Capital Investments

     Our company and the prior owners of our smelters and casthouses periodically have invested in major technological improvements. From 1978 through 1981, Martin Marietta Corporation implemented new anode and cathode technology at the two smelters, modernized the electrical and environmental control systems, and added a third cell line at the smelter in Goldendale, Washington. In 1991 and 1997 Northwest Aluminum Specialties added new value-added production capabilities to enable it to enter new value-added markets.

     We are now undertaking a facilities investment program. The program is being partially financed by Hydro, which has provided $20.0 million and is committed to provide up to an additional $10.0 million for the expansion of the casthouse and the upgrade of the smelter cell lines at our facility in Goldendale. With Hydro's technological assistance, we plan to make cell improvements, which include among other things

     o    installing point-feeders to control alumina additions
     o    installing magnetic compensation to stabilize cell operations
     o    redesigning cathodes to optimize heat balance and
     o    improving computer controls and other related technologies.

We believe these technologies, which Hydro has already successfully implemented at a similar smelter in Norway, will increase the Goldendale smelter's capacity.

     We estimate that full implementation of the facilities investment program will be completed in approximately five years. We can control and vary the rate of the program because each cell can be individually and sequentially upgraded with minimal disruption to ongoing operations. Moreover, we expect to realize incremental benefits as individual cells are upgraded.

     Maintaining Financial Flexibility

     We have a $75.0 million revolving credit facility with a group of banks. Only $49.0 million of that amount was available on December 31, 1998 because of borrowing base limitations. We also can borrow up to $10.0 million from Hydro if we meet certain conditions. We believe the funds we received by selling the notes and our other sources of financing provide us with the financial flexibility

     o    to implement the facilities investment program
     o    for additional working capital needs and
     o for other corporate purposes, including the possible redemption of outstanding preferred stock of Goldendale Holding Company.

     Emphasizing Innovation and Technological Improvements

     We emphasize innovation and encourage employees to create and develop new technologies, processes and products. We have been issued patents for a new alloy and a new technology to smelt aluminum using inert metallic anodes and titanium dioxide cathodes. We also are implementing a patented process for casting and transforming aluminum for semi-solid metal working. Finally, we have applied for a patent for a process to recycle spent pot liner into marketable products.

Where You Can Reach Us

     Our mailing address is 3313 West Second Street, The Dalles, Oregon 97058. Our telephone number is (541) 296-6161.

                             The New Credit Facility

     In addition to offering the notes, our subsidiaries repaid and terminated their prior credit facility with BankBoston, N.A. and entered into a new credit agreement with BankBoston and others. Under the new agreement, our subsidiaries may borrow up to $75 million on a revolving basis. The obligations under the new credit agreement are secured by inventory, accounts receivable and other rights to payment and related intangibles of the subsidiaries. For more information about this revolving credit facility, see"Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources" on page 40 and "Description of Certain Other Indebtedness and Goldendale Preferred Stock" on page 130.

                               The Exchange Offer


Registration Rights Agreement....  You are entitled to exchange your notes for registered notes with substantially identical terms. The Exchange Offer is intended to satisfy these rights. After the Exchange Offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

The Exchange Offer...............  We are offering to exchange $1,000 principal amount of 12% First Mortgage Notes due 2006 of Golden Northwest Aluminum, Inc. that have been registered under the Securities Act of 1933 for each $1,000 principal amount of its outstanding 12% First Mortgage Notes due 2006 which were issued in December 1998 in a private offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for registered notes.

                                   There are $150 million principal amount of notes outstanding.

                                   We will issue registered notes promptly after the expiration of the Exchange Offer.

Resales..........................  We believe the notes issued in the Exchange
                                   Offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 provided that


                                   o the notes received in the Exchange Offer are acquired in the ordinary course of your business

                                   o you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the notes issued to you in the Exchange Offer, and

                                   o    you are not an "affiliate" of ours.

                                   Each broker-dealer issued notes in the
                                   Exchange Offer for its own account in
                                   exchange for notes acquired by the
                                   broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of the notes issued in the Exchange Offer. A broker-dealer may use this Prospectus for an offer to resell, resale or other retransfer of the notes issued to it in the Exchange Offer.

Expiration Date..................  The Exchange Offer will expire at 5:00 p.m.,
                                   New York City time, ___________, 1999, unless we decide to extend the expiration date.

Conditions to the Exchange
         Offer...................  The Exchange Offer is not subject to any condition other than the Exchange Offer does not violate law or any interpretation of the staff of the Securities and Exchange Commission.

Procedures for Tendering
   Outstanding Notes
   Held in the Form of
   Book-Entry Interests..........  The outstanding notes were issued as global securities in bearer form without interest coupons. The outstanding notes were deposited with U.S. Trust Company, National Association, as book-entry depositary, when they were issued. U.S. Trust Company issued a certificateless depositary interest in each note, which represents a 100% interest in the note, to The Depository Trust Company ("DTC"). Beneficial interests in the notes, which are held by direct or indirect participants in DTC through the certificateless depositary interests (the "Book-Entry Interests"), are shown on, and transfers of the notes can be made only through, records maintained in book- entry form by DTC (with respect to its participants) and its participants.

                                   If you are a holder of a note held in the form of a Book-Entry Interest and you wish to tender your Book- Entry Interest for exchange pursuant to the Exchange Offer, you must transmit to U.S. Trust Company, as exchange agent, before the Expiration Date:

                                        Either

                                   o    a properly completed and duly executed
                                        Letter of Transmittal, which accompanies this Prospectus, or a facsimile of the Letter of Transmittal, including all other documents required by the Letter of Transmittal, to the Exchange Agent at the address set forth on the cover page of the Letter of Transmittal;

                                        Or

                                   o a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the Exchange Agent and forming a part of a confirmation of book entry transfer in which you acknowledge and agree to be bound by the terms of the Letter of Transmittal;

                                        And, Either

                                   o    a timely confirmation of book-entry
                                        transfer of your outstanding notes into
                                        the Exchange Agent's account at DTC,
                                        pursuant to the procedure for book-entry transfers described in this Prospectus under the heading "The Exchange Offer-- Book-Entry Transfer" beginning on page 74, must be received by the Exchange Agent on or prior to the Expiration Date;

                                        Or

                                   o    the documents necessary for compliance
                                        with the guaranteed delivery procedures
                                        described below.

Procedures for Tendering
         Certificated Notes......  If you are a holder of a beneficial interest in the outstanding notes, you are entitled to receive, in exchange for your beneficial interest, certificated notes which are in equal principal amounts to your beneficial interest. As of this date, however, no certificated notes were issued and outstanding. If you acquire certificated notes before the Expiration Date, you must tender your registered notes in accordance with the procedures described in this Prospectus under the heading "The Exchange Offer--Procedures for Tendering Notes" beginning on page 71.

Special Procedures for
         Beneficial Owners........ If you are the owner of a beneficial interest and your name does not appear on a security position listing of DTC as the holder of that interest or if you are a beneficial owner of certificated notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender that interest or certificated notes in the Exchange Offer, you should contact the person in whose name your interest or certificated notes are registered promptly and instruct such person to tender on your behalf.

Guaranteed Delivery
         Procedures..............  If you wish to tender your notes and time will not permit your required documents to reach the Exchange Agent by the Expiration Date, or the procedure for book-entry transfer cannot be completed on time or certificates for registered notes cannot be delivered on time, you may tender your notes pursuant to the procedures described in this Prospectus under the heading "The Exchange Offer--Guaranteed Delivery Procedures" beginning on page 74.

Withdrawal Rights................  You may withdraw the tender of your notes at any time before 5:00 p.m. New York City time on ___________, 1999.

Certain U.S. Federal Income
         Tax Consequences........  The exchange of notes will not be a taxable exchange for U.S. federal income tax
                                   purposes. You will not recognize any taxable gain or loss or any interest income as a result of the exchange.

Exchange Agent...................  U.S. Trust Company, National Association is
                                   serving as exchange agent in connection with the Exchange Offer.

                   Summary of the Terms of the Exchange Notes

     The form and terms of the notes to be issued in the Exchange Offer are the same as the form and terms of outstanding notes except that the notes to be issued in the Exchange Offer will be registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer. The notes issued in the Exchange Offer will evidence the same debt as the outstanding notes, and both the outstanding notes and the notes to be issued are governed by the same indenture.


Aggregate Amount.................  $150,000,000 aggregate principal amount of
                                   12% First Mortgage Notes due 2006 of Golden
                                   Northwest Aluminum, Inc.

Maturity.........................  December 15, 2006.

Interest.........................  Annual rate - 12% Payment frequency - every six months on June 15 and December 15
                                   First payment - June 15, 1999.

Optional Redemption..............  On or after December 15, 2002 we may redeem some or all of the notes at any time at the redemption prices listed in the section "Description of Notes" under the heading "Optional Redemption."

Assets Pledged to Secure Notes...  To secure these notes, we

                                   (1)  granted a first priority security
                                        interest in substantially all of our
                                        subsidiaries' real property, plant and
                                        equipment and some other assets,
                                        excluding, among other things, the
                                        tolling agreements with Hydro and
                                        Glencore and our subsidiaries'
                                        inventory, accounts receivable and other rights to payment and related intangibles and

                                   (2)  pledged all of the stock we own in our
                                        direct and indirect subsidiaries.

                                   We granted the same security to Hydro under our note purchase agreement with Hydro. The interest in assets and stock securing the notes is senior to the interest in assets and stock securing the Hydro notes. See "Description of Notes -- Security" beginning on page 81.

Subsidiary Guarantors............  Each of our direct or indirect wholly owned subsidiaries is a guarantor of the notes. If we cannot make payments on the notes when they are due, the guarantor subsidiaries must make them.

Ranking..........................  These notes and the subsidiary guarantees are referred to as senior debts because they are not expressly subordinated to any of our other indebtedness. They rank ahead of all our current and future indebtedness and the current and future indebtedness of our subsidiaries if the indebtedness is expressly subordinated to the notes.

                                   These notes and the subsidiary guarantees:

                                   o    rank equally with other senior debt

                                   o    rank ahead of all of the subordinated
                                        debt with Hydro and

                                   o rank below indebtedness to the extent of any collateral securing it.

Mandatory Sinking Fund
or Redemption....................  Generally, we are not required to redeem the notes or make sinking fund payments on them.

Change of Control................  If our ownership structure materially changes, we must offer to buy any or all the notes you wish to sell. We must pay you 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, on the date we buy the notes.

Basic Covenants of the Indenture.  We will issue the exchange notes under our indenture with U.S. Trust Company, National
                                   Association. Among other things, the
                                   indenture restricts our ability and the
                                   ability of our subsidiaries to:

                                   o    make some payments and investments
                                   o    incur additional indebtedness
                                   o    create liens
                                   o    agree to payment restrictions affecting
                                        subsidiaries
                                   o    engage in mergers, consolidations and
                                        asset sales
                                   o    conduct our business
                                   o    engage in transactions with our
                                        affiliates and some subsidiaries and
                                   o    make issuances and sales of capital
                                        stock of our wholly owned subsidiaries.

                                   For more information, see "Description of Notes -- Material Covenants" beginning on page 85.


                                  Risk Factors

     You should carefully consider the information under the caption "Risk Factors" beginning on page 19 and all other information in this document before tendering your notes in the Exchange Offer.

                Summary Combined Historical Financial Information

     The summary combined historical financial information set forth below was derived from the Combined Financial Statements beginning on page F-1. This summary should be read together with these sections and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page
34. Our summary combined historical financial information includes the accounts of Northwest Aluminum Company, Northwest Aluminum Specialties, Inc. and Northwest Aluminum Technologies, LLC, all of which report on a September 30 fiscal year, for all periods presented. They also include the accounts of Goldendale Aluminum Company, which reports on a calendar year, from May 22, 1996, the date it was acquired by our sole shareholder. Information for 1995 includes only the accounts of Northwest and Specialties, which then reported their operations on a 52 or 53 week period ending on the Sunday closest to August 31. The summary combined historical financial data as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 are derived from our unaudited combined financial statements and include all normal recurring adjustments that our management considers necessary to present fairly this data. The results for the nine months ended September 30, 1998 do not necessarily indicate the results that may be expected for the year ending December 31, 1998.


                                                       Fiscal Year Ended                         Nine Months
                                                       -----------------                     Ended September 30,
                                         September 3,    December 31,     December 31,     ---------------------
                                            1995            1996             1997          1997             1998
                                        ------------    ------------     ------------      ----             ----
                                                       (Dollars in thousands, except operating data)
Combined Statement of Operations
  Data:
Revenues...............................   $ 289,693       $373,038         $497,872       $363,282        $360,035
  Cost of revenues.....................     256,211        329,739          438,299        314,575         329,897
  General and administrative expenses..       8,293          9,746           15,327         10,574          12,087
  Depreciation and amortization........       7,711         13,584           19,069         13,881          14,553
  Operating income.....................      25,189         33,553           44,246         38,133          18,051
  Net income...........................      23,696         18,905           18,495         17,654           3,655

                                                                                         September 30, 1998
                                                                                       --------------------------
                                                                                       Actual      As Adjusted(1)
                                                                                       --------    --------------
Combined Balance Sheet Data:
  Cash and cash equivalents........................................................    $  1,122       $ 31,950
  Working capital..................................................................      41,108         87,280
  Total assets.....................................................................     332,895        367,840
  Total debt.......................................................................     131,775        170,000
  Minority interest(2).............................................................          --         29,663
  Total shareholders' equity.......................................................     116,728         85,379

(1) Adjusted to reflect the effect of the issuance of the notes, the refinancing of bank debt and the issuance of debt to Hydro. See
     "Description of Certain Other Indebtedness and Goldendale Preferred Stock" included elsewhere in this document.

                                       17

(2) As a result of the consolidation in which we became a holding company for our operating subsidiaries, generally accepted accounting principles required the outstanding Goldendale preferred stock to be reclassified and reported as minority interest.

                                  RISK FACTORS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including, in particular, the statements about the Company's plans, strategies and prospects under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we give no assurance these plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this Prospectus are set forth below and elsewhere in this Prospectus. All forward-looking statements attributable to the Company or persons acting on our behalf are expressly qualified in their entirety by the following cautionary statements.

Substantial Leverage -- Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

     We have a significant amount of debt. The following tables show certain important credit statistics:

                               September 30, 1998
         Total indebtedness ..................................    $216,200,000
         Shareholders' equity ................................    $116,700,000
         Debt to equity ratio.................................    1.85x

                                         Year Ended            Nine Months
                                     December 31, 1997  Ended September 30, 1998
                                     -----------------  ------------------------

         Ratio of earnings to fixed
           charges...................       2.1x                  1.1x

     Our substantial indebtedness could have important consequences to you. For example, it could or will

     o make it more difficult for us to satisfy our obligations with respect to these notes

     o increase our vulnerability to general adverse economic and industry conditions

     o limit our ability to fund future working capital, capital expenditures, research and development and other general corporate requirements

     o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing our cash flow available to fund working capital, capital expenditures, research and development efforts and other general corporate purposes

     o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate

     o place us at a competitive disadvantage compared to our competitors that have less debt

     o with the financial and other restrictive covenants in our indebtedness, among other things, limit our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

     See "Description of Certain Other Indebtedness and Goldendale Preferred Stock -- Revolving Credit Facility," "Description of Other Indebtedness and Goldendale Preferred Stock -- Hydro Subordinated Debt" and "Description of Notes -- Offer to Purchase the Notes."

Additional Borrowings Available -- Despite current indebtedness levels, we and our subsidiaries may still be able to borrow more money. This could further exacerbate the risks described above.

     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not prohibit us or our subsidiaries from doing so. Our credit facility permits total borrowings up to $75 million, and those borrowings would rank equally with the notes and the subsidiary guarantees. Our subordinated note purchase agreement with Hydro also allows us to borrow up to an additional $10 million in some circumstances. This debt would be subordinate to the notes and the subsidiary guarantees. The Indenture also permits us and our subsidiaries to incur other debt. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

     See "Selected Combined Financial Data," "Description of Certain Other Indebtedness and Goldendale Preferred Stock -- Revolving Credit Facility," "Description of Other Indebtedness and Goldendale Preferred Stock -- Hydro Subordinated Debt" and "Description of Notes -- Offer to Purchase the Notes."

Ability to Service Debt -- To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

     Our ability to make payments on or to refinance our indebtedness, including these notes, and to fund planned capital expenditures and research and development efforts, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our credit facility will be adequate to meet our future liquidity needs for at least the next few years. We do not assure you, however, that our business will generate sufficient cash flow from operations, that anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes on or before maturity. We do not assure you we will be able to refinance any of our indebtedness, including our credit facility and these notes, on commercially reasonable terms or at all.

Sensitivity to Prices -- Our revenues and earnings are heavily affected by the price of primary aluminum.

     Low prices for primary aluminum could adversely affect our revenues and earnings. One of our primary sources of revenue, tolling fees on primary aluminum products is tied to the price of aluminum on the London Metals Exchange. Decreases in the LME price have a substantial adverse effect on our revenues and earnings because we are unable to expand our volume of production and the costs of our smelter operations are largely fixed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Operations."

     Primary aluminum prices historically have been subject to significant cyclical price fluctuations. We believe the timing of changes in the market price of aluminum largely are unpredictable. Price fluctuations are affected by numerous factors beyond our control, including

     o    the overall demand for, and worldwide supply of, primary aluminum
     o    the availability and price of competing commodities
     o    international economic trends
     o    currency exchange rate fluctuations
     o    expectations of inflation
     o    actions of commodity market participants

     o    consumption and demand patterns and
     o    political events in major producing countries.

Over the ten year period between January 1, 1988 and December 31, 1997, the three-month LME price of aluminum has ranged between a low of approximately $0.47 per pound to a high of approximately $1.26 per pound. During this period prices averaged $0.73 per pound. From January 1, 1998 through November 30, 1998, the three-month LME price of aluminum averaged $0.63 per pound. At December 31, 1998, the LME price for primary aluminum was $0.56 per pound.

     As a result of the decline in the price for primary aluminum, our 1998 revenue and net income have been lower than they were in 1997 and we do not assure you they will return to historic levels. In addition, because fluctuations in the price for aluminum are largely unpredictable, we do not assure you future fluctuations or declines will not be severe or prolonged.

Holding Company Structure -- We are a holding company. As a result, we are dependent on our operating subsidiaries for the cash flow needed to repay the notes.

     Our company does not conduct any of its own operations, but rather serves as a holding company for our operating subsidiaries. As a result, we are dependent on distributions of the earnings of our subsidiaries through dividends, advances or payments on account of intercompany obligations to pay our debts, including the notes. Moreover, in the future, some new or existing subsidiaries may not be required to repay the notes or make funds available to us so that we may do so. In addition, a subsidiary's ability to make distributions to us is subject to state laws and contractual or other restrictions. Distributions also depend on results of operations of the subsidiaries and are subject to various business considerations. See "Description of Certain Other Indebtedness and Goldendale Preferred Stock."

     We have been a holding company only since December 1998. Our subsidiaries, although under common ownership since May 1996, generally have operated as independent businesses with separate boards of directors, executive management, operations, financing, financial reporting and employees. Our subsidiaries may continue to operate relatively autonomously for a period of time as we evaluate and develop appropriate practices and procedures for our consolidated company. As a result, we can provide you with only limited operating information about our company as a combined organization. We may experience difficulties in the implementation of a holding company structure and commencement of operations on a consolidated basis, including

    o     staffing and allocation of management resources
    o integration of operating and financial functions, systems and reporting and
    o     establishment of consolidated practices and procedures.

Effective Subordination -- Our obligation to repay you is subordinate to other lenders' rights to any collateral securing the lenders' loans to us. Proceeds from the sale of the collateral will be used to pay those lenders before they are used to repay you.

     Although the notes are equal or senior in rank to all of our indebtedness, a lender's right to any collateral securing its loan ranks ahead of our obligation to repay you on the notes. The subsidiaries' guarantees are also effectively subordinated to a lender's right to collateral. Our credit agreement with BankBoston is secured by our subsidiaries' accounts receivable, inventory and some related intangibles. As a result, BankBoston will be entitled to any proceeds of these assets up to the amount of money owed to it before any of those proceeds can be used to repay you. At December 31, 1998, the notes were not effectively subordinate to any secured indebtedness. The indenture permits us and our subsidiaries to place liens on some of our assets. These liens may, for example, secure purchase money indebtedness. The notes and the guarantees will be effectively subordinated to this purchase money indebtedness and other obligations secured by these liens. See "Description of Notes -- Ranking of Notes and Guarantees."

Restrictions Imposed by the Terms of Our Indebtedness -- The terms of our indebtedness place several restrictions on our ability to operate our business that could result in our inability to repay the notes.

     The indenture contains restrictions on how we operate our business. These restrictions limit, among other things, our ability and the ability of our subsidiaries to

     o    incur additional indebtedness
     o    pay dividends
     o    make certain other restricted payments
     o    create or incur liens
     o    issue or sell stock of some of our subsidiaries
     o    apply net proceeds from certain asset sales
     o    merge or consolidate with another person
     o sell, assign, transfer, lease, convey or otherwise dispose of substantially all of our assets or
     o    enter into transactions with affiliates.

Our other loan agreements, including our credit agreement with BankBoston, now contain and will contain in the future similar restrictive covenants and will require us to satisfy certain financial condition tests. Our ability to meet these financial tests could be affected by events beyond our control, and we do not assure you we will meet those tests.

     If we fail to comply with a restrictive covenant or a financial test, that failure could result in an event of default. On the occurrence of an event of default, the lenders could declare all amounts outstanding to be immediately due and payable. They also could proceed against the collateral granted to them to secure that indebtedness. An event of default under other indebtedness may constitute an event of default under the indenture. If any of our other indebtedness were accelerated, we do not assure you our assets would be sufficient to repay all of our indebtedness, including the notes.

     Restrictive covenants and financial tests limit our operating and financial flexibility. As a result, our ability to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and we may be prevented from engaging in transactions that might otherwise be considered beneficial to us. See "Description of Notes -- Material Covenants."

Other Secured Creditors -- The collateral securing our indebtedness to BankBoston will not be available to you until that indebtedness has been repaid.

     The indenture permits us to borrow up to $90.0 million from BankBoston. These borrowings are secured by our and our subsidiaries' accounts receivable, inventory and related intangibles. Accordingly, these items will not be available to you if we become the subject of bankruptcy, liquidation or similar circumstance until the money we owe to BankBoston is paid in full. We could owe BankBoston up to $75.0 million plus interest and expenses. Our accounts receivable represented $48.1 million, and our inventory represented $62.3 million, each on September 30, 1998, and are among our most liquid assets.

Limitations on the Collateral and the Guarantees -- The value of the collateral securing the debt under the notes is limited and may be insufficient to repay the notes if we are in bankruptcy.

     The pledge of the stock of our subsidiaries and the pledge of the real property, plant and equipment of our subsidiaries provide only limited security for the notes. Our subsidiaries' inventory, accounts receivable and related intangibles, including tolling agreements, are pledged to secure our obligations under our credit agreement with BankBoston. Any contracts, agreements, licenses and other instruments related to the real property collateral that by their express terms prohibit their assignment or the granting of a security interest in them are excluded from the collateral securing the notes.

     The collateral securing the notes was not appraised when the notes were offered. Accounting for depreciation, the combined book value on September 30, 1998 of our property, plant and equipment serving as collateral for the notes was approximately $117.5 million. Depending on market and economic conditions and the availability of buyers, the sale value of the collateral may be substantially different from its book value. Its value could also be affected if agreements and licenses necessary to operate our property, plant and equipment are not in place after bankruptcy. Some of these agreements and licenses are not pledged to secure the notes or guarantees of the subsidiaries and may be not included in the collateral for the notes. Accordingly, if we default on the notes, we do not assure you the indenture trustee would receive enough money from the sale of the collateral to repay you. Once the collateral has been sold, your claims against our remaining assets to repay any amounts still outstanding under the notes would be unsecured and would be subject to state fraudulent conveyance laws. See "-- Fraudulent Conveyance Matters," "-- Holding Company Structure" and "-- Effective Subordination."

     At least some of the collateral is illiquid and its market value may not be easy to ascertain. The collateral may not be saleable. Even if it is saleable, substantial delays could be encountered in its liquidation. Moreover, some of the collateral may be encumbered by liens, rights and easements granted to other parties, and these parties could exercise rights and remedies with respect to those assets. These actions could adversely affect the value of the collateral and the ability of the trustee to foreclose on it.

     The indenture may permit us to release collateral without the substituting other collateral in its place. See "Description of Notes -- Security."

     If a bankruptcy case is commenced by or against us before the indenture trustee has repossessed and disposed of the collateral, the right to repossession and disposal on a default by us could be significantly impaired. In the case of real property collateral, state law restrictions also could significantly impair the trustee's rights. See "-- Material Limitations under State Law" and "-- Material Bankruptcy Limitations."

     The indenture trustee, on your behalf, has entered into an intercreditor agreement with BankBoston. Among other things, the agreement allows BankBoston to enter any of our facilities to collect accounts receivable and to remove, sell or dispose of inventory after the trustee has obtained possession and control of our facilities that serve as collateral for the notes. BankBoston also may store its collateral on our premises. BankBoston's right to enter the premises and use the collateral could delay the liquidation of the collateral.

Material Limitations under State Law -- Oregon and Washington state laws may limit your ability to pursue our company for unpaid amounts under the notes and to accelerate repayment of the notes.

     Under Oregon and Washington law, a creditor holding a trust deed on real property, like the mortgage on our real property and improvements securing the notes, may enforce the lien through a judicial foreclosure or a non-judicial sale. If the creditor proceeds by nonjudicial sale, the creditor may not enforce any unpaid portion of the indebtedness as a personal liability of the debtor. The creditor would, however, be entitled to proceed against any other collateral pledged as security for the debt. Additionally, a guarantor is not liable for a deficiency judgment in Oregon and may limit its liability for a deficiency judgment in Washington to the difference between the outstanding debt and the value of the property sold by the trustee. Accordingly, if the trustee elects to proceed by non-judicial sale of our real property collateral located in Oregon or Washington, the law of those states could preclude recourse by you or the trustee against us and may limit or eliminate your recourse against our guarantor subsidiaries.

     With some exceptions, we are generally prohibited under the indenture from creating liens on (1) the collateral or (2) any other property unless the notes are also secured by the liens. The indenture also provides that you or the trustee can accelerate the maturity of the notes if the prohibition against creating liens is breached and the breach is not remedied within 30 days after we are given written notice of it. Under some court cases, to effect such an acceleration, you may need to demonstrate that enforcement is reasonably necessary to protect against impairment of your security or to protect against an increased risk of default. Although the foregoing court decisions may have been at least partially preempted by federal laws, the scope of this preemption is uncertain. Accordingly, an Oregon or Washington court could prevent you or the trustee from declaring a default and accelerating the notes because of a breach of this covenant. Such a decision could have a material adverse effect on your ability to enforce the covenant. See "Description of Notes -- Material Covenants -- Limitations on Liens" and "Description of Notes -- Defaults and Certain Rights on Default."

Material Bankruptcy Limitations -- The ability of the trustee to liquidate the collateral could be impaired if a bankruptcy case is commenced by or against us.

     If a bankruptcy case is commenced by or against us or our subsidiaries before the trustee repossesses and disposes of the collateral, the trustee's right to do so after we have defaulted on the repayment of the notes will likely be significantly impaired. Under federal bankruptcy laws, a secured creditor cannot repossess its security from a debtor in a bankruptcy case or dispose of security repossessed from the debtor without the bankruptcy court's approval. Moreover, as long as the secured creditor is given "adequate protection," federal bankruptcy laws permit the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments. The meaning of the term "adequate protection" varies according to circumstances, but it is intended to protect the value of the secured creditor's interest in the collateral. If the value of the collateral is diminished by the creditor's inability to repossess it or dispose of it or by its use by the debtor, adequate protection may include cash payments or the granting of additional security, as the court may determine in its discretion. Generally, adequate protection payments are not required to be paid by a debtor to a secured creditor unless the bankruptcy court determines that the value of the secured creditor's interest in the collateral is declining during the pendency of the bankruptcy case. Given the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, we do not predict how long payments under the notes or the guarantees could be delayed following commencement of a bankruptcy case, nor can we predict whether or when the trustee could repossess or dispose of the collateral or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection."

     In a federal bankruptcy case, the court has the power to confirm a plan for the reorganization of the debtor over the objection of creditors. Among other things, such a plan may change the interest rate and payment terms on obligations of the debtor. Thus, if we were involved in a bankruptcy case, a bankruptcy court could approve a reorganization plan that modifies the interest rate or payment terms on the notes.

Fraudulent Conveyance Matters -- Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

     Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee

     o received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee, and

     o    was insolvent or rendered insolvent by reason of the incurrence, or

     o was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital, or

     o intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending on the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if

     o the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets, or

     o the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or it could not pay its debts as they become due.

     On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay the debts as they mature. We do not assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

Risk to Secured Lenders under Environmental Laws -- Federal and state environmental laws may decrease the value of the collateral securing the notes and may result in you being liable for environmental clean-up costs at our facilities.

     Our facilities at Goldendale and The Dalles are classified in the same manner as similar aluminum smelters and casthouses in the industry as generating hazardous waste materials, and we have been required to undertake actions to remediate environmental conditions at these facilities. The notes and guarantees are secured by liens on real property that may be subject to known and unforeseen environmental risks, and these risks may reduce or eliminate the value of the real property as collateral for the notes. Moreover, under federal environmental laws, a secured lender may be obligated to remediate or may be liable for the costs of remediating releases or threatened releases of hazardous substances at a mortgaged property. There may be similar risks under various state laws and common law theories. The costs of environmental remediation are often substantial. See "Business -- Environmental and Health Matters."

     The state of the law is unclear as to whether and under what circumstances the obligation to remediate or the liability for remediation costs can be imposed on a secured lender. Under federal environmental laws, a lender may be liable if the lender or its agents or employees have participated in the management of the operations of the debtor, even though the environmental damage or threat was caused by a third party, a prior owner, a current owner or an operator other than the lender. A lender would be excluded from liability, however, if it is a person "who without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest." This secured creditor exemption protects a holder of a security interest, but generally only to the extent the holder is acting to protect its security interest in the facility or property. If a lender's activities begin to encroach on the actual management of the facility or property, the lender faces potential liability under federal environmental laws. Similarly, when a lender forecloses and takes title to a contaminated facility or property, the lender may incur liability in various circumstances, including when it

     o holds the facility or property as an investment, including leasing the facility or property to a third party
     o    fails to market the property in a timely fashion or
     o fails to properly address environmental conditions at the property or facility.

     Under the laws of some states, failure to perform required remediation may give rise to a lien on the property to ensure the reimbursement of the costs of such remediation. This type of lien is commonly referred to as a superlien. All subsequent liens on such property are subordinated to a superlien. In some states, even previously recorded liens are subordinated to a superlien. In these states, the security interest of a creditor in any collateral that is subject to a superlien could be adversely affected. While Oregon law provides for a superlien, the lien does not have priority over previously recorded liens. As noted above, however, the costs which might be incurred by any purchaser of the property in remediating environmental conditions could reduce or eliminate the value of the property as security for the notes and the guarantees.

     Before taking some actions, the trustee may request that you indemnify it for its costs, expenses and liabilities. Cleanup costs could become a liability of the trustee, and if you indemnified the trustee you could be required to help repay those costs. In addition, rather than acting through the trustee, you may in some circumstances act directly to pursue a remedy under the indenture. If you exercise that right, you could be deemed to be a lender and be subject to the risks discussed above.

Technological Improvements -- Our smelters are based on a technology which is generally not used in the design of newer smelters and our continued competitiveness depends on our ability to operate efficiently.

     The design of our smelters is based on a technology that is not generally used in the design of newer smelters. The newer smelter design has certain advantages and may permit primary aluminum production at a lower cost. To date, we have been able to compete because of the implementation of efficiency-enhancing technology at our smelters, cost- competitive wages and low power costs. Our ability to compete in the future will depend in part on our continued ability to rely on these factors. We do not assure you this reliance will be possible in the future. In addition, we intend to invest approximately $75.0 million in the facilities investment program. The facilities investment program may not produce technological improvements or other benefits, and the additional casthouse capacity may not be fully utilized. See "Business -- Operations" and "Business -- Facilities Investment Program."

     The aluminum industry is increasingly affected by advances in technology. Our ability to compete successfully may depend on the extent to which we are able to implement and exploit technological changes. Our failure to develop, anticipate or respond to these changes could have a material adverse effect on our company.

Electricity Costs -- Large increases in the cost of electricity could have a material adverse effect on us.

     Electricity is one of the largest cost inputs and can vary significantly from smelter to smelter. Electricity costs, therefore, can affect significantly the relative competitiveness of primary aluminum smelters. Large increases in the cost of electricity could adversely affect our earnings. Approximately 60% of our electricity requirements for the next two-and-a-half years will be provided by the BPA at pre-determined prices. The remaining 40% of our required electricity, however, is provided by direct purchase of bulk electric power at negotiated rates from various power marketers, including BPA, Avista Energy, PacifiCorp, Portland General Electric, Illinova Energy, Duke Energy and Washington Water Power. We are therefore subject to risks associated with the market price of electricity. Numerous short-term and long-term developments can affect electricity prices, including

     o    worldwide demand for fossil fuels
     o    changing environmental standards
     o the overall economic activity in the United States and the Pacific Northwest and
     o    weather temperature and precipitation.

As a result of the high percentage of hydroelectric power in the electricity supply of the Pacific Northwest, electricity prices in the region tend to be sensitive to drought conditions that reduce the availability of low cost hydroelectric power. See "Business -- Power Contracts."

Sources of Alumina -- We have been insulated from changes in the price of alumina because of our tolling agreements with Hydro and Glencore. The loss of either of these agreements would subject us to the risks associated with buying raw materials on the open market.

     We obtain all of our raw materials from outside suppliers. Our alumina requirements are met pursuant to agreements with our tolling partners, Hydro and Glencore. Our tolling agreement with Hydro has been extended to December 2011. Our tolling agreement with Glencore will expire on December 31, 1999, and we do not intend to renew it. Without either of these tolling agreements, we will be required to purchase alumina on the open market at prevailing prices. We do not assure you we will have the financial capacity to finance such open market purchases. In addition, without a long-term tolling contract, any limitation in the supply or any increased cost of alumina could have a material adverse effect on our operations and financial condition. See "Business -- Suppliers."

Dependence on Key Personnel -- Our management has been a key to our past success and the loss of any member of our management, especially Brett Wilcox, could have a material adverse effect on our operations.

     Our operating subsidiaries are dependent on their senior management and Mr. Wilcox, our President. The failure to retain Mr. Wilcox or a number of our senior management without appropriate replacements being hired could have a material adverse effect on us. See "Management."

Dependence on Key Customers -- Our business has been highly dependent on our tolling partners for revenue and any change in the status of these customers could have a material adverse effect on our business.

     Each of our smelter facilities is dependent on a single customer. Through their respective tolling agreements, Hydro and Glencore accounted for approximately 58% of our revenue in fiscal 1997 and approximately 56% of our revenue in the first nine months of fiscal 1998. If we lose either of these customers, either of them decide for any reason to materially decrease the amount of primary or value-added aluminum products they buy from us or either of them significantly change their manner of doing business, our business could be adversely affected. See "Business -- Operations."

Credit Risk -- Because we do not require collateral to secure customer receivables, our company is susceptible to the risk that our customers will not pay significant balances.

     When we sell products, we generally do not require collateral as security for customer receivables. Our subsidiaries have significant balances owing from customers that operate in cyclical industries and under leveraged conditions that may impair the collectibility of these receivables. For example, in the third quarter of fiscal 1998, we recorded a write-off of a long-term receivable from a value-added aluminum products customer of approximately $1.4 million. In other words, we do not expect to receive that money from that customer. Failure to collect a significant portion of amounts due on these receivables could have a material adverse effect on our results of operations or financial condition.

Financing Change of Control Offer -- We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

     On the occurrence of certain specific kinds of change of control events we will be required to offer to repurchase all outstanding notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of Notes -- Offer to Purchase the Notes."

                        SELECTED COMBINED FINANCIAL DATA

     The selected combined financial data presented below includes the accounts of Northwest Aluminum Company, Northwest Aluminum Technologies and Northwest Aluminum Specialties for all periods presented. It also includes the accounts of Goldendale Aluminum Company from May 22, 1996, the date Goldendale was acquired by Brett Wilcox, our sole shareholder. In the opinion of our management, the unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and include all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the nine months ended September 30, 1998 do not necessarily indicate the results that may be expected for the year ending December 31, 1998.

                                                                   Fiscal Year Ended                                 Nine Months
                                            -------------------------------------------------------------          Ended Sept. 30,
                                             Aug. 29,     Aug. 28,     Sept. 3,     Dec. 31,     Dec. 31,   -----------------------
                                                 1993         1994         1995         1996         1997        1997          1998
                                            ---------    ---------    ---------    ---------    ---------   ---------    ----------
                                                   (in thousands, except per share data and ratios)               (unaudited)
Income Statement Data:
Revenues................................... $ 161,568    $ 208,462    $ 289,693    $ 373,038    $ 497,872   $ 363,282    $ 360,035
Cost of revenues...........................   156,664      200,284      256,211      329,739      438,299     314,575      329,897
General and administrative expenses........     4,488        5,073        8,293        9,746       15,327      10,574       12,087
Interest expense...........................      (406)        (832)        (948)      (9,454)     (16,723)    (11,850)      (11,251)
Other income (expense), net................        58           76         (545)       1,442        4,246       3,333        1,540
Income before income taxes.................        68        2,349       23,696       25,541       31,769      29,616        8,340
Income tax expense.........................        --           --           --        6,636       13,274      11,962        4,685
Net income.................................        68        2,349       23,696       18,905       18,495      17,654        3,655
Net income per share of common
  stock-- pro forma........................        68        2,349       23,696       16,686       14,847      14,917          918
EBITDA(1)..................................     8,448       11,290       32,900       47,137       63,315      52,014       32,604
Ratio of earnings to fixed charges(2)......       1.2x         3.8x        26.0x         2.8x         2.1x        2.5x         1.1x
Balance Sheet Data:
Cash and cash equivalents.................. $     597    $     419    $   1,066    $   6,345    $   1,251   $   2,647    $   1,122
Working capital............................    17,912       20,861       43,512       61,908       36,398      43,116       41,108
Total assets...............................    84,664       98,336      113,656      350,815      347,011     338,784      332,895
Total long-term debt.......................     7,737       17,977        3,000      185,441      134,941     139,860      131,775
Goldendale Holding Company Preferred Stock.                                                        29,663      29,663       29,663
Total shareholders' equity.................    61,029       60,629       80,325      103,615      115,680     114,682      116,728

--------------

(1) EBITDA represents operating income before deductions for depreciation and amortization. EBITDA has been presented because we believe it is commonly used by investors to analyze operating performance and to determine a company's ability to incur or service indebtedness. EBITDA should not be considered in isolation or as a substitute for net income, cash flow from operations or any other measure of income or cash flow that is prepared in accordance with generally accepted accounting principles, or as a measure of a company's profitability or liquidity. In addition, our definition of EBITDA may not be identical to similarly entitled measures used by other companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements included elsewhere in this Prospectus.

                                       32

(2) For purposes of this computation, fixed charges consist of interest expense, amortization of deferred financing costs and dividends accrued on the Goldendale preferred stock. Earnings consist of income before income taxes plus fixed charges.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     In addition to reading this section, you should read the Combined Financial Statements that begin on page F-1 of this document. That section contains all of our detailed financial information, including our results of operations.

Basis of Presentation

     We were incorporated in the state of Oregon in June 1998 for the purposes of becoming the holding company of Goldendale Aluminum Company, Northwest Aluminum Company, Northwest Aluminum Technologies and Northwest Aluminum Specialties. For purposes of this section only, the term "Northwest Entities" refers to Northwest, Specialties and Technologies collectively. The combined historical financial statements include the accounts and results of operations for the Northwest Entities for all periods presented and the accounts and results of operations of Goldendale from May 22, 1996, the date of its acquisition by our sole shareholder. Goldendale's fiscal year-end is December
31. The Northwest Entities reported their operations on a 52 or 53 week period ending on the Sunday closest to August 31. To permit the combination of their financial statements with Goldendale's, the Northwest Entities changed their fiscal years-end to September 30 commencing with the year ended September 30, 1996. Following the acquisition of Goldendale, the combined financial statements present these fiscal years on a combined basis by reference to Goldendale's December 31 fiscal year, and present the nine month interim fiscal periods on a combined basis by reference to Goldendale's nine month periods ended September 30, 1997 and 1998. We do not believe seasonal or other factors materially affect the combination of these differing fiscal periods. For discussion purposes, our years ended December 31, 1997 and 1996 and September 3, 1995 are referred to as 1997, 1996 and 1995.

Recent Developments

     For the first nine months of 1998, the average price per pound of aluminum on the London Metals Exchange was $0.63, which was lower than the average price in any of the three prior years. Our revenue of $360.0 million for the nine months ended September 30, 1998 remained relatively constant compared to revenue of $363.3 million for the nine months ended September 30, 1997, principally because we have sold more value-added products. EBITDA, however, declined from $52.0 million for the nine months ended September 30, 1997 to $32.6 million for the nine months ended September 30, 1998. Recent LME prices have fluctuated around $0.56 per pound, and the timing of an increase in aluminum prices is uncertain. Largely as a result of the continuation of lower aluminum prices, we expect our results of operations, including net income and EBITDA, for the fourth quarter of 1998 and the year ended December 31, 1998 will continue to be adversely affected.

     For the three months ended September 30, 1998, Northwest Aluminum Company recorded unaudited revenues of approximately $70 million and incurred an unaudited net loss of approximately $3 million, principally as a result of increases in power costs and the continuation of relatively low aluminum prices. Because of the differing accounting periods described above, these results are not included in our combined results of operations for the nine months ended September 30, 1998 but will be included in the combined results of operations for the year ending December 31, 1998.

Overview

General

     Our revenue comes from two primary sources: (1) fees received from tolling alumina into primary and value-added aluminum products under tolling contracts with Hydro and Glencore, and (2) the sale of non-tolled value-added aluminum products to other customers. The amount of revenue from tolling activities varies depending on market aluminum prices (LME prices in particular), gross smelter production volumes and general economic conditions. The amount of revenue from non-tolled value-added sales varies depending on market aluminum prices, demand for our value-added products and the pricing premiums we are able to realize for such products.

     The aluminum industry is highly cyclical, with market prices fluctuating widely based on global supply and demand factors, most of which are beyond our control. As shown below, for the first nine months of 1998, the average LME price per pound of aluminum was lower than the average price in any of the three previous years. The average three month LME prices per pound of aluminum over the last three years and the nine month periods ended September 30, 1997 and 1998 were as follows:

                                                         Price Per
            Year Ended December 31,                          Pound
            -----------------------                          -----

               1995....................................   $   0.83
               1996....................................   $   0.70
               1997....................................   $   0.74

            Nine Months Ended
            -----------------
               September 30, 1997......................   $   0.74
               September 30, 1998......................   $   0.63

     We believe the current market price for aluminum is depressed due primarily to the softening in the economies of several Pacific Rim countries, which has cast concern on the prospects for future demand from this important aluminum consumption region. Recent LME prices have fluctuated around $0.56 per pound, and the timing of an increase in aluminum prices is uncertain. As of December 31, 1998, the three month LME price per pound of aluminum was $0.56. Accordingly, we believe our cash flow and earnings in the near term will be significantly lower than amounts reported for comparable prior periods.

     Our cash flow and earnings are highly sensitive to aluminum prices because production costs are largely fixed. At low market aluminum prices, we are able to reduce some variable costs, but most of the production costs of primary aluminum are constant in the short term, and therefore declines in market prices will cause declines in earnings. Conversely, increased market aluminum prices will cause increases in earnings. For these reasons we strive to maintain full plant utilization, which reduces the average cost per pound of aluminum.

     To reduce our reliance on market-priced primary aluminum and to improve overall profitability, we have pursued a strategy of increasing both our "tolled" and "non-tolled" value-added production through specialty casting and processing operations. Through these operations, we are able to realize premiums over market LME prices, the amount of which varies with the degree of value-added content of the product and uniqueness of the product in the marketplace. Our volume of value-added production has increased significantly over the past decade relative to the volume of our primary production. Our continued investment in value-added production operations is designed to further increase our value-added production capabilities. As a consequence of this strategy, the volume of non-tolled value-added production at Northwest and Specialties has grown from 153.7 million pounds in 1993 to 263.9 million pounds in 1997. As a result of this growth, we purchase at market prices more primary aluminum for further processing by Northwest and Specialties into non-tolled value-added products than we produce for Glencore under the tolling contract. Glencore's tolling contract allowed us to operate our smelter at The Dalles at full capacity while we were developing value-added products. The success of our non-tolled products, however, has reduced the importance of this contract, and we will not renew the tolling contract when it expires in December 1999. The effect of this non-renewal will be to eliminate the revenue and gross margin we derive from tolling aluminum for Glencore. This may be more than offset by an increase in gross margin from the sale of non-tolled products, because the underlying cost for primary aluminum will be our own production cost rather than the market price. We do not assure you, however, we will be able to realize any increased gross margin upon expiration of the Glencore tolling agreement.

Financial Effect of the Goldendale Acquisition.

     On May 22, 1996, Brett Wilcox, our sole shareholder, acquired Goldendale through a leveraged buyout. The transaction was recorded under the purchase method of accounting, requiring us to step up the basis of fixed assets acquired by approximately $46.0 million and record goodwill of approximately $101.0 million. The acquisition of Goldendale affects the comparability of our historical combined results of operations beginning in 1996. As required under purchase accounting, the results of Goldendale's operations are included in the historical combined financial statements only for periods following the acquisition date; accordingly, Goldendale's results of operations are not included in our 1995 operating results and are included for only part of 1996. Our reported annual depreciation and amortization expense increased by approximately $9.0 million as a result of the step up in the basis in the fixed assets and goodwill. Additionally, interest expense increased as a result of indebtedness incurred in the acquisition. Finally, unlike the Northwest Entities, Goldendale is subject to corporate income taxes. Northwest and Specialties have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code and Technologies is a limited liability company taxed as a partnership. Accordingly, income tax expense related to Goldendale has been reflected on our historical combined financial statements for all periods following the acquisition.

The Consolidation

     On December 18, 1998, Brett Wilcox contributed to Golden Northwest Aluminum, Inc. his membership interest in Technologies and all of the outstanding shares of common stock of Northwest, Specialties and Goldendale. The consolidation is treated for accounting purposes as a combination of entities under common control in a manner similar to a pooling of interests. The consolidation has not had and we do not expect it to have a significant impact on our financial position, results of operations or cash flows. In accordance with generally accepted accounting principles, however, the amount recorded as Goldendale preferred stock has been reclassified and recorded as a minority interest of our company.

Results of Operations

     The following table sets forth consolidated statement of income data as a percentage of revenues for 1995, 1996 and 1997, and for the nine month periods ended September 30, 1997 and 1998.

                                                           Year Ended                                  Nine Months
                                                           ----------                                     Ended
                                                  September 3,          December 31,                  September 30,
                                                  ------------    ----------------------          -------------------
                                                          1995            1996       1997            1997        1998
                                                  ------------    ------------   --------         -------       -----
Revenues..............................               100.0%          100.0%        100.0%           100.0%      100.0%
Cost of revenues......................                88.4%           88.4%         88.0%            86.6%       91.6%
                                                    ------           -----         -----            -----       -----
Gross margin..........................                11.6%           11.6%         12.0%            13.4%        8.4%
General and administrative expenses...                 2.9%            2.6%          3.1%             2.9%        3.4%
                                                    -------          -----         -----            -----       -----
Operating income......................                 8.7%            9.0%          8.9%            10.5%        5.0%
Interest expense......................                (0.3)%          (2.5)%        (3.4)%           (3.3)%      (3.1)%
Other income (expense), net...........                (0.2)%           0.3%          0.9%             1.0%        0.4%
                                                   -------           -----         -----            -----       -----
Net other expenses....................                (0.5)%          (2.2)%        (2.5)%           (2.3)%      (2.7)%
                                                   -------           -----         -----            -----       -----
Income before income taxes............                 8.2%            6.8%          6.4%             8.2%        2.3%
Income tax expense....................                 0.0%            1.8%          2.7%             3.3%        1.3%
                                                   -------           -----         -----            -----       -----
Net income............................                 8.2%            5.0%          3.7%             4.9%        1.0%
                                                   =======           =====         =====            =====       =====

Nine Months Ended September 30, 1998 Compared with Nine Months Ended September 30, 1997

     Primary and value-added aluminum produced under tolling contracts were
395.3 million pounds and 396.8 million pounds for the nine month periods ended September 30, 1998 and 1997, respectively. Revenues realized under these tolling contracts were $203.0 million during the nine months ended September 30, 1998 and $212.6 million during the nine months ended September 30, 1997. Shipments of non-tolled value-added aluminum products were 203.2 million pounds and 191.2 million pounds for the nine months ended September 30, 1998 and 1997, respectively. The increase in non-tolled value-added products resulted primarily from an increase in shipments of value-added billet produced at Northwest.

     Revenues decreased from $363.3 million in 1997 to $360.0 million in 1998, a decrease of 0.9%. Despite the decrease in market aluminum prices in 1998, revenues were relatively constant due to growing sales of value added products at Northwest and Specialties, which increased to $157.6 million for the nine month period ended September 30, 1998 from $149.8 million for the nine month period ended September 30, 1997. See "-- Overview."

     Gross margin decreased from $48.7 million in 1997 to $30.1 million in 1998, a decrease of 38.2%. As a percentage of revenues, gross margin declined from 13.4% to 8.4%. Gross margin declined due primarily to the decreased market prices of aluminum. In addition, power costs increased as a result of contractual terms in the power contract with the BPA which increased the amount of power required to be purchased at predetermined prices from BPA. Power costs in 1998 have been at rates we expect to continue through 2001.

     General and administrative expenses increased from $10.6 million in 1997 to $12.1 million in 1998, an increase of 14.3%. As a percentage of revenues, general and administrative expenses increased from 2.9% to 3.4%. The increase resulted primarily from the $1.4 million write-off of a long-term trade receivable.

     Interest expense decreased from $11.9 million in 1997 to $11.3 million in 1998, or 5.0%, primarily as a result of the lower level of debt outstanding.

     Income tax expense decreased from $12.0 million in 1997 to $4.7 million in 1998, or 60.8%, primarily as a result of a decrease in Goldendale's taxable income.

1997 Compared to 1996

     The results of operations for 1997 reflect the inclusion of the results of Goldendale's operations for the entire year of 1997 as compared with an approximately seven month period for 1996.

     Primary and valued added aluminum produced under tolling contracts increased from 315.7 million pounds in 1996 to 530.4 million pounds in 1997, generating $165.3 million in

1996 and $290.2 million in 1997. This increase resulted primarily from the inclusion of a full year of operations of Goldendale in 1997 as compared to a partial year in 1996 and the Hydro tolling agreement, effective January 1, 1997, under which Goldendale agreed to utilize 100% of its capacity to produce tolled product for Hydro. Shipments of non-tolled value-added aluminum products decreased from 274.1 million pounds in 1996 to 263.9 million pounds in 1997 as a result of the shift from non-tolled value-added product to tolled product at Goldendale, partially offset by the increased sales at Northwest and Specialties of 44.2 million pounds of non-tolled value-added product. Revenues from these products totaled $207.7 million in both 1997 and 1996.

     Revenues increased from $373.0 million in 1996 to $497.9 million in 1997, an increase of 33.5%. The increase in revenues resulted primarily from the inclusion of a full year of operations of Goldendale in 1997 and from increased volumes of tolled and non- tolled product at Goldendale and Northwest.

     Gross margin increased from $43.3 million in 1996 to $59.6 million in 1997, an increase of 37.6%. As a percentage of revenues, gross margin increased slightly between the two years, from 11.6% in 1996 to 12.0% in 1997.

     General and administrative expenses increased from $9.7 million in 1996 to $15.3 million in 1997, an increase of 57.3%. The increase resulted primarily from the inclusion of Goldendale for the entire year of 1997. As a percentage of revenues, general and administrative expenses increased slightly from 2.6% to 3.1%.

     Interest expense increased from $9.5 million in 1996 to $16.7 million in 1997, an increase of 76.9%, primarily as a result of a full year of indebtedness incurred as a result of the Goldendale acquisition, partially offset by our continued paydown of the Existing Credit Facility using cash flow from operations and asset sales.

     Other income increased from $1.4 million in 1996 to $4.2 million in 1997 primarily as a result of a $2.6 million gain recognized by us on the sale of two power generation turbines in 1997.

     Income tax expense increased from $6.6 million in 1996 to $13.3 million in 1997 primarily as a result of an increase in taxable income reported by Goldendale and the inclusion of Goldendale for the entire year in 1997.

1996 Compared to 1995

     Overall, the results of operations for 1996, as compared to 1995, reflect the inclusion of Goldendale's operations for the period in 1996 subsequent to its acquisition on May 22, 1996.

     Primary and value-added aluminum produced under tolling contracts increased from 186.9 million pounds in 1995 to 315.7 million pounds for 1996 and related revenues increased from $106.3 million in 1995 to $165.3 million in 1996. Shipments of non-tolled value-added aluminum products increased from 221.5 million pounds in 1995 to 274.1 million pounds in 1996 and related revenues increased from $183.4 million in 1995 to $207.7 million in 1996. These increases were primarily the result of the inclusion of approximately seven months of Goldendale production in 1996, partially offset by a decrease of approximately
52.0 million pounds of non-tolled value-added shipments from Northwest and Specialties due to our decision to reduce shipments during a period of depressed market prices and value-added premiums.

     Revenues increased from $289.7 million in 1995 to $373.0 million in 1996, an increase of 28.8%. Approximately $128.0 million of this increase was due to the inclusion of Goldendale operations for approximately seven months in 1996, offset by a decrease in revenues of $44.7 million at Northwest and Specialties. Due to lower aluminum prices, tolling revenues at Northwest declined. In addition, we decided to reduce value-added sales at Specialties when average LME prices decreased from $0.83 per pound in 1995 to $0.70 per pound in 1996.

     Gross margin increased from $33.5 million in 1995 to $43.3 million in 1996. Expressed as a percentage of revenue, gross margin remained unchanged for both years at 11.6%. Gross margin as a percentage of revenue was unchanged due to revenues from aluminum sales and the costs relative to aluminum purchases fluctuating in a directly proportional manner with the LME price of aluminum.

     General and administrative expenses increased from $8.3 million in 1995 to $9.7 million in 1996. Expressed as a percentage of revenues, this expense decreased from 2.9% in 1995 to 2.6% in 1996, as a result of lower bonuses paid to salaried employees.

     Interest expense increased from $900,000 in 1995 to $9.5 million in 1996 primarily as a result of the debt incurred in connection with the acquisition of Goldendale.

     Other income (expense) increased from $(500,000) in 1995 to $1.4 million in 1996 primarily as a result of fees earned by Goldendale related to third party usage of its Portland unloading facility.

     Income tax expense increased from $0 in 1995 to $6.6 million in 1996 due entirely to the inclusion of Goldendale's earnings for approximately seven months during 1996.

Liquidity and Capital Resources

     Historically, our cash and capital requirements have been satisfied through cash generated from operating activities and borrowings under our primary credit facilities. Before December 21, 1998, Goldendale, Northwest and Specialties operated under independent credit facilities which were scheduled to mature in 2001 and consisted of total borrowings at September 30, 1998 of $131.8 million under term loans and revolving credit facilities. See Note 5 to the Combined Financial Statements. We refinanced these credit facilities with proceeds from the sale of the notes and the note held by Hydro.

     Our new credit facility with BankBoston consists of a $75.0 million senior secured revolving credit facility collateralized by all of the inventory, accounts receivable and other rights to payment of our subsidiaries. Availability under the revolving line of credit is controlled by a borrowing base formula based on eligible receivables and inventory, and was approximately $49.0 million on December 31, 1998. See "Description of Certain Other Indebtedness and Goldendale Preferred Stock."

     Our liquidity and capital needs relate primarily to payment of principal and interest on outstanding borrowings, the funding of capital expenditures, including our facilities investment program, the funding of distributions to our sole shareholder to pay income taxes, working capital and other general corporate requirements, including the incremental working capital needs anticipated in connection with the potential termination of the Glencore tolling agreement. Additionally, the Goldendale preferred stock became redeemable at our discretion after December 31, 1998. We anticipate that the funds necessary to redeem the Goldendale preferred stock, if we so elect, would be drawn from our revolving credit facility with BankBoston. The initial redemption price for the Goldendale preferred stock will be $30.4 million plus any accrued but unpaid dividends. We are upgrading our management information systems, including hardware and software, to a fully integrated enterprise resource planning system. Northwest and Goldendale are executing a transition to SAP's R/3 enterprise resource planning system. Costs incurred and capitalized to date have amounted to approximately $2.0 million and will total approximately $6.0 million at completion. Furthermore, we are subject to a number of contingencies and uncertainties, including a potential income tax deficiency.

     Our statement of cash flows for the periods indicated are summarized below:

                                                      Year Ended
                                           ------------------------------------
                                           September 3,         December 31,          Nine Months      Nine Months
                                           ------------    --------------------          Ended             Ended
                                                   1995        1996        1997     Sept. 30, 1997    Sept. 30, 1998
                                           ------------    --------     -------     --------------    --------------
                                                                 (Dollars in thousands)
Net cash provided by operating
 activities.........................         $  24,827    $ 29,854    $ 56,092          $ 46,983         $ 16,898
Net cash used in investing
 activities.........................            (5,203)    (19,149)     (7,091)           (1,542)         (13,047)
Net cash used in financing
 activities.........................           (18,977)     (4,775)    (54,095)          (49,139)          (3,980)
Increase (decrease) in cash.........               647       5,930      (5,094)           (3,698)            (129)

     For the nine month period ended September 30, 1998, $16.9 million was provided by our operating activities, primarily as a result of net income, as adjusted for non-cash charges of $20.8 million, and a decrease in accounts receivable of $13.7 million, offset by a decrease in accounts payable and accrued expenses, including income taxes payable, of $17.2 million and a net increase in inventories and other assets of $0.6 million. Investing activities used $13.0 million primarily as a result of capital expenditures of $12.8 million. Financing activities used $4.0 million as a result of net repayments under our credit facilities. During the nine month period ended September 30, 1997, $47.0 million was provided by our operating activities, primarily as a result of net income, as adjusted for non-cash charges of $38.2 million, a net increase in accounts payable and accrued expenses, including income taxes payable, of $8.9 million, and a decrease in accounts receivable of $2.5 million, offset by an increase in inventories and other assets of $2.9 million. Investing activities used $1.5 million due to capital expenditures of $10.1 million, advances to our shareholder of $1.2 million and an increase in receivables from a related company of $2.8 million, offset by proceeds from the sale of assets of $12.6 million. Financing activities used $49.1 million, primarily as a result of net repayments of our credit facilities.

     Net cash provided by operating activities was $24.8 million, $29.9 million and $56.1 million for 1995, 1996 and 1997, respectively. The net cash provided by operating activities during 1997 was primarily attributable to net income, as adjusted for non-cash charges of $43.1 million, and an increase in accounts payable and accrued expenses of $26.6 million, offset by an increase in inventories of $9.5 million. The increase in inventories and accounts payable was due to a temporary modification of the Glencore metal repurchase terms which allowed us to extend the timing of payments due to Glencore. The net cash provided by operating activities during 1996 was primarily attributable to net income, as adjusted for non-cash charges of $36.1 million, and a decrease in inventories of $22.3 million, offset by a decrease in accounts payable and accrued expenses of $20.7 million and an increase in accounts receivable and other assets of $8.3 million. The decrease in inventories and accounts payable was primarily due to Goldendale's restructuring of its tolling agreement with Hydro whereby Hydro committed to usage of the entire Goldendale facility, thereby significantly reducing our requirements to purchase and hold our own inventory. The net cash provided by operating activities during 1995 was primarily attributable to net income, as adjusted for non-cash charges of $32.0 million, and an increase in accounts payable and accrued expenses of $10.6 million, offset by an increase in inventories of $14.7 million and an increase in accounts receivable of $2.8 million.

     Net cash used in investing activities was $7.1 million in 1997 compared to net cash used in investing activities of $19.1 million in 1996 and $5.2 million in 1995. Cash used in investing activities in 1997 primarily resulted from proceeds of $12.8 million received by us through the sale of certain of our power generation assets, offset by capital expenditures of $14.3 million and combined advances to our shareholder and a related company of $5.6 million. Cash used in investing activities in 1996 and 1995 were primarily attributable to capital expenditures of $19.9 million, and $5.2 million.

     Net cash used in financing activities was $19.0 million, $4.8 million and $54.1 million for 1995, 1996 and 1997. Net cash used in financing activities in 1997 was primarily attributable to $50.5 million in net repayments on our credit facility and $2.9 million paid in dividends. Net cash used in financing activities in 1996 was primarily attributable to $47.1 million in net borrowings under our credit facility for the acquisition of Goldendale, offset by $67.6 million paid in dividends for the acquisition of Goldendale. Net cash used in financing activities in 1995 was primarily attributable to $15.0 million in net repayments on our credit facilities and by $4.0 million paid in dividends. Annual dividends paid to our shareholder approximated his personal liability for federal and state income taxes related to Northwest's operations. In 1996 additional dividends of $44.5 million were paid to our shareholder that were used in the acquisition of Goldendale.

     We believe cash flow from operations, available borrowings under our revolving credit facility and under our note purchase agreement with Hydro and cash on hand will provide adequate funds for our foreseeable working capital needs, planned capital expenditures and debt service and other obligations through 2000.

     Our ability to fund operations, make planned capital expenditures, such as our facilities investment program, make principal and interest payments on the notes, and remain in compliance with all of the financial covenants under our debt agreements will be dependent on our future operating performance. Our future operating performance is dependent on a number of factors, including aluminum prices, many of which are beyond our control. These factors include prevailing economic conditions and financial, competitive, regulatory and other factors affecting our business and operations, and may be dependent on the availability of borrowings under our revolving credit facility or other borrowings. We do not assure you our cash flow from operations, together with other sources of liquidity, will be adequate

     o to make required payments of principal and interest on the notes and our other debt
     o    to finance anticipated capital expenditures
     o    to fund working capital requirements or
     o to fund the possible redemption of all outstanding shares of the Goldendale preferred stock.

If we do not have sufficient available resources to repay any of our indebtedness when it becomes due and payable, we may need to refinance the indebtedness. We do not assure you refinancing would be available or available on reasonable terms.

Seasonality and Inflation

     Our results of operations can be affected by seasonal factors, such as substantial increases in the cost of electricity in the fall and winter. We do not believe inflation has had a material effect on the combined financial statements for the periods presented.

Effect of Recently Issued Accounting Standards

     In June 1997, the Financial Accounting Standards Board issued two new disclosure standards.

     Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Our adoption of SFAS No. 130 on January 1, 1998 had no impact on our financial position.

     Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), Disclosures about Segments of an Enterprise and Related Information, which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, establishes standards for the new way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. We do not expect the adoption of SFAS No. 131, which will occur in our December 31, 1998 financial statements, to affect our financial position.

     In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132 ("SFAS No. 132"), Employers' Disclosures about Pensions and other Postretirement Benefits, which standardizes the disclosure requirements for pension and other postretirement benefits. We do not expect the adoption of SFAS No. 132 to affect materially our current disclosures.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized as income in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Based on our current and planned future activities relative to derivative instruments, we believe that the adoption of SFAS No. 133 on January 1, 2000 will not have a significant effect on our financial statements.

Year 2000 Compliance

     The following is a discussion of our year 2000 compliance status.

Goldendale

     Goldendale has reviewed its business and processing systems and determined that the majority of the systems are already year 2000 compliant. Goldendale has been working with a consultant and an internal committee of 50 employees to address the scope of the year 2000 issue and implement any necessary solutions. Although Goldendale believes the majority of its business and processing systems are already year 2000 compliant, Goldendale is upgrading its enterprise resource planning system. We have chosen ERP system software, and we have begun evaluating how to implement it. Goldendale is making inquiries of customers and suppliers on which the operations of the business are critically dependent to determine their year 2000 readiness. Our analysis of the responses from customers and suppliers received so far indicates substantial compliance with year 2000 issues, so we do not expect any material effect based on a third party's noncompliance. In the last year, Goldendale has expended nearly $100,000 on its year 2000 review and has budgeted $3.5 million over the next two years to upgrade and further integrate its business and process systems to maintain year 2000 compliance.

     Goldendale's year 2000 compliance analysis to date has identified its inventory system as year 2000 deficient. Goldendale is upgrading the ERP system software and is developing software upgrades to the inventory system in case the system upgrade is delayed beyond January 1, 2000. Until the upgrade is complete, Goldendale will continue to gather information and assess the possibilities of disruption to its operations, liquidity, and financial condition due to the year 2000 problem.

Northwest

     Northwest has retained outside experts to review its year 2000 readiness and make recommendations on how to become year 2000 compliant. To date, Northwest's major business systems have been reviewed and tested for year 2000 compliance. The majority of all critical business systems are year 2000 compliant since the latest implementation of SAP's R/3 ERP system. The business systems included are sales, accounting, purchasing, production, inventory management and plant maintenance. We have completed about half of the testing of Northwest's remaining information technology systems, including process systems, as well as the non-information technology systems for year 2000 compliance. We have identified some of Northwest's non-information technology systems as non-year 2000 compliant. We have adopted a plan to modify those systems lacking year 2000 compliance, with completion of the plan expected by mid-1999. Northwest is making inquiries of its customers and suppliers to determine the potential effect of their year 2000 readiness on its operations. To date, Northwest has not identified any vendors or suppliers whose year 2000 issues would have a material effect on it, but we do not assure you all of these parties will be year 2000 compliant.

     Over the past year, Northwest has spent approximately $2 million on its year 2000 review and implementation of solutions to identified year 2000 problems. Many of those expenditures have been used to upgrade the computer systems, not solely to resolve potential year 2000 problems. Northwest expects to spend another $500,000 to $2 million to complete its system upgrade and to resolve its year 2000 compliance issues. A contingency plan is under development to deal with a worst case year 2000 problem.

Interest Rate Risk Management

     We have entered into an interest rate swap agreement, which covers $20.0 million of notional principal amount at January 25, 1999 and which expires in 2003, to manage our exposure to interest rate risk on a portion of our variable rate borrowings. The fixed interest rate paid by us is 6.4%. Although we are exposed to loss on the interest rate swap in the event of nonperformance by the counterparties, we believe the likelihood of nonperformance is remote.

Employee Benefit Plan Matters

     The qualified retirement plans of Northwest and Goldendale are being tested by an outside consultant to determine whether those plans, and the qualified retirement plans of other entities owned 80% or more by Brett Wilcox or his spouse, meet discrimination and coverage requirements. Outcome of the testing is difficult to predict because the test is complex and includes employees of entities whose businesses are unrelated to our business. We believe if the test is failed Northwest or Goldendale may be able to redesign their plans to pass without material costs or adverse consequences. Alternatively, the qualified retirement benefits for companies other than Northwest or Goldendale may need to be enhanced. If those entities are financially unable to implement such a remedy, the tax qualification under Section 401(a) of the Internal Revenue Code of 1986 of the plans of Northwest and Goldendale could be jeopardized. If a plan fails and the enhancement of benefits of other entities is the necessary remedy, we believe the entities responsible for those remedies will be able to provide adequate enhanced benefits.

                                    BUSINESS

     Our company, through its three primary operating subsidiaries, Goldendale Aluminum Company, Northwest Aluminum Company and Northwest Aluminum Specialties, Inc., is a leading producer of primary aluminum and selected specialty engineered high quality value-added aluminum products. Our revenue comes from two main sources: fees received from tolling alumina into aluminum and sales of value-added aluminum products. At our two facilities on the Columbia River east of Portland, Oregon, we operate two primary aluminum smelters with combined production capacity of 250,000 metric tons, making us one of the five largest primary aluminum producers in the United States. We produce primary aluminum under tolling agreements with Hydro Aluminum Louisville, Inc. and Glencore, Ltd., two large international industrial and trading companies. In conjunction with our smelter operations, we operate three casthouses that produce a range of value-added aluminum products, including our proprietary line of direct-cast, small diameter, alloy billet products.

     We sell value-added billet and related products directly for extrusion for further processing into final products such as fire extinguishers, automobile air bag canisters, golf club heads, bicycle frames and a variety of automotive and aircraft parts. We believe our cost competitive position, strategic relationships, investment in new smelting and casting technologies and mix of higher-margin, value-added products are key competitive advantages and have been primary determinants of our historical profitability.

     We believe we rank among the lower cost aluminum producers in the United States. We attribute our historical profitability to a number of factors including access to and innovative procurement of low-cost hydroelectric power, technical innovation at the plant level, good labor relations and low levels of corporate overhead.

Operations

     We conduct our business and derive revenue through two principal business activities: the production of primary aluminum under tolling contracts and the production of value-added specialty aluminum products under tolling contracts and for direct sales.

Production of Primary Aluminum

     Our subsidiaries operate two aluminum smelters in The Dalles, Oregon and Goldendale, Washington. The smelters have the capacity to produce approximately 250,000 metric tons of primary aluminum per year. A metric ton is equal to 2,204.6 pounds. These smelters consist of 826 vertical pin Soderberg technology reduction cells organized into five pot lines. The smelters use advanced conservation technology, computer control procedures and environmental control equipment to enhance their efficiency. Capital investment in the facilities by us and the smelters' previous owners over the life of the facilities, competitive wage rates, access to low cost hydroelectric power, low overhead and tolling agreements that insured full smelter utilization have also contributed to the smelters' efficiency. The efficiency of the smelters allows us to maintain a competitive cost position relative to other industry participants, many of which are significantly larger than we are. Our operating efficiencies and competitive cost position allowed us to maintain positive net earnings through industry cycles in the last dozen years, including the 1992-1993 industry down cycle.

     Smelting Methods. Smelting, which involves the reduction of alumina to aluminum ingot, is an electrolytic process. Raw alumina is dissolved in an electrolytic bath in large cells, or pots, which are insulated with brick and lined with carbon. The cell lining acts as the negative cathode, and a carbon block, which is partially immersed in the electrolytic bath serves as a positive anode. The carbon anode is composed of petroleum coke and coal tar pitch and is consumed in the smelting process, as oxygen released from alumina in the reduction process binds with the carbon to form carbon dioxide. Because of the high cost of removing metallic impurities from aluminum, careful attention must be given to avoiding impurity introduction by way of the raw materials used in the anode manufacturing process. Petroleum coke and coal tar pitch are used as the carbon and binder sources because of their relatively high purity. Gases and particulate matter are collected in the hood around the lower rim of the anode casing and are passed through the smelter's air and water purification systems. Molten aluminum is drawn from the bottom of the cell, and, typically, poured into molds as unalloyed metal, or sow, or routed into holding furnaces where various alloying ingredients may be added before casting into plate, slab, logs or ingot.

     The world's aluminum smelters are evenly split between two basic anode technologies, Soderberg and pre-bake. The two processes differ only in the fabrication and connection of the carbon anode. Most recently constructed smelters use pre-bake technology, which has certain inherent advantages relative to Soderberg technology and may permit primary aluminum production at a lower cost, albeit at a higher initial investment.

     Soderberg anodes are baked by utilizing waste heat from the smelting cell and, as such, are referred to as self-baking. A steel casing or mold six to eight meters by two meters containing the coke aggregate and coal tar pitch mixture is mounted over the smelting cell and its contents bake as they progress toward the electrolytic bath. The carbon mass is allowed to slip through the casing at the rate of its oxidation in the electrolytic bath. In the vertical spike version of the Soderberg cell, electrical contact is made by steel tipped aluminum spikes entering from the top. They are pulled by a special tool and reset as their tips approach the electrolytic bath surface due to consumption of the anode. In the horizontal spike version of the Soderberg cell the steel-aluminum spikes enter through the side of the casing instead of through the top. They must be removed and reset as the anode is consumed.

     Pre-bake anodes are formed by blending sized petroleum coke aggregate and coal tar pitch, molding it into blocks complete with preformed electrical connection sockets by hydraulic pressing or vibration forming, and firing in oil- or gas-fired ceramic-lined ring furnace pits. A typical block is 70 cm wide, 125 cm long and 50 cm high. Electrical contact and physical support is obtained through aluminum or copper rods welded or bolted to steel stubs. The stubs are set in the anode sockets and molten cast iron is poured around them to produce a strong joint with low electrical resistance.

     Goldendale Smelter. The smelter in Goldendale, Washington was built in 1971, making it the most recently constructed aluminum smelter in the Pacific Northwest, and was expanded in 1981. The total annual production capacity of the Goldendale smelter is 168,000 metric tons of primary aluminum output. The Goldendale smelter employs vertical pin Soderberg technology and consists of 526 reduction cells organized into three pot lines. The Goldendale smelter has undergone a number of technology upgrades during its lifetime. These upgrades have resulted in a significant improvement in production efficiencies over the years as measured by energy consumption, carbon consumption and cell life.

     The Goldendale smelter was constructed from engineering plans based on Hydro's Karmoy, Norway facility, and as such is similar in terms of layout, smelter design and operating processes. The Goldendale smelter was also designed to operate in tandem with our smelter located in The Dalles, Oregon.

     Northwest Smelter. Located across the Columbia river and approximately 35 miles west of the Goldendale smelter, our smelter in The Dalles produces primary aluminum. Built in 1958, The Dalles smelter consists of 300 vertical pin Soderberg reduction cells organized into two pot lines. The smelter's production capacity is about 82,000 metric tons of primary aluminum per year.

     We also operate a carbon plant at The Dalles facility. The plant produces approximately 40,000 metric tons of carbon briquettes, which are consumed during the alumina reduction process. We have surplus capacity in the plant and recently have begun selling briquettes to a non-affiliated aluminum producer.

     Tolling Agreements. Each of Northwest Aluminum Company and Goldendale Aluminum Company is party to a tolling agreement relating to the production of primary aluminum and, in the case of Goldendale, value-added products.

     The Hydro Tolling Agreement. Goldendale and Hydro Aluminum Louisville, Inc. entered into a ten-year contract effective January 1, 1997. The Hydro tolling agreement has been extended another five years, until December 2011.

     Under the terms of the Hydro tolling agreement, Goldendale must use its smelter exclusively to produce at least 157,000 metric tons of aluminum annually from the alumina supplied to it by Hydro, and Hydro is required to supply sufficient alumina to enable Goldendale to produce that amount of aluminum. Hydro supplies the alumina at no cost to Goldendale, and at all times the alumina and aluminum inventory is owned by Hydro. Goldendale bears the entire cost of unloading and storing the alumina and transporting it to the smelter from Goldendale's unloading facility. Hydro pays a tolling fee to Goldendale for converting the alumina to aluminum based on a percentage of the price of aluminum on the London Metals Exchange. Pursuant to its tolling agreement with Hydro, Goldendale receives an additional tolling fee for casting the aluminum into value-added "casthouse products" such as extrusion billet, foundry "T" or sheet ingot. In addition, Goldendale shares premiums that Hydro is able to realize on sales of value-added products in the market. Hydro is required to place orders for at least 70,000 metric tons of value-added products each year. The tolling agreement also specifies quality and efficiency requirements. If the products or production schedules do not meet the required specifications, the parties have agreed to work together to identify and correct the problem; however, Hydro may terminate the agreement if Goldendale's production were to continue to fall below the product or schedule specifications.

     The Hydro agreement also requires Goldendale to use any additional smelter capacity resulting from the installation of new point feeder technology under the facilities investment program exclusively to produce aluminum products for Hydro, subject to some maximum volumes. Hydro is required to supply sufficient alumina to enable Goldendale to produce the additional volume. However, Hydro's commitment to place orders for value-added products remains at 70,000 metric tons and has not been increased to reflect the additional casthouse capacity expected to result from the facilities investment program.

     The Glencore Tolling Agreement. Northwest entered into a tolling contract with Glencore, Ltd. in September 1986, which was extended through December 1999. Under the Glencore tolling agreement, Glencore provides alumina to Northwest for conversion into primary aluminum. Glencore must supply enough alumina to support the full production capacity of the Northwest smelter, and Northwest must use its best efforts to produce 82,000 metric tons of aluminum ingot and other finished products for Glencore in exchange for a tolling fee based on a certain percentage of the London Metals Exchange price for aluminum. Northwest bears the cost of unloading and storing the Glencore alumina and transporting it to the Northwest smelter.

     Northwest has the right to buy back part of the metal supplied to Glencore, which Northwest uses in its value-added operations. Due to the growth of its value-added operations, Northwest has increased its purchases of primary aluminum from Glencore and now purchases more primary aluminum from Glencore than the production capacity of the Northwest smelter. Glencore's tolling contract allowed us to operate The Dalles smelter at full capacity while we had no developed market for our smelter production. The success of our non-tolled products, however, has reduced the importance of this contract, and we will not renew the tolling contract when it expires in December 1999. We have, however, entered into a letter of intent with Glencore to have Glencore supply the smelter at The Dalles with all of its alumina requirements from October 1, 1999 to December 31, 2004.

     Once the Glencore tolling agreement expires, we will no longer count as primary aluminum production the output that is directly consumed by our value-added casting operations.

     Unloading Facilities. We receive raw alumina at our Portland, Oregon unloading facility. The facility is served by a ship channel maintained by the U.S. Army Corps of Engineers. Three steel silos are located on the property with the capacity to store 42,000 metric tons of alumina. Alumina is delivered to the facility by ship and is then transferred into silos for short-term storage and delivered to our smelters by rail. The unloading facility has sufficient capacity to handle our unloading and storage requirements.

Production of Value-added Specialty Aluminum Products

     We operate a value-added production operation which blends primary aluminum produced at both our smelters (which is purchased from Hydro and Glencore) and by other aluminum producers and various alloys into a variety of value-added products, including proprietary small diameter billet ("SDB") and related products. Our SDB products are cast directly from molten aluminum in a process that eliminates the expense associated with the extrusion process typically required to manufacture SDB products. Our SDB products are frequently manufactured to customer specifications, and, as such, can be priced to provide us with enhanced margins relative to "commodity" aluminum products. Since Northwest Aluminum Specialties began its value-added operations in the early 1990s, the business has grown to represent a significant percentage of our total revenues. Our SDB products are typically forged or extruded by our customers into end use forms which include fire extinguishers, automobile air bag canisters, golf club heads, bicycle frames and a variety of automotive and aircraft parts.

     In late 1996, Specialties added a new billet machining operation which allows us to manufacture SDB in any diameter between 2 inches and 5 inches, within extremely tight engineering tolerances. Bar sawing capabilities were also added that allow us to deliver cut billet "pucks" that meet customer specifications. These new capabilities have led to additional business and opportunities that we believe will allow us to continue to increase the size of our value-added aluminum business and enhance the average premium received.

     At this time, our value-added standard extrusion billet and hot molten metal products that are not produced under tolling arrangements are sold at the Midwest market price (which includes a premium of $.03 to $.05 per pound over the London Metals Exchange price) plus a premium of between $.06 and $.13 per pound. Our specialty extrusion billet, hot closed die forging, cold impact forging and semi-solid forging are sold at the Midwest market price plus a premium of between $.13 and $.81 per pound.

Facilities Investment Program

     Both we and previous owners of our facilities periodically have made major investments in new plant and equipment. From 1978 to 1981, Martin Marietta Corporation made a major investment in both smelters by implementing new anode and cathode technology, modernizing electrical and environmental control systems and adding the third cell line at the Goldendale smelter. In 1991 and 1997 Northwest Aluminum Specialties added new casting capability.

     We are undertaking the facilities investment program to expand capacity and enhance operating efficiency. With the financial and technical support of Hydro, we plan to expand the casthouse at Goldendale and upgrade the cell lines at Goldendale and, possibly, at The Dalles. We intend to implement the facilities investment program over the next five years, in two stages.

     In the first stage, we plan to modernize the Goldendale casthouse and complete a demonstration of its new cell line technology. The Goldendale casthouse expansion is designed to increase the facility's capacity to produce value-added billet from 13 million pounds per month to an initial capacity of 22 million pounds per month, with the option to expand capacity to over 30 million pounds per month. The additional value-added production will be sold by Hydro under the tolling agreement, with the same sharing of market premiums in excess of costs. As discussed below, our share of any incremental earnings from the facilities investment program will be used to repay the debt owed to Hydro. Hydro has informed us that its own U.S. extrusion plants should be able to use this additional capacity. The expansion is underway, and we expect it to take 18 months to complete and to cost approximately $13.0 million.

     The first stage will also include a 12 to 18-month demonstration of the planned cell line improvements in a 30-cell section at Goldendale. Conversion of this section and the demonstration are budgeted to cost less than $7.0 million. Cell improvements include pointfeeders to control alumina additions, magnetic compensation to stabilize cell operations, cathode redesign to optimize heat balance, new computer controls and other related technologies. The technology for the cell line improvements has been licensed from Hydro, which already has implemented these changes at a similar smelter in Norway. Based upon Hydro's experience, we expect the improvements to increase smelter production, reduce average unit costs of production, increase production efficiencies and significantly reduce air emissions.

     We plan to begin the second stage of converting the remaining cells at both smelters when we complete the demonstration of our cell line upgrades and obtain all necessary permits. The conversion can be performed cell by cell, with minimal disruption of operations, and can be accelerated or slowed for market or other reasons. We estimate that conversion of the remaining cells at both smelters will cost approximately $55 million. Hydro has agreed, subject to certain conditions, to provide an additional $10.0 million of subordinated financing if we decide to convert the remaining cells at Goldendale. We expect the remaining $45 million, and any additional costs of the facilities investment program, will be funded through cash from operations and borrowings under our revolving credit facility.

Research and Development and Intellectual Property

     We have traditionally placed emphasis on innovation and research and development. We have laboratory facilities dedicated to environmental compliance, quality testing and research and development. We engage in several research and development activities designed to improve earnings by increasing value-added margins or reducing costs. Expenditures for activities designated as research and development were $544,000 in 1997, $898,000 in 1996, and $129,000 in 1995. We estimate that research and development expenditures were approximately $1.5 million in 1998. We also have received grants from state and federal governments for certain research and development activities.

     Our research and development encompasses five broad initiatives:

     o First, we undertake research and development to develop new alloys and casting and homogenizing practices that improve the characteristics of metal sold to customers. We endeavor to protect our proprietary interest in our products and processes by filing patent applications where appropriate and otherwise by seeking to protect them as trade secrets. This research has resulted in several proprietary products and an issued patent for a new alloy.

     o Second, we have focused research in the area of semi-solid metalworking ("SSM"). SSM is intended to give automotive and other parts the physical properties of forgings with the production cost of die castings. We have obtained a patent for the casting and transformation of aluminum to produce SSM parts.

     o Third, we have undertaken an initiative to develop a process to recycle Spent Pot Lining ("SPL"). We believe this process may allow SPL to be recycled into several marketable products rather than being treated and land filled at a significant cost. We have been notified that a patent will be granted for this process.

     o Fourth, our subsidiary, Northwest Aluminum Technologies, has acquired and expects to develop a new technology to smelt aluminum in a low temperature bath using inert metallic anodes and titanium dioxide cathodes. In our pursuit of this technology, we have acquired four patents and intend to file additional patent applications. We also have received two grants from the U.S. government to fund additional research to develop new smelting technologies.

     o Fifth, we engage in several other research and development projects to continuously improve our smelting and casting operations.

     Northwest Aluminum Specialties markets proprietary small diameter billet it produces under the registered trademark "Direct Forge."

Sales and Marketing

     Through their tolling agreements, Hydro and Glencore are our largest customers, accounting for 40% and 18% of our revenues in fiscal 1997 and 37% and 19% of our revenues for the nine months ended September 30, 1998. We directly sell value-added aluminum products to approximately 100 extruders, forgers, casters, traders and other customers throughout the United States and abroad. Northwest Aluminum Company's Vice President of Sales and Marketing oversees a small sales and customer service group that makes and supports these direct sales.

Suppliers

     The major raw materials we use are alumina, petroleum coke and coal tar pitch, aluminum ingot, scrap aluminum and alloying elements and electricity. We obtain our raw materials either through annual contracts or on the spot market.

     Alumina consumed in the production of aluminum is supplied by Glencore and Hydro under the tolling agreements. We have entered into a letter of intent with Glencore to have Glencore supply the smelter at The Dalles with all of its alumina requirements from October 1, 1999 to December 31, 2004. We do not assure you as to the timing or the terms of an agreement resulting from the letter of intent.

     The other raw materials involved in the reduction of alumina are petroleum coke, coal tar pitch and carbon lining. Petroleum coke is used to make anodes and carbon lining and is sourced locally from a large producer of quality coke, which is one of several suppliers. Coal tar pitch is available from several suppliers. Carbon lining, which acts as the cathode in the smelting cells, is purchased from various suppliers.

     We annually purchase aluminum to supplement our smelter production. In addition to buying back the approximately 82,000 metric tons of our own production from Glencore, we purchase approximately 45,000 metric tons from other producers, including Hydro, at market prices in the form of primary ingot, primary molten metal and scrap metal. Primary suppliers include Hydro, Vanalco and Alcoa. The other major inputs in the making of aluminum products are alloying elements, such as magnesium and silicon, which are provided by various suppliers.

Power Contracts

     Because electricity is both necessary for the manufacturing of aluminum and the single largest cost of making primary aluminum, the availability and pricing of electricity and access to transmission is crucial to our operations. Approximately 80% of all power produced or consumed in the Pacific Northwest is delivered over the transmission system of the BPA. Both The Dalles smelter and Goldendale smelter are connected directly to the main high voltage transmission grid of BPA. Each plant has a 20-year transmission agreement with BPA, expiring in April 2015, for transmission capacity which we believe is sufficient to meet both plants' existing and projected energy needs. These transmission agreements obligate BPA to offer Goldendale Aluminum Company and Northwest Aluminum Company a new transmission agreement upon the expiration of the current agreements. Moreover, the transmission agreements also obligate BPA to act as agent for Goldendale and Northwest to obtain transmission services over other transmission systems if requested. With the exception of limited rights to restrict transmission service in the event of certain threats to system stability, the transmission agreements obligate BPA to provide Goldendale and Northwest with the same open access transmission available to utilities and power companies under the rules of the Federal Energy Regulatory Commission.

     Goldendale and Northwest are buying energy from BPA pursuant to a five-year Power Sale Agreement through which approximately 60% of each plant's energy needs are contractually secured at predetermined prices through September 30, 2001. The published annual average rate for power from BPA is 2.2 cents per kilowatt-hour. The Power Sale Agreement allows us to schedule our purchases in different months when power is priced at different rates in such a way that power purchased from BPA has an actual rate that is lower than the published average rate. The remaining 40% of Northwest's and Goldendale's energy requirements is obtained by purchasing blocks of energy under periodic contracts from various suppliers, including BPA, PacifiCorp, Enron, Illinova Energy, Duke Energy, Avista Energy, the Washington Water Power Company and others. Recently, power costs have increased as the amount of power required to be purchased at predetermined prices under the Power Sale Agreement has been greater than in earlier periods when we purchased more power on the spot market.

     Due to our transmission agreements and the smelters' geographical location on an unconstrained segment of the main transmission network in the region, we believe we will be able to obtain competitively-priced power in the foreseeable future. We do face the normal risks associated with the market price of energy, however. Numerous short-term and long-term developments can affect power prices, including worldwide demand for fossil fuels, changing environmental standards, the overall economic activity in the United States and the Pacific Northwest, weather temperature and precipitation. Due to the high percentage of hydroelectric generation in the power supply of the Pacific Northwest, energy prices in the region tend to be sensitive to drought conditions that reduce the availability of low cost hydroelectric power supply. The hydroelectric system in the Pacific Northwest, however, has significant flexibility and excess capacity to meet spikes in demand or short-term thermal plant outages that have caused large price swings in other regions of the country. For the longer term, we expect that the geographical proximity to the low-cost Western Canadian natural gas supply and the operating flexibility and stability of the Federal Columbia River Hydro System should keep the market price of electricity attractive in the Pacific Northwest relative to the average market price of power in the United States. In addition, we are exploring opportunities to develop generating capability either on our own or in conjunction with BPA, publicly owned local utilities or other resource developers.

Hedging Activities

     Our revenues and earnings are sensitive to changes in the price of primary aluminum and in the premiums for, and mix of, our value-added products. For example, the tolling fees and premiums received by us are tied to the London Metals Exchange price of aluminum.

     Primary aluminum prices historically have been subject to significant cyclical price fluctuations. The timing of changes in the market price of aluminum largely are unpredictable. Aluminum prices historically have shown long periods of average, or below average, prices followed by sudden, relatively short periods of above average prices. These prices have historically fluctuated widely and are affected by numerous factors beyond our control, including the overall demand for, and worldwide supply of, primary aluminum, the availability and price of competing commodities, international economic trends, currency exchange rate fluctuations, expectations of inflation, actions of commodity market participants, consumption and demand patterns and political events in major producing countries. Over the ten-year period between January 1, 1988 and December 31, 1997, the three month price of aluminum on the London Metals Exchange has ranged between a low of approximately $0.47 per pound to a high of approximately $1.26 per pound. During this period prices averaged $0.73 per pound.

     We attempt to mitigate fluctuations in the price of commodity aluminum through our strategy of minimizing the costs of production and maximizing the margins of our value-added products. When we sell value-added products for future delivery at a fixed price, we generally purchase metal or otherwise fix the price of the commodity aluminum required in that period to support the sale. From time to time, we may leave some quantities for some durations uncovered, or acquire put or call options. This policy generally leaves us with a fixed margin on our value-added sales and open prices for our future primary production that will vary with London Metals Exchange aluminum prices.

Backlog

     We generally receive the bulk of the orders for value-added specialty aluminum products in the three months preceding the calendar year in which the products are to be shipped to customers. At December 31, 1998, our fixed price backlog was $62.6 million, compared to $67.2 million at December 31, 1997. For a variety of reasons, including the timing of shipments and product mix, backlog may not be a reliable measure of future sales for any succeeding period.

Competition

     Competition within the aluminum industry is intense. We compete with both domestic and foreign producers of primary aluminum and with primarily domestic producers of extrusion billet and other value-added products and with primarily domestic producers of other products such as copper, steel, glass and plastic. Many of our competitors have greater financial resources than we do, which may adversely affect our ability to compete effectively.

     Primary aluminum is a commodity with standard qualities. Competition generally is based upon the ability to produce primary aluminum at a cost below the market price, which generally is established through trading on the London Metals Exchange. We also compete with various aluminum producers, casting companies, extruders and other fabricators in the production of extrusion billet, sheet ingot, small diameter ingot and other value-added products. In the extrusion billet market, we compete primarily with Alcan and Alumax, which was recently acquired by Alcoa. Northwest Aluminum Specialties' major competition in the small diameter billet segment comes from extrusion companies rather than primary producers. These companies include Crissonna, a division of Alumax, and Pimalco, a subsidiary of Alcoa, both of which are large, efficient extruders. Competition in the sale of these value-added products generally is based upon price, quality, availability, service and other factors. We concentrate on the sale of value-added products in which we believe we have production expertise, cost, quality, geographic or other competitive advantages.

Environmental and Health Matters

     We are subject to federal, state and local environmental laws. From time to time, these environmental laws are amended and new ones are adopted. These laws regulate, among other things, air emissions and water discharges; the use, generation, storage, treatment, transportation and disposal of solid and hazardous materials and wastes; and the release of hazardous or toxic substances or other contaminants into the environment. In addition, we are subject to various federal, state and local workplace health and safety laws and regulations. The environmental and health laws are administered by the U.S. Environmental Protection Agency, and various other federal, state and local agencies.

     To operate our business in compliance with environmental and health laws, we must obtain and maintain in effect permits for each of our facilities for a variety of operations. These permits include without limitation permits for discharges of wastewater, emission of air pollutants and management of hazardous wastes. As a result, we sometimes are required to make expenditures for pollution control equipment or for other purposes related to our permits and compliance with the environmental and health laws. We have been fined or penalized for breaches or alleged breaches of the environmental and health laws and subjected to claims and litigation brought by federal, state or local agencies and by private parties seeking remedial or other enforcement action under the environmental and health laws or damages related to injuries or alleged injuries to health or to the environment. The Dalles smelter, the Goldendale smelter and the Portland, Oregon unloading facility were subject to an environmental compliance assessment by an independent environmental consultant in 1996 that was updated in the summer of 1998. These assessments were intended to evaluate our compliance with the environmental laws regulating discharges of wastewater, emission of air pollutants and the management of hazardous wastes. These assessments identified no condition of non-compliance that we believe would have a material adverse effect on our financial condition or results of operations, nor are we aware of any such material condition.

     Our manufacturing facilities have been in operation for several decades, and these facilities have used substances and generated and disposed of wastes that are or may be considered hazardous. For example, these facilities have in the past stored or disposed of wastewater treatment sludge in on-site ponds, lagoons or other surface impoundments and have handled spent pot liner and disposed of spent pot liner and other wastes in on-site surface impoundments.

     Martin Marietta Corporation (a prior owner of The Dalles smelter) conducted an investigation of soil and groundwater at the smelter and implemented clean-up measures at the smelter site, including the removal of hazardous substances from groundwater and certain areas of the site and the encapsulation of other areas where hazardous substances were disposed or released. Martin Marietta performed this work under the supervision of the U.S. Environmental Protection Agency. In 1996 Martin Marietta completed the investigations and clean-up measures required by the EPA at The Dalles smelter site. Although the purpose of the Martin Marietta investigation was to identify all areas at the smelter where hazardous substances had been disposed or released, we do not assure you all affected areas were identified or that the clean-up measures will perform as expected in the future.

     Hazardous substances have also been released at the Goldendale facility, and the site was listed in the EPA's Comprehensive Environmental Response, Compensation, and Liability Information System database in 1980. We expect expenditures will be necessary at the Goldendale smelter to investigate and clean up releases of hazardous substances disposed or released at the Goldendale smelter, although we are unable to estimate the amount of these expenditures. We have requested the State of Washington Department of Ecology to approve a plan to close an on-site surface impoundment at the Goldendale facility by 2005-2006. As of December 31, 1997, the estimated cost of the surface impoundment closure and post- closure actions was over $3.0 million. We have established a trust fund of approximately $535,000, as of December 31, 1997, to help pay these costs, and we have procured insurance coverage to provide funds to the State of Washington for closure if we default. We do not assure you whether or not the actual closure costs will exceed our estimate. Under a contract with the former owners of the Goldendale smelter, the former owners have indemnified Goldendale Aluminum Company for certain anticipated expenditures. We do not assure you the former owners of the Goldendale smelter will contribute their contractually allocated share of the costs necessary to investigate and clean-up hazardous substances disposed or released at the Goldendale smelter site or to obtain regulatory closure of surface impoundments at the site.

     As a result of recent changes in the environmental laws, we have incurred substantial increases in costs associated with the disposal of spent pot liner from our smelters. We dispose of spent pot liner pursuant to a contract with a chemical waste treatment company, which expires in December 31, 2000, and which provides for increased treatment costs as the contract continues. The EPA has called for proposals from aluminum producers for alternative methods of disposing of spent pot liner. We are developing a process designed to recycle spent pot liner into marketable products which we plan to submit to the EPA for approval. We also expect several other producers to make proposals to the EPA. We cannot predict, however, whether our process, or any other proposed process, will be approved by the EPA; whether any such process, if approved, will be cost efficient; or what additional costs of disposal of spent pot liner, if any, we may incur in the absence of EPA approval of an available, cost efficient disposal process.

     We do not assure you

     (1) whether an environmental condition that we do not know about exists as to one or more of our properties that could have an adverse effect on our results of operations or financial condition or

     (2) whether future environmental or health laws will have an adverse effect on our results of operation or financial condition.

Employees

     As of December 31, 1998, we employed 1,217 workers, 568 of which are members of Local 8147 and 419 of which are members of Local 9170 of the United Steelworkers of America. Goldendale Aluminum Company is signatory to a collective bargaining agreement with the USW for the period May 24, 1996 through May 31, 2001. Northwest Aluminum Company is a signatory to a collective bargaining agreement with the USW for the period July 1, 1996 through June 30, 2001.

     Both labor agreements provide for a 4% wage increase each year of the contract. During the contract period there is a no strike/no lockout agreement. We provide profit sharing programs in addition to the base compensation for all employees, and a fully-paid medical, dental and vision health care plan. We have a 401(k) plan but no defined benefit plan.

     We believe we have a good relationship with the union and an employee involvement process that encourages creativity, productivity and positive employer-employee relations.

Properties

     We own all of our facilities. The following table shows (1) each facility,
(2) its square footage, (3) its annual production capacity and (4) its use.

                                   FACILITIES

                                                    Square                    Annual
                        Facility                    Footage                   Capacity                  Operations
                        --------                    -------                   --------                  ----------
Goldendale
                        Smelter                     1,209,730                 168,000 mt                Alumina reduction
                        Casthouse                   Included in above         168,000 mt                Produce sow, billet, sheet

                        Unloading Facility          7.9 acres                 42,000 mt
                        (Portland)                                            shipments
                        Paste Plant                 37,711                    85,000 mt                 Carbon briquette
                                                                                                        production
                        Laboratory                  18,995                                              Quality control, R & D

                        Real Property               6,473 acres
Northwest
                        Smelter                     636,000                   82,000 mt                 Alumina reduction
                        Casthouse                   122,000                   99,800 mt                 Produce sow,billet,ingot
                        Paste Plant                 108,000                   85,000 mt                 Carbon briquette
                                                                                                        production
                        Real Property               390 acres
Specialties
                        Casthouse                   160,000                   Up to 54,500 mt           Value-added billet
                                                                              depending on
                                                                              product mix
                        Sawing/Turning              100,000                   Saw:                      Semi-fabrication
                                                                              130,000 mt
                                                                              Turning:
                                                                              1,000,000 logs

     We believe these facilities are adequate to meet our current needs. We are expanding or upgrading some of our facilities pursuant to the facilities investment program. Most of our facilities are subject to mortgages and other encumbrances to secure the notes and our indebtedness to Hydro. See "-- Facilities Investment Program."

Legal Proceedings

     From time to time, we are involved in various legal proceedings arising from our normal business activities. We believe these legal proceedings, individually or in the aggregate, will not have a material adverse effect on our financial condition or results of operations. We are involved in a dispute with the IRS relating to proposed adjustments to both Northwest Aluminum Company and Goldendale Aluminum Company's taxable income for prior years. These adjustments could affect income taxes in future years.

                                   MANAGEMENT

     The following table sets forth information about our directors, executive officers and certain other key employees as of the date of this document.

Name                             Age  Positions with the Company
----                             --   --------------------------

Brett E. Wilcox...............   45   Chairman, President and Director
Allen Barkley.................   43   Vice President and General Manager-- Northwest
William R. Reid...............   50   Chief Financial Officer-- Golden Northwest Aluminum,
                                      Inc. and Northwest
Daniel J. Gnall...............   40   Vice President-- Sales and Marketing-- Northwest
Muhsin (Mac) Seyhanli.........   54   Vice President and General Manager-- Golden Northwest
                                      Aluminum, Inc. and Goldendale

Gerald Miller.................   57   Vice President, General Counsel and Secretary-- Golden
                                      Northwest Aluminum, Inc. and Goldendale
Jessie Casswell...............   49   Chief Financial Officer-- Goldendale
A. Ray Roberts................   57   President-- Technologies
Robert Ames...................   58   Director
Stephen E. Babson.............   47   Director
David Bolender................   66   Director
Michael G. Psaros.............   31   Director

     Brett Wilcox has served as our President since our inception in June 1998. Mr. Wilcox is also the President of Northwest Aluminum Company, which he founded in 1986, and since 1996 has served as the President of Goldendale Aluminum Company. Before founding Northwest in 1986, Mr. Wilcox was the Executive Director of Direct Service Industries, a trade association of ten large aluminum and other energy-intensive companies that purchase electricity from the Bonneville Power Administration. Before 1986 Mr. Wilcox was an attorney with Preston and Gates in Seattle, Washington, concentrating in energy and general business matters. Mr. Wilcox is chairman of the Oregon Economic Development Commission, Vice Chair of the Oregon Progress Board and active in various civic and business organizations.

     Allen Barkley joined Northwest in June 1995 as Production Engineering Manager and became Vice President and General Manager in October 1996. Before joining Northwest, Mr. Barkley spent 18 years at a primary aluminum smelter facility in Columbia Falls, Montana where he served in a variety of capacities, including production, engineering, maintenance and public affairs.

     William Reid joined Northwest in 1986, became its Controller in 1993 and was appointed Chief Financial Officer of Northwest in 1996 and of Golden Northwest Aluminum in August 1998. Before joining Northwest, Mr. Reid was a senior auditor with Touche Ross & Co.

     Daniel J. Gnall joined Northwest in August 1991 as a metal trader, and in 1992 became Manager -- Sales and Marketing responsible for metal purchasing and sales. Before joining Northwest, Mr. Gnall was an account executive with Martin Marietta Corporation and worked for Cassmet International, Inc., a metals trading company where he served as its General Manager in charge of physical operations and non-ferrous metal purchasing and sales.

     Muhsin (Mac) Seyhanli became Vice President and General Manager of Golden Northwest Aluminum in August 1998. He was one of the founders of Columbia Aluminum Company, the predecessor of Goldendale, and since 1994 has been the general manager for all operations at Goldendale, becoming its Vice President and General Manager in 1996. Before his current position, Mr. Seyhanli was a cell line manager for both Columbia and Commonwealth Aluminum. Mr. Seyhanli has over 29 years of experience in the aluminum industry.

     Gerald Miller became Vice President, General Counsel and Secretary of Golden Northwest Aluminum in August 1998. He joined Columbia Aluminum Company in 1989 as General Counsel and Corporate Secretary. In 1996, Mr. Miller was named to the additional post of Vice President -- Energy and Government Affairs of Goldendale. Before joining Goldendale, Mr. Miller was a trial lawyer in private practice in the state of Washington. Mr. Miller is a member of the Board of Directors of the State of Washington Economic Development Finance Authority.

     Jessie Casswell has been the Chief Financial Officer of Goldendale since 1998 the Controller since 1984. From 1972 to 1984, Ms. Casswell served as the Controller of Northwest. Ms. Casswell is also a member of the Executive Committee of the Goldendale profit sharing plan and is the Chairperson of the Trustees of the profit sharing plan.

     A. Ray Roberts joined Northwest in 1992 as Operations Manager and was responsible for smelter operations. In 1997, Mr. Roberts was named President of Northwest Aluminum Technologies. In his over 28 years of experience in the aluminum industry and before joining Northwest, Mr. Roberts has worked for several smelting facilities in various engineering and managerial capacities, including production, marketing manager, technology development and liaison to government.

     Robert Ames became a director of Golden Northwest Aluminum in 1998. Since 1996, he has served as a director of Goldendale. Until his retirement in 1995, Mr. Ames worked in the banking industry, serving most recently as the Vice Chairman and President of First Interstate Bank of Oregon. Mr. Ames is a real estate investor and a member of the boards of directors of a number of Pacific Northwest companies, including Barrett Business Services, Inc.

     Stephen E. Babson became a director of Golden Northwest Aluminum in 1998. Since 1996, he has served as a director of Goldendale. Mr. Babson has been a partner in the

Portland office of Stoel Rives LLP, which is acting as our counsel in connection with this exchange offer, since 1984. Mr. Babson is also a director of Roseburg Forest Products Co. and serves on the advisory boards of several Pacific Northwest based technology companies. He is the general partner of Babson Capital Partners, LP, a private investment fund, the secretary and director of the Oregon Symphony Association and the Chair of the Riverdale School Foundation. Mr. Babson formerly served as secretary and a director of the Software Association of Oregon.

     David Bolender became a director of Golden Northwest Aluminum in 1998. Since 1996, he has served as a director of Goldendale. Since 1992, Mr. Bolender has served as Chairman of the Board of Electro Scientific Industries, Inc., a manufacturer of machine tools for the electronics industry. In May 1998, Mr. Bolender became Chief Executive Officer and Chairman of the Board of Protocol Systems, a manufacturer of medical vital sign monitoring instrumentation. From 1982 to 1991, Mr. Bolender was President of Pacific Power and Light Company and PacifiCorp Electric Operations Group. Before joining PacifiCorp in 1982, Mr. Bolender spent 12 years with Westinghouse Electric Corporation, where he managed the construction and operation of power plants around the world. He is a member of the boards of directors of Benson Industries and Micro Monitors.

     Michael G. Psaros became a director of Golden Northwest Aluminum in 1998. Since 1996, he has served as a director of Goldendale. Since 1991, Mr. Psaros has been a Principal of Keilin & Co. LLC, a New York investment bank. Mr. Psaros is also a Principal of KPS (Keilin, Psaros, Shapiro) Special Situations Fund, L.P., a private equity fund. Before joining Keilin, Mr. Psaros worked in the investment banking department of Bear, Stearns & Co. Inc. Mr. Psaros was originally appointed to Goldendale's Board by the President of the United Steelworkers of America.

                             EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

     In the last fiscal year, our Board of Directors did not have a compensation committee. Compensation decisions with respect to executive officers were made by Brett Wilcox.

Executive Compensation

     Compensation Summary. The following table sets forth compensation information for the President and our other four most highly compensated executives, each of whose total annual compensation exceeded $100,000 in 1998.

                           Summary Compensation Table

                                                               Annual Compensation
                                                      ------------------------------------------
                                                                                    Other Annual
                                                      Salary            Bonus       Compensation
                                                      ------            -----       ------------
Brett Wilcox, President and Chairman of
     the Board
         1998................................        $601,806           $903,001            $0
Muhsin (Mac) Seyhanli, Vice President and
     General Manager
         1998................................         150,000            253,380            0
Allen Barkley, Vice President and General
     Manager -- Northwest Aluminum
     Company
         1998................................         106,950            100,000            0
Daniel J. Gnall, Vice President - Sales and
     Marketing -- Northwest Aluminum
     Company
         1998................................         106,950            100,000            0
William R. Reid, Chief Financial Officer
         1998................................         106,950            100,000            0

Limitation of Liability and Indemnification

     Our articles of incorporation eliminate, to the fullest extent permitted by Oregon law, liability of our directors for monetary damages for conduct as a director. Although liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his responsibilities under any other law, including the federal securities laws.

     Our articles of incorporation require us to indemnify directors to the fullest extent not prohibited by law. We believe that the limitation of liability provisions in our articles of incorporation may enhance our ability to attract and retain qualified individuals to serve as directors.

Directors' Compensation

     Directors who are not our employees receive a fee of $5,000 per board meeting attended.

                              CERTAIN TRANSACTIONS

     We sell semi-solid metalworking and other value-added products to Hot Metal Technologies, Inc. and Hot Metal Moldings, Inc. under annual purchase orders. Hot Metal Technologies and Hot Metal Moldings, suppliers of automotive parts, are each wholly owned by Brett Wilcox, our sole shareholder. Our sales to these companies under these purchase orders totalled approximately $3.6 million for the year ended December 31, 1997 and $5.3 million for the nine months ended September 30, 1998. We also made advances to Hot Metal Technologies and Hot Metal Moldings during the year ended December 31, 1997, and during the nine months ended September 30, 1998, by way of payroll and benefits expenses paid by Northwest Aluminum Company with respect to Northwest employees on loan to these companies. On December 31, 1997, $4.0 million of the aggregate amount then owed by Hot Metal Technologies and Hot Metal Moldings to us with respect to accounts receivable and advances was converted to a note receivable. The note bears interest at 9.25% per annum and is payable in quarterly installments beginning April 1, 1998 through January 2002. As of December 31, 1998, an aggregate of approximately $4.3 million was owed by these companies to us, consisting of approximately $3.4 million on the note receivable and accounts receivable of approximately $0.9 million. The highest amount of aggregate indebtedness of Hot Metal Technologies and Hot Metal Moldings to us since January 1, 1997 was $6.5 million.

     In 1998 the federal government made a grant of $750,000 to Hot Metal Technologies as contractor, and Northwest Aluminum Specialties as subcontractor, for semi-solid metalworking research.

     In 1997 Northwest Aluminum Company paid $4.9 million to Mr. Wilcox to pay taxes owed by him as a result of Northwest's status as a Subchapter S corporation. The amount paid was in excess of actual tax liabilities and, of this amount, $2.9 million was recorded as a dividend. The remaining $2.0 million is recorded as a receivable on our combined balance sheet and is outstanding. No interest is payable upon the receivable.

     Mr. Wilcox has entered into an indemnification agreement with Northwest, Northwest Aluminum Specialties and us pursuant to which we have agreed not to file any amended income tax return or change any election or accounting method without the consent of Mr. Wilcox if the filing or change would increase any tax liability of Mr. Wilcox. In addition, the companies have agreed to indemnify Mr. Wilcox for any adjustment for taxes owed for earlier periods (including taxes on any such indemnification payments) and for certain other fees and costs relating to periods before December 18, 1998.

     Pursuant to a voting agreement effective May 17, 1996, Mr. Wilcox must cause Goldendale Holding Company to vote the shares of Goldendale Aluminum Company common stock held by it to ensure that

     (1) the Goldendale Aluminum Company board of directors consists of not more than five directors,

     (2) not less than one director is a nominee designated by the President of the United Steel Workers of America and

     (3) not less than two directors are nominees of Mr. Wilcox who have no significant continuing business relationship with Mr. Wilcox or any entity controlled by him.

The voting agreement will remain in force so long as the USW represents the collective bargaining unit of the Goldendale facility, except that clauses (1) and (3) of the preceding sentence will continue only until the termination of the initial term of the Collective Bargaining Agreement dated April 7, 1996 between Goldendale Aluminum Company and the USW.

                               THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Your Notes

     We sold your notes on December 21, 1998 to BancBoston Robertson Stephens Inc. and Libra Investments, Inc. under a purchase agreement dated December 14, 1998. Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, we will accept for exchange any and all your notes that are properly tendered on or before the Expiration Date and not withdrawn as permitted below. The term "Expiration Date" means 5:00 p.m., New York City time, on ____________, 1999; provided, however, that if we, in our sole discretion, have extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

     As of the date of this Prospectus, $150,000,000 aggregate principal amount of the notes was outstanding. We are sending this Prospectus, together with the Letter of Transmittal, on or about the date set forth on the cover page to you at the addresses set forth in the security register with respect to notes maintained by the trustee. Our obligation to accept notes for exchange pursuant to the Exchange Offer is subject to certain conditions.

     We reserve the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any notes, by mailing written notice of any extension to you as described below. During any extension, all notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us. Any notes not accepted for exchange for any reason will be returned without expense to the tendering holder of the notes as promptly as practicable after the expiration or termination of the Exchange Offer.

     Notes tendered in the Exchange Offer must be $1,000 in principal amount or any integral multiple thereof.

     We will mail written notice of any extension, amendment, non-acceptance or termination to the holders of the notes as promptly as practicable. Any notice will be mailed to the holders of record of the notes no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date or other event giving rise to the notice requirement.

Registration Rights; Additional Interest

     Pursuant to a registration rights agreement, we have agreed with BancBoston Robertson Stephens Inc. and Libra Investments, Inc., for your benefit and at our cost, (1) not later than 60 days after December 21, 1998, to file a registration statement with the Securities and Exchange Commission with respect to a registered offer to exchange the notes for new notes having terms substantially identical in all material respects to the notes, except that the new notes will not contain terms with respect to transfer restrictions and (2) to use our best efforts to cause this registration statement to be declared effective under the Securities Act not later than 120 days after December 21, 1998. Upon the effectiveness of the registration statement, we will promptly offer the new notes in exchange for surrender of the notes. We will keep this offer open for not less than 20 business days after the date notice of the offer is mailed to you and use our best efforts to cause the offer to be completed no later than 150 days after the December 21, 1998. For each note surrendered to us pursuant to the offer, the holder of the note will receive a new note having a principal amount equal to that of the surrendered note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange for the new note or, if no interest has been paid on the note, from the date of its original issue.

     In general, if you wish to exchange the notes for new notes in the offer, you will be required to represent that any new notes you receive will be acquired in the ordinary course of your business, that you are not our "affiliate," as defined in Rule 405 of the Securities Act, and that at the time of the commencement of the offer, you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes, or if you are participating in a distribution of the new notes, that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If applicable law or interpretations of the staff of the SEC do not permit us to effect such an offer, if the offer is not consummated within 150 days after December 21, 1998, or if any holder of notes notifies us within 20 business days after completion of the offer that the holder was prohibited by applicable law or SEC policy from participating in the offer, or that the holder may not resell the new notes acquired by it in the offer without delivering a prospectus and that the prospectus contained in the registration statement is not appropriate or available for such resales or that the holder is a broker-dealer and holds notes acquired directly from us or one of our affiliates, we will, at our cost, (1) as promptly as practicable, but no later than 60 days after the satisfaction of any of the foregoing conditions, file a shelf registration statement covering resales of the notes or the new notes, as the case may be, (2) use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act as promptly as practicable, but no later than 120 days after the satisfaction of any of the foregoing conditions, and (3) keep the shelf registration statement effective for two years after its effective date (or a shorter period that will terminate when all notes or new notes, as the case may be, covered by the shelf registration statement have been sold pursuant to the shelf registration statement). In certain circumstances, we have the right to suspend the effectiveness of the shelf registration statement for limited periods. If a shelf registration statement is filed, we will provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions required to permit unrestricted resales of the notes or the new notes, as the case may be. A holder selling these notes or new notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to the holder (including certain indemnification obligations).

     If

     (1) within 60 days after December 21, 1998, the registration statement has not been filed with the SEC;

     (2) within 120 days after December 21, 1998, the registration statement has not been declared effective;

     (3) within 150 days after December 21, 1998, the offer has not been completed;

     (4) a shelf registration statement is required to be filed and is not filed within the time specified for filing in the registration rights agreement or is not declared effective within the time specified for effectiveness in the registration rights agreement; or

     (5) after either the registration statement or the shelf registration statement has been declared effective, the registration statement thereafter ceases to be effective or fails to be usable (subject to certain exceptions) for its intended purpose in connection with resales of notes or new notes in accordance with and during the periods specified in the registration rights agreement, additional interest will accrue on the notes and the new notes from and including the date on which any registration default occurs but excluding the date on which all registration defaults have been cured. Additional interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any registration default and will increase by 0.25% per annum at the commencement of each subsequent 90-day period, but additional interest will not accrue at a rate in excess of 1.0% per annum. Following the cure of all registration defaults, the accrual of additional interest will cease.

     This summary of material provisions of the registration rights agreement is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available upon request to us.

Procedure for Tendering Notes

     Your tender of notes to us as set forth below and our acceptance of the notes will constitute a binding agreement between you and us upon the terms and subject to the conditions set forth in this document and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender notes for exchange pursuant to the

Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, together with all other documents required by the Letter of Transmittal, to U.S. Trust Company, National Association at the address set forth below under "-- Exchange Agent" on or before the Expiration Date. In addition, (1) certificates for the notes must be received by U.S. Trust along with the Letter of Transmittal, or (2) a timely confirmation of a book-entry transfer of the notes, if this procedure is available, into U.S. Trust's account at The Depository Trust Company pursuant to the procedure for book-entry transfer described below, must be received by U.S. Trust before the Expiration Date or (3) you must comply with the guaranteed delivery procedures described below. The method of delivery of the notes, Letters of Transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend registered mail, properly insured, with return receipt requested, be used in all cases. You should allow sufficient time to assure timely delivery. No Letters of Transmittal or notes should be sent to us.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the notes surrendered for exchange are tendered (1) by a registered holder of the notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (2) for the account of an eligible institution. An "eligible institution" is an eligible guarantor institution (bank, stockbroker, national securities exchange, registered securities association, savings and loan association or credit union with membership in a signature medallion program) under Rule 17Ad-15 of the Securities Exchange Act of 1934. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by an eligible institution. If notes are registered in the name of a person other than the person signing the Letter of Transmittal, the notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder, with the signature guaranteed by an eligible institution.

     All questions about the validity, form, eligibility (including time of receipt) and acceptance of notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular notes not properly tendered or not to accept any particular notes if acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any defects or irregularities or conditions of the Exchange Offer as to any particular notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of notes for exchange must be cured within a reasonable period of time that we shall determine. Neither we, U.S. Trust nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of notes for exchange, nor will any of us incur any liability for failure to give any notification.

     If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of notes, the notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the notes.

     If the Letter of Transmittal or any notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted with the Letter of Transmittal.

     By tendering notes, if you are not a broker-dealer, you must acknowledge you are not engaged in, and do not intend to engage in, a distribution of new notes. If you are our "affiliate," as defined under Rule 405 of the Securities Act, or are engaged in or intend to engage in or have any arrangement with any person to participate in the distribution of the new notes to be acquired pursuant to the Exchange Offer, you (1) could not rely on the applicable interpretations of the staff of the SEC and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives new notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Notes for Exchange; Delivery of New Notes

     We will accept, promptly after the Expiration Date, all notes properly tendered and will issue the new notes promptly after acceptance of the notes. For each note accepted for exchange, the holder of the note will receive a new note having a principal amount equal to that of the surrendered note. The new notes will bear interest from the most recent date to which interest has been paid on the notes or, if no interest has been paid on the notes, from December 15, 1998. Accordingly, if the relevant record date for interest payment occurs after the completion of the Exchange Offer, registered holders of new notes on the record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from December 15, 1998. If, however, the relevant record date for interest payment occurs before the completion of the Exchange Offer, registered holders of notes on the record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from December 15, 1998. Notes accepted for exchange will cease to accrue interest from and after the date of completion of the Exchange Offer, except as set forth in the immediately preceding sentence. If your notes are accepted for exchange, you will not receive any payment in respect of interest on the notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the Exchange Offer.

     In all cases, issuance of new notes for notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by U.S. Trust of (1) certificates for the notes or a timely book-entry confirmation of the notes into U.S. Trust's account at The Depository Trust Company, (2) a properly completed and duly executed Letter of Transmittal and
(3) all other required documents. If any tendered notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if certificates representing notes are submitted for a greater principal amount than the holder desires to exchange, certificates representing the unaccepted or non-exchanged notes will be returned without expense to the tendering holder of the notes (or, in the case of notes tendered by book-entry transfer into U.S. Trust's account at The Depository Trust Company pursuant to the book-entry transfer procedures described below, the non-exchanged notes will be credited to an account maintained with The Depository Trust Company) as promptly as practicable after the expiration or termination of the Exchange Offer.

Book-Entry Transfer

     U.S. Trust will make a request to establish an account with respect to the notes at The Depository Trust Company for purposes of the Exchange Offer within two business days after the date of this document, and any financial institution that is a participant in The Depository Trust Company's systems may make book-entry delivery of notes by causing The Depository Trust Company to transfer the notes into U.S. Trust's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. Although delivery of notes may be effected through book-entry transfer at The Depository Trust Company, the Letter of Transmittal or a facsimile of it, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by U.S. Trust at the address set forth below under " -- Exchange Agent" on or prior to the Expiration Date or you must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

     If you desire to tender your notes and your notes are not immediately available, or time will not permit your notes or other required documents to reach U.S. Trust before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (1) the tender is made through an eligible institution, (2) before the Expiration Date, U.S. Trust receives from the eligible institution a properly completed and duly executed Letter of Transmittal (or a facsimile of it) and Notice of Guaranteed Delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth your name and address and the amount of notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the Notice of

Guaranteed Delivery, the certificates for all physically tendered notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the eligible institution with U.S. Trust and (3) the certificates for all physically tendered notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by U.S. Trust within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

     Tenders of notes may be withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received by U.S. Trust at the address set forth below under "-- Exchange Agent." Any notice of withdrawal must specify the name of the person having tendered the notes to be withdrawn, identify the notes to be withdrawn (including the principal amounts of such notes), and (where certificates for notes have been transmitted) specify the name in which such notes are registered, if different from that of the withdrawing holder. If certificates for notes have been delivered or otherwise identified to U.S. Trust, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution. If notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn notes and otherwise comply with the procedures of the facility. All questions about the validity, form and eligibility (including time of receipt) of the notices will be determined by us and our determination will be final and binding on all parties. Certificates for any notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of the notes without cost to the holder (or, in the case of notes tendered by book-entry transfer into U.S. Trust's account at The Depository Trust Company pursuant to the book-entry transfer procedures described above, the notes will be credited to an account maintained with The Depository Trust Company for the notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn notes may be retendered by following one of the procedures described under "-- Procedure for Tendering Notes" above at any time on or before the Expiration Date.

Exchange Agent

     U.S. Trust Company, National Association has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this document or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

     By Mail or by Hand:

         U.S. Trust Company, N.A., Exchange Agent
         One Embarcadero Center, Suite 2050
         San Francisco, CA  94111

     By Facsimile:

         415-956-2545

     Confirm Facsimile by Telephone:

         415-743-9004

Delivery of the Letter of Transmittal to an address other than as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of the Letter of Transmittal.

Fees and Expenses

     We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

Transfer Taxes

     You will not be obligated to pay any transfer tax in connection with the exchange, except if you instruct us to register new notes in the name of, or request that notes not tendered or not accepted in the Exchange Offer be returned to, a person other than you, you will be responsible for the payment of any applicable transfer tax.

Appraisal Rights

     You will not have dissenters' rights or appraisal rights in connection with the Exchange Offer.

Consequences of Failure to Exchange Notes

     If you do not exchange their notes for new notes pursuant to the Exchange Offer, you will continue to be subject to the restrictions on transfer of the notes. In general, the notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the

Securities Act and applicable state securities laws. We do not anticipate that we will register the existing notes under the Securities Act. Based on interpretations by the staff of the SEC issued to third parties, new notes issued pursuant to the Exchange Offer in exchange for notes may be offered for resale, resold or otherwise transferred by holders of the new notes (other than any holder that is our "affiliate"within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of the holders' business and the holders have no arrangement with any person to participate in the distribution of the new notes. If you are not a broker-dealer, you must acknowledge you are not engaged in, and do not intend to engage in, a distribution of new notes. If you are our affiliate, are engaged in or intend to engage in or have any arrangement or understanding with respect to the distribution of the new notes to be acquired pursuant to the Exchange Offer, you (1) could not rely on the applicable interpretations of the staff of the SEC and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives new notes for its own account in exchange for notes must acknowledge that the notes were acquired by the broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, it may be necessary to qualify for sale or to register the new notes prior to offering or selling the new notes. We do not intend to take any action to register or qualify the new notes for resale in any of these jurisdictions.

                              DESCRIPTION OF NOTES

Table of Contents                                                          Page

Introduction................................................................79
Brief Description of the Notes and the Guarantees...........................79
Principal, Maturity and Interest............................................80
Methods of Receiving Payments on the Notes..................................80
Paying Agent and Registrar for the Notes....................................81
Transfer and Exchange.......................................................81
Security....................................................................81
The Subsidiary Guarantees...................................................82
Ranking of Notes and Guarantees.............................................83
Material Bankruptcy Limitations.............................................83
Optional Redemption.........................................................84
Offer to Purchase the Notes.................................................84
Selection and Notice........................................................85
Material Covenants..........................................................85
   Limitations on Indebtedness............................................. 85
   Limitations on Restricted Payments, Restricted Investmenets and
        Unrestricted Subsidiary Investments................................ 88
   Restrictions on Transactions with Affiliates and Unrestricted
        Subsidiaries....................................................... 93
   Limitations on Liens.................................................... 94
   Subsidiary Guarantees................................................... 96
   Limitations on Dividends and Other Payment Restrictions
        Affecting Subsidiaries............................................. 96
   Limitations on Asset Sales.............................................. 97
   Limitations on Unrestricted Subsidiaries................................ 99
   Conduct of Business..................................................... 99
   Limitations on Issuances and Sales of Capital Stock of Subsidiaries..... 99
   Payment for Consent.....................................................100
   Maintenance of Corporate Existence......................................100
   Maintenance of Insurance................................................100
   SEC Reports.............................................................100
   Merger or Consolidation.................................................101
   No Amendment to Subordination Provisions................................102
Release of Collateral......................................................103
Defaults and Certain Rights on Default.....................................103
Modification of Indenture or Security Agreements...........................105
Legal Defeasance and Covenant Defeasance...................................106
Concerning the Trustee.....................................................108
Governing Law..............................................................109
Certain Definitions........................................................109

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Introduction

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Company" refers only to Golden Northwest Aluminum, Inc. and not to any of its subsidiaries.

     The Company will issue the new notes (the "Notes") under an Indenture (the "Indenture") among itself, the Guarantors and U.S. Trust Company, National Association, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Security Agreements referred to under the subcaption "Security" also define the terms of the pledges that will secure the Notes.

     The following description is a summary of the material provisions of the Indenture and the Security Agreements. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Security Agreements because they, and not this description, define your rights as holders of these Notes. We have filed copies of the Indenture and the Security Agreements as exhibits to the registration statement which includes this Prospectus.

Brief Description of the Notes and the Guarantees

     The Notes

     These Notes

     o    are general obligations of the Company

     o are secured by a first priority security interest in substantially all of the Company's directly and indirectly owned subsidiaries' real property, plant and equipment and some other assets and by a senior pledge of the capital stock of the Company's directly and indirectly owned subsidiaries

     o are senior in right of payment to any future subordinated Indebtedness of the Company and

     o    are unconditionally guaranteed by the Guarantors.

     The Guarantees

     These Notes are guaranteed by the following subsidiaries of the Company:

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          Goldendale Holding Company
          Goldendale Aluminum Company
          Northwest Aluminum Company
          Northwest Aluminum Specialties, Inc.
          Northwest Aluminum Technologies, LLC.

     These guarantees

     o    are general obligations of each Guarantor and

     o are senior in right of payment to any future subordinated Indebtedness of each Guarantor.

     As of the date of the Indenture, all of our subsidiaries were "Restricted Subsidiaries." Under the circumstances described below under the subheading "Subsidiary Guarantees," however, we will be permitted to designate some of our subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries will not guarantee the Notes.

Principal, Maturity and Interest

     The Company will issue Notes with a maximum aggregate principal amount of $150 million. The Company will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on December 15, 2006.

     Interest on the Notes will accrue at the rate of 12% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 1999. The Company will make each interest payment to the Holders of record of these Notes on the immediately preceding May 30 and November 30.

     Interest on these Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

     If a holder has given wire transfer instructions to the Company, the Company will make all principal, premium and interest payments on those Notes in accordance with those instructions. All other payments on these Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to a holder at the address set forth in the register of holders.

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Paying Agent and Registrar for the Notes

     The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

     A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered holder of a Note will be treated as the owner of it for all purposes.

Security

     Our obligations under the Notes and Guarantees are secured under the Security Agreements by

     (1) a first priority security interest in substantially all of the real property, plant and equipment of our existing Subsidiaries, other than the Excluded Property, and some of our other assets (collectively, the "PP&E"; the PP&E excludes, however, the Tolling Agreements, inventory, accounts receivable and other rights to payment and related intangibles and proceeds) and

     (2) a pledge (the "Pledge") of all of the issued and outstanding Capital Stock of our direct or indirect Subsidiaries and all income, benefits and rights derived from that Capital Stock and all related proceeds (collectively, the "Pledged Shares" and together with the PP&E, the "Collateral").

These security interests and Pledge have been granted to the Trustee, as collateral agent on your behalf (in such capacity the "Collateral Agent"). The interests and Pledge secure the payment and performance when due of our obligations under the Indenture and the Notes and the obligations of our Subsidiaries under the Guarantees as provided in the Security Agreements. Our Subsidiary Guarantors have granted a security interest in the Tolling Agreements and their inventory, accounts receivable and other rights to payment and related intangibles and proceeds to BankBoston to secure their obligations under our credit facility.

     The Indebtedness under the Hydro Agreement also has been secured by the Collateral, but the security interest and pledge securing such Indebtedness ranks junior to the security

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interest and Pledge securing the Notes and Guarantees. Hydro's rights to exercise remedies in respect of the Collateral are limited. Upon the occurrence and during the continuance of an Event of Default, the Trustee may foreclose on the Collateral and exercise other rights and remedies in respect of the Pledged Shares.

     If the Guarantee of any Subsidiary Guarantor is released as described under "-- The Subsidiary Guarantees," any security interest of the Trustee in the Collateral, including the Pledge of the Pledged Shares issued by the Subsidiary, also will be released without any further action by us, the Trustee, the Subsidiary, any other Subsidiary or any holder of the Notes. The Trustee will deliver appropriate releases of the Security Agreements and certificates evidencing the Pledged Shares, together with any related stock powers, to us. Any Liens on the Collateral securing the Indebtedness under the Hydro Agreement, and/or any Refinancing Indebtedness Incurred in any Refinancing, or successive Refinancing, however, must be released before the security interest on the Notes and Guarantees is released. At our request, the Trustee will execute and deliver an instrument evidencing the release.

The Subsidiary Guarantees

     The Guarantors have jointly and severally guaranteed the Company's obligations under these Notes. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- Fraudulent Conveyance Matters."

     The Subsidiary Guarantee of a Guarantor will be released

     (1) in connection with any sale of all of the capital stock of a Guarantor to a Person that is not the Company or a Subsidiary, Unrestricted Subsidiary or Affiliate of the Company, if the Company complies with the terms of the Indenture or

     (2) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary and any obligations of the Subsidiary in respect of Indebtedness under the Credit Agreement (and/or any Refinancing Indebtedness Incurred in any Refinancing, or successive Refinancing, thereof) and any guarantee by such Subsidiary of the Indebtedness under the Hydro Agreement (and/or any Refinancing Indebtedness Incurred in any Refinancing, or successive Refinancing, thereof), have been or are simultaneously released. See "-- Material Covenants -- Limitations on Asset Sales."

     Under certain circumstances, the Company will be able to designate Restricted Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be "Subsidiaries" for purposes of the Indenture and will not be subject to most of the restrictive

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covenants in the Indenture. The Company has no Unrestricted Subsidiaries. When a
Subsidiary is designated as an Unrestricted Subsidiary in compliance with the terms of the Indenture, the obligations of the Subsidiary under its Guarantee will be deemed released without any further action on the part of the Trustee, the Company, the Subsidiary, any other Subsidiary of the Company or any holder of the Notes. For such a release to occur, however, any obligations of the Subsidiary in respect of Indebtedness under the Credit Agreement (and/or any Refinancing Indebtedness Incurred in any Refinancing, or successive Refinancing, thereof) and any guarantee by such Subsidiary of the Indebtedness under the Hydro Agreement (and/or any Refinancing Indebtedness Incurred in any
Refinancing, or successive Refinancing, thereof) must be released. In addition, upon the designation of a Subsidiary as an Unrestricted Subsidiary, the Collateral Agent will release any Collateral of the Unrestricted Subsidiary in the manner contemplated by the Security Agreements. Again, this release is only possible if the Collateral is also released from the Hydro Agreement and all Collateral for the Credit Agreement is also released.

     The Trustee will deliver written evidence any release of a Subsidiary from its Guarantee at the request of the Company. Upon the release of any Subsidiary, the other Subsidiaries of the Company not so released will remain liable for the Company's obligations under the Notes and the Subsidiaries' Guarantee as and to the extent provided in the Indenture.

Ranking of Notes and Guarantees

     The payment of principal, premium and interest, if any, on the Notes and Guarantees will rank senior in right and priority of payment to all Indebtedness of the Company or any of its Subsidiaries that by its terms is expressly subordinated to the Notes. Subordinated debt includes the Indebtedness under the Hydro Agreement and the guarantees by the Subsidiaries of the Company of this Indebtedness. The Notes and the Guarantees will rank equally in right and priority of payment with all other Indebtedness of the Company or any of its Subsidiaries. This debt includes the Indebtedness of the Subsidiaries of the Company under the Credit Agreement. Notwithstanding the foregoing, holders of secured obligations of the Company and its Subsidiaries, including the financial institutions party to the Credit Agreement but excluding the holder of the Indebtedness under the Hydro Agreement, will have claims that are prior to the claims of the holders of the Notes with respect to the assets securing these obligations.

Material Bankruptcy Limitations

     The Company is a holding company. It conducts substantially all of its business through its Guarantor Subsidiaries. Holders of the Notes will be creditors of each Subsidiary Guarantor by virtue of its Guarantee and the Lien granted to the holders of the Notes on the Subsidiary's assets. Nonetheless, in the event of the bankruptcy of a Subsidiary Guarantor, the Subsidiary's obligations under its Guarantee and any Liens on the Subsidiaries' assets may be subject to avoidance under state and federal fraudulent transfer and conveyance laws.

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Among other things, these obligations may be avoided if a court concludes that the obligations were incurred for less than fair consideration or reasonably equivalent value at a time when the Subsidiary

     (1)  was insolvent,

     (2)  was rendered insolvent, or

     (3) was left with inadequate capital to conduct its business or debts that were beyond its ability to pay as they matured.

A court could conclude that a Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value to the extent that the aggregate amount of its liability under its Guarantee exceeds the economic benefits it receives from the offering of the Notes. The obligations of each Subsidiary Guarantor under its Guarantee and any Liens on the Subsidiaries' assets will be limited in a manner intended to avoid fraudulent transfer or conveyance concerns under applicable law. We do not assure you, however, a court would give the holders of the Notes the benefit of these provisions.

     If the obligations of a Subsidiary Guarantor under its Guarantee or any Lien granted to the holders of the Notes are avoided, holders of Notes would have to look to the assets of the Company and any remaining Subsidiaries of the Company for payment. We do not assure you such assets would be sufficient to pay the Notes.

Optional Redemption

     The Company may not redeem the Notes before December 15, 2002. On or after December 15, 2002, the Company may redeem all or a part of the Notes, on not less than 15 nor more than 60 days notice, at the redemption prices (expressed as a percentage of principal amount) set forth below plus accrued and unpaid interest, if any, to the applicable redemption date, if redeemed during the 12-month period beginning December 15, of the years indicated below:

                                                    Redemption
               Year                                   Price
               ----                                 ---------

               2002.............................     108.000%
               2003.............................     105.333%
               2004.............................     102.667%
               2005 and thereafter..............     100.000%

Offer to Purchase the Notes

     Under the Indenture, if any Change of Control of the Company occurs on or before maturity, the Company will be required to make an offer to purchase from each holder all or any part (equal to $1,000 or an integral multiple of $1,000) of the holder's notes. To be eligible to receive this payment, a holder of the Notes must deliver and not withdraw a Change of Control Purchase Notice to the Company as provided in the Indenture. The

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purchase date will occur 30 Business Days after the Change of Control (the
"Change of Control Purchase Date"). The purchase price will be paid in cash and will equal 101% of the principal amount thereof plus accrued and unpaid interest to the Change of Control Purchase Date (the "Change of Control Purchase Price").

     Some of the circumstances that would require the Company to make an offer to repurchase the Notes on a Change of Control would also constitute an event of default under the Credit Agreement and the Hydro Agreement. In the event of such a default, the obligations of the Company under those agreements could be declared due and payable. In addition, the repurchase of the Notes upon a Change of Control could result in defaults under the Credit Agreement. See "Risk Factors -- Financing Change of Control Offer."

     Under some circumstances, the Indenture will require the Company to make an offer to purchase specified portions of the Notes if the Company has available Net Cash Proceeds as a result of Asset Sales. See "-- Material Covenants -- Limitations on Asset Sales." The Company's ability to pay cash to the holders of Notes upon a Change of Control or Asset Sale may be limited by the Company's then existing financial resources.

     The Indenture will require the Company to comply with all applicable federal securities laws (including Rule 14e-1 under the Exchange Act) in connection with any repurchase of Notes upon a Change of Control or Asset Sales.

Selection and Notice

     If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis, by lot or by any method the Trustee deems fair and appropriate. No Notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Material Covenants

Limitations on Indebtedness

     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or become liable with respect to, or extend

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the maturity of or become liable for the payment of, contingently or otherwise
(collectively, "Incur"), any Indebtedness, except that, without duplication, the Company may Incur Indebtedness (and the Subsidiaries of the Company may guarantee the Indebtedness) if, after giving effect thereto and the receipt and application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1, in the case of Indebtedness Incurred before December 15, 2001, and 2.25 to 1, in the case of Indebtedness Incurred on or after December 15, 2001.

     The first paragraph of this covenant does not prohibit the following:

     (1) Indebtedness Incurred by the Company and its Subsidiaries in respect of the Notes;

     (2) Indebtedness Incurred by any of the Subsidiaries of the Company under the Credit Agreement in an aggregate principal amount (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the maximum reimbursement obligations with respect thereto) at any one time outstanding not to exceed the greater of (a) $90,000,000 or (b) the then amount of the Borrowing Base;

     (3) Indebtedness Incurred by the Company under the Hydro Agreement in an aggregate original principal amount not to exceed $30,000,000, and guarantees by the Subsidiaries of the Company of this Indebtedness;

     (4) Indebtedness Incurred by any of the Subsidiaries of the Company payable solely to the Company or any Wholly Owned Subsidiary;

     (5) Indebtedness Incurred by a Person prior to the date upon which it becomes a Subsidiary of the Company (excluding Indebtedness Incurred by the Person in connection with, or in contemplation of, it becoming a Subsidiary of the Company), provided that the holders of this Indebtedness do not have at any time, in respect thereof, direct or indirect recourse to any property or assets of the Company and its Subsidiaries other than the property and assets of the acquired Person and its Subsidiaries;

     (6) Indebtedness ("Refinancing Indebtedness") Incurred by the Company or any of its Subsidiaries that serves to Refinance, in whole or in part, any Indebtedness permitted by this paragraph (other than by clause (4) or (8)) or by the immediately preceding full paragraph (the "Refinanced Indebtedness"), or any one or more successive Refinancings of any of the Indebtedness; provided, however, that:

          (a) the Refinancing Indebtedness is in an aggregate amount not to exceed the aggregate amount of the Refinanced Indebtedness (including accrued

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               interest thereon and, in the case of Refinanced Indebtedness
               Incurred under the Credit Agreement, undrawn amounts under revolving credit arrangements thereunder otherwise permitted to be Incurred pursuant to clause (2)(b) of this paragraph), the amount of any premium required to be paid in connection with the Refinancing under the terms of the Refinanced Indebtedness or the amount of any reasonable and customary premium determined by the Company to be necessary to accomplish the Refinancing by means of a redemption, tender offer, privately negotiated transaction, defeasance or other similar transaction, and an amount equal to the reasonable fees and expenses in connection with the Incurrence of the Refinancing Indebtedness;

          (b) neither the Company nor any of its Subsidiaries is an obligor of the Refinancing Indebtedness, except to the extent that such Person (I) was an obligor of the Refinanced Indebtedness or (II) is otherwise permitted, at the time the Refinancing Indebtedness is Incurred, to be an obligor of the Refinancing Indebtedness; and

          (c) in the case of any Refinanced Indebtedness that is subordinated (pursuant to its terms) in right and priority of payment to the Notes or any Guarantee, the Refinancing Indebtedness (I) has a final maturity and weighted average maturity at least as long as the Refinanced Indebtedness and (II) is subordinated (pursuant to its terms) in right and priority of payment to the Notes or the Guarantee, as the case may be, at least to the same extent as such Refinanced Indebtedness;

     (7) Indebtedness Incurred by the Company or Northwest Aluminum Company or Northwest Aluminum Specialties to fund capital improvements projects at Northwest or Specialties in an aggregate original principal amount not to exceed $15,000,000, and guarantees by the Subsidiaries of the Company of this Indebtedness, provided that the Indebtedness and the guarantees are subordinated in right and priority of payment to the Notes and the Guarantees on terms no less favorable to the Holders of the Notes than those applicable to the Indebtedness under the Hydro Agreement and the guarantees of the Hydro Agreement as in effect on the date of the Indenture, and further provided that this Indebtedness has a final maturity date no earlier than one year following the stated maturity of the Notes and provides for payments of principal and interest on terms no less favorable to the holders of the Notes than those contained in the Hydro Agreement;

     (8) Indebtedness Incurred by the Company or any of its Subsidiaries pursuant to Aluminum Hedging Obligations entered into in the ordinary course of business and not for speculative purposes in reasonable relation to the Company's or the Subsidiary's business; and

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     (9)  other Indebtedness Incurred by the Company in an aggregate principal amount which does not exceed $5,000,000 at any time outstanding, and guarantees by Subsidiaries of the Company of this Indebtedness.

     The Board of Directors of the Company may designate an Unrestricted Subsidiary to be a Subsidiary of the Company, provided that the conditions specified in the definition of "Unrestricted Subsidiary" are met. A redesignation will be treated as an Incurrence by the Company or its Subsidiaries of the Indebtedness of the redesignated Subsidiary, to the extent that the Indebtedness does not already constitute Indebtedness of the Company or any of its Subsidiaries for purposes of this covenant as of the date of the redesignation.

     Any Indebtedness of any other Person existing at the time the Person becomes a Subsidiary of the Company or secured by a Lien encumbering any assets acquired by the Company or any Subsidiary of the Company will be deemed, for purposes of this covenant (other than clause (5) of the second paragraph of this covenant), to be Incurred at the time the Person becomes a Subsidiary or at the time the assets are acquired, as the case may be.

     The Company will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness that is subordinated (pursuant to its terms) in right and priority of payment to any other Indebtedness of the Company or its Subsidiaries unless the Indebtedness is also subordinated (pursuant to its terms) in right and priority of payment to the Notes and the Guarantees on substantially identical terms. No Indebtedness of the Company or any Subsidiary of the Company will be deemed to be subordinated in right and priority of payment to any other Indebtedness of the Company or the Subsidiary solely by virtue of being unsecured or unguaranteed.

Limitations on Restricted Payments, Restricted Investments and Unrestricted Subsidiary Investments

     The Company will not, directly or indirectly,

     (1) declare or pay any dividend or make any distribution in respect of, or permit any of its Subsidiaries to declare or pay any dividend or make any distribution in respect of, its Capital Stock (other than dividends payable in Capital Stock of the Company other than Disqualified Stock), provided that any Subsidiary of the Company may pay dividends or make distributions to the Company or any other Wholly Owned Subsidiary,

     (2) make or permit any of its Subsidiaries to make any payment on account of the purchase, redemption or other acquisition or retirement of any Capital Stock of the Company or any of its Subsidiaries, provided that any Subsidiary of the Company may purchase Capital Stock of the Subsidiary from the Company or any Wholly Owned Subsidiary (which purchase will not be a Restricted Payment or a Restricted Investment),

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     (3)  make or permit any of its Subsidiaries to make any principal payment
          (whether regularly scheduled or otherwise) on, or any prepayment, purchase, redemption or other acquisition or retirement for value of, any Indebtedness of the Company or any of its Subsidiaries that is subordinated (pursuant to its terms) in right and priority of payment to the Notes or any Guarantee, provided that any Subsidiary of the Company may pay, prepay, purchase, redeem or otherwise acquire or retire any of the Indebtedness of the Subsidiary payable to the Company or any other Wholly Owned Subsidiary (each of the foregoing in clauses (1), (2) and (3), a "Restricted Payment"),

     (4) make or permit any of its Subsidiaries to make any Restricted Investment, or

     (5) make or permit any of its Subsidiaries to make any Unrestricted Subsidiary Investment, unless at the time of, and immediately after giving effect to, each Restricted Payment, Restricted Investment or Unrestricted Subsidiary Investment:

          (a) no Event of Default (or event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing; and

          (b) the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1, in the case of any Restricted Payment, Restricted Investment or Unrestricted Subsidiary Investment made prior to December 15, 2001, and 2.25 to 1, in the case of any Restricted Payment, Restricted Investment or Unrestricted Subsidiary Investment made on or after December 15, 2001; and

          (c)  the sum of:

               (I) the aggregate amount expended for all Restricted Payments after the date of the Indenture,

               (II) the aggregate amount expended for all Restricted Investments after the date of the Indenture (less (A) to the extent any Restricted Investment made after the date of the Indenture is sold for or otherwise liquidated or repaid in cash, the lesser of the cash return of capital with respect to the Restricted Investment (less the cost of disposal, if any) and the initial amount of the Restricted Investment, and (B) the amount of any guarantee or similar contingent obligation that constitutes a Restricted Investment made after the date of the Indenture, to the extent it has been released), and

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               (III) the aggregate amount of Unrestricted Subsidiary Investments
                    Outstanding (in each case, the amount expended for such Restricted Payments, Restricted Investments and Unrestricted Subsidiary Investments, if paid in property other than in cash or a sum certain guaranteed, to be the Fair Market
                    Value of such property), would not exceed the sum of:

                    (A) 50% of the Consolidated Net Income of the Company (or, if the aggregate Consolidated Net Income of the Company for any period is a deficit, minus 100% of the deficit) accrued on a cumulative basis for the period (taken as one accounting period) from January 1, 1999 to the end of the Company's most recently ended fiscal quarter for which financial statements are available at the time the Restricted Payment, Restricted Investment or Unrestricted Subsidiary Investment is being made,

                    (B) the aggregate net proceeds, including the Fair Market Value of property other than cash, received by the Company as capital contributions to the Company (other than from a Subsidiary or an Unrestricted Subsidiary of the Company) after the date of the Indenture, or from the issue or sale (other than to a Subsidiary or an Unrestricted Subsidiary of the Company), after the date of the Indenture, of Capital Stock of the Company other than Disqualified Stock (excluding any net proceeds of a Qualified Equity Offering to the extent used to redeem any part of the Notes), or from the issue or sale (other than to a Subsidiary or an Unrestricted Subsidiary of the Company), after the date of the Indenture, of any debt or other security of the Company convertible into or exercisable for such Capital Stock that has been so converted or exercised, and

                    (C) 50% of any dividends or other distributions consisting of cash received by the Company or a Wholly Owned Subsidiary after the date of the Indenture from any Unrestricted Subsidiary to the extent that these dividends or other distributions are not required to reduce the amount of the Unrestricted Subsidiary Investments Outstanding to zero.

     The preceding provisions will not be violated by:

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     (1)  the payment of any dividend or distribution or the redemption of any securities within 60 days after the date of declaration of the dividend or distribution or the giving of the formal notice by the Company of the redemption, if at said date of declaration of the dividend or distribution or the giving of the formal notice of the redemption, the dividend, distribution or redemption would have complied with the preceding full paragraph;

     (2) the retirement of any shares of the Company's Capital Stock by exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary or an Unrestricted Subsidiary of the Company) of other shares of its Capital Stock other than Disqualified Stock or out of the proceeds of a substantially concurrent capital contribution to the Company (other than by a Subsidiary or an Unrestricted Subsidiary of the Company); provided, however, that, to the extent the proceeds are so used, the sale of Capital Stock or capital contribution will be excluded in determining the aggregate net proceeds received by the Company referred to under clause (B) of the preceding full paragraph;

     (3) the payments provided for by clauses (2) and (3) of the second paragraph under "-- Restrictions on Transactions with Affiliates and Unrestricted Subsidiaries";

     (4) principal payments (whether regularly scheduled or otherwise) on, or any prepayment, purchase, redemption or other acquisition or retirement for value of, Indebtedness of the Company or any of its Subsidiaries that is subordinated (pursuant to its terms) in right and priority of payment to the Notes or any Guarantee with the proceeds from the substantially concurrent Incurrence of any Refinancing Indebtedness in respect thereof permitted by clause (6) of the second paragraph described under "-- Limitations on Indebtedness" (other than Refinancing Indebtedness payable to the Company or any of its Subsidiaries or Unrestricted Subsidiaries); provided, however, that, to the extent the proceeds are so used, the proceeds, upon any conversion of the Refinancing Indebtedness into Capital Stock, will not be included in determining the aggregate net proceeds received by the Company referred to under clause (B) of the preceding full paragraph;

     (5) principal payments (whether regularly scheduled or otherwise) on, or any prepayment, purchase, redemption or other acquisition or retirement for value of, any Indebtedness of the Company or any of its Subsidiaries that is subordinated (pursuant to its terms) in right and priority of payment to the Notes or any Guarantee by exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary or an Unrestricted Subsidiary of the Company) of Capital Stock of the Company other than Disqualified Stock or out of the proceeds of a substantially concurrent capital

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
          contribution to the Company (other than by a Subsidiary or an Unrestricted Subsidiary of the Company); provided, however, that, to the extent the proceeds are so used, the sale of Capital Stock or capital contribution will be excluded in determining the aggregate net proceeds received by the Company referred to under clause (B) of the preceding full paragraph;

     (6) (a) from time to time during or following the end of any fiscal quarter during which the Company is an "S Corporation" within the meaning of Section 1361 of the Internal Revenue Code of 1986, a "qualified subchapter S subsidiary" within the meaning of Section 1361(b)(3)(B) of the Code, or a Person who has duly elected to be taxed as a pass- through entity or otherwise ignored for federal income tax purposes, cash distributions by the Company to its shareholders in an amount equal to the maximum amount sufficient to cover payment of the expected federal and state income taxes attributable to the direct or indirect ownership of the Company's common stock, based on the highest federal and state income tax rates that could be applicable to any holder of such common stock, as determined through the end of the fiscal quarter in question plus any penalties or interest thereon, and

          (b) if, subsequent to any year in which the Company or any Subsidiary of the Company was an "S Corporation", a "qualified subchapter S subsidiary" within the meaning of Section 1361(b)(3)(B) of the Code, or a Person who has duly elected to be taxed as a pass-through entity or otherwise ignored for federal income tax purposes any taxing authority or court of competent jurisdiction shall finally determine (including by way of settlement or stipulation) that additional federal or state income taxes or any penalties or interest are payable by the holders of the Company's or the Subsidiary's common stock in respect of income of the Company or the Subsidiary during that year, cash distributions to the holders in an additional amount sufficient to pay the additional federal or state income taxes plus any penalties or interest;

          provided, however, that, in the case of either clause (a) or (b), in no event shall amounts so distributed after the date of the Indenture in respect of any year exceed the actual amount of federal and state income taxes (including any penalties or interest thereon), or additional income taxes (including any penalties or interest thereon), as the case may be, for the year on the income attributable to the ownership of the Company's or the Subsidiary's common stock; provided, further, that for purposes of clause (c)(III)(A) in the preceding paragraph, Consolidated Net Income of the Company shall be reduced by an amount equal to any cash distributions made in respect of any penalties or interest in connection with any federal and state income taxes in accordance with these clauses (6)(a) or (b);

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     (7)  the repurchase by Goldendale Aluminum Company of shares of its preferred stock outstanding on the date of the Indenture; provided, however, that the aggregate amount paid to repurchase such preferred stock does not exceed $30,500,000, plus any accrued and unpaid dividends thereon; and provided, further, that, immediately after giving effect to the repurchase (a) no Event of Default (or event that, with notice or lapse of time, or both, would constitute an Event of Default) will exist and (b) the Company could Incur $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under "-- Limitations on Indebtedness"; and

     (8) the making by the Company or any Subsidiary of the Company of Restricted Payments in addition to those permitted by any other clause of this paragraph or by the first full paragraph of this covenant in an aggregate amount not exceeding $1,000,000.

     No payments and other transfers made under clauses (2) through (7) (except as provided in clause (6)) of the preceding paragraph will reduce the amount available for Restricted Payments, Restricted Investments and Unrestricted Subsidiary Investments under the first full paragraph of this covenant. Payments made under clause (1) or (8) and as specified in clause (6) of the preceding paragraph will reduce the amount available for Restricted Payments, Restricted Investments and Unrestricted Subsidiary Investments under the first full paragraph of this covenant.

     The Board of Directors of the Company may designate a Subsidiary of the Company to be an Unrestricted Subsidiary, provided that certain conditions specified in the definition of "Unrestricted Subsidiary" are met. For purposes of making this determination, all outstanding Unrestricted Subsidiary Investments by the Company and its Subsidiaries in the Unrestricted Subsidiary so designated will be deemed to be Unrestricted Subsidiary Investments Outstanding at the time of the designation and will reduce the amount available for Restricted Payments, Restricted Investments and Unrestricted Subsidiary Investments under the first full paragraph of this covenant. These Unrestricted Subsidiary Investments will be deemed to have been made at the time of the designation and to be in an amount equal to the greater of (1) the net book value of the Unrestricted Subsidiary Investments at the time of the designation and (2) the Fair Market Value of the Unrestricted Subsidiary Investments at the time of the designation. The designation will only be permitted if the Unrestricted Subsidiary Investments would be permitted at that time and if the Subsidiary otherwise meets the conditions specified in the definition of an Unrestricted Subsidiary.

Restrictions on Transactions with Affiliates and Unrestricted Subsidiaries

     The Company will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate or Unrestricted Subsidiary of the Company, unless

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
     (1) the terms of the transaction are no less favorable to the Company or the Subsidiary, as the case may be, than those that could reasonably be expected to be obtained in a comparable transaction with an unrelated Person,

     (2) if the amount of the transaction or the aggregate amount of a series of related transactions is greater than $1,000,000, the transaction or series of related transactions shall have been approved as meeting such standard, in good faith, by a majority of the disinterested members of the Board of Directors of the Company, as evidenced by a Board Resolution, and

     (3) if the amount of the transaction or the aggregate amount of a series of related transactions is greater than $5,000,000, the Company or the Subsidiary, as the case may be, shall have received an opinion that the transaction or series of related transactions is fair to the Company or the Subsidiary, as the case may be, from a financial point of view, from an independent investment banking, appraisal or accounting firm of national standing selected by the Company (which, in the good faith judgment of the Board of Directors of the Company, is qualified to perform this task).

     The  provisions contained in the preceding paragraph will not apply to

     (1) the making of any Restricted Payments, Restricted Investments and Unrestricted Subsidiary Investments otherwise permitted by the covenant described under "-- Limitations on Restricted Payments, Restricted Investments and Unrestricted Subsidiary Investments,"

     (2) compensation (in the form of reasonable director's fees and reimbursement or advancement of reasonable out-of-pocket expenses) paid to any director of the Company or its Subsidiaries for services rendered in that Person's capacity as a director and indemnification and directors' and officers' liability insurance provided in connection therewith, and

     (3) compensation, indemnification and other benefits paid or provided to officers and employees of the Company or its Subsidiaries for services rendered consistent with the Company's practices on the date of the Indenture or comparable to those generally paid or provided by entities engaged in the same or similar businesses (including reimbursement or advancement of reasonable out-of-pocket business expenses and the provision of directors' and officers' liability insurance).

Limitations on Liens

     The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its assets (including without limitation the

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Pledged Shares) to secure, directly or indirectly, any Indebtedness or obligations other than the Notes, unless the Notes are equally and ratably secured on a senior basis for so long as the secured Indebtedness or obligations are so secured.

     The  foregoing provision will not prohibit:

     (1) Liens on the assets of the Subsidiaries of the Company (other than the Collateral) securing Indebtedness under the Credit Agreement permitted by clause (2) of the second paragraph of the covenant described under "-- Limitations on Indebtedness";

     (2) Liens on the Collateral securing Indebtedness under the Hydro Agreement permitted by clause (3) of the second paragraph of the covenant described under "-- Limitations on Indebtedness," provided that these Liens are subordinated to the Liens on the Collateral on terms substantially identical to those in effect on the date of the Indenture;

     (3)  Liens in favor of the Company or any Wholly Owned Subsidiary;

     (4) Liens on assets of a Person existing at the time the Person is merged into or consolidated with the Company or any Subsidiary of the Company, provided that these Liens were not created in connection with or in contemplation of the merger or consolidation and do not extend to any other assets (other than Improvements thereto or thereon and any proceeds thereof) of the Company or any Subsidiary of the Company;

     (5) Liens on assets existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that these Liens were not created in connection with or in contemplation of the acquisition and do not extend to any other assets (other than Improvements thereto or thereon and any proceeds thereof) of the Company or any Subsidiary of the Company;

     (6) Liens securing Refinancing Indebtedness permitted by clause (6) of the second paragraph of the covenant described under "-- Limitations on Indebtedness" and Incurred to Refinance, or successively Refinance, any Indebtedness secured by Liens permitted by this paragraph (other than by clause (3) or (8) of this paragraph), provided that the Liens securing the Refinancing Indebtedness do not encumber any assets (which may be by category or type) of the Company or any Subsidiary of the Company other than those securing the Indebtedness so Refinanced;

     (7)  Permitted Liens; and

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
     (8) Liens on assets of the Company or the Subsidiaries (other than the Pledged Shares), in addition to those permitted by clauses (1) through
          (7), securing Indebtedness or obligations in an aggregate amount at any time outstanding not exceeding $5,000,000.

The Notes will be considered equally and ratably secured on a senior basis with any other Lien if the Lien securing the Notes is of at least equal priority and covers the same assets as the other Lien, provided that, if the Indebtedness or obligations secured by the other Lien are expressly subordinated in right and priority of payment by their terms to the Notes or any Guarantee, the Lien securing the Notes shall be senior to the other Lien.

Subsidiary Guarantees

     The Indenture will provide that, if any Person becomes a Subsidiary of the Company after the date of the Indenture (including as a result of any merger, consolidation or other acquisition or any designation by the Board of Directors of the Company), the Company will

     (1) execute and deliver to the Trustee, and cause each Person (and, in the event the Company owns any of the Capital Stock of the Person indirectly through one or more other Subsidiaries of the Company, each of the other Subsidiaries) to execute and deliver to the Trustee, a supplemental indenture complying with the requirements of the Indenture satisfactory in form to the Trustee pursuant to which

          (a) the Person will be named as an additional Subsidiary of the Company subject as such to the terms of the Indenture, including without limitation the provisions described under "-- The Subsidiary Guarantees," and

          (b) all of the issued and outstanding Capital Stock of the Person owned by the Company or any Subsidiary of the Company (together with all income, benefits and rights derived therefrom and all proceeds thereof) will become subject to the Pledge under the Indenture, and

     (2) deliver or cause the Subsidiaries to deliver to the Trustee all certificates evidencing the Capital Stock, properly endorsed in blank or accompanied by duly executed stock powers satisfactory in form to the Trustee providing for transfer in blank.

Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries

     The Company will not, and will not permit its Subsidiaries to, create or otherwise suffer to exist any consensual encumbrances or restrictions on the ability of any Subsidiary of the Company to pay dividends or make any other distributions on its Capital Stock or pay

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
any Indebtedness owed to the Company or any other Subsidiary of the Company or to make loans or advances or transfer any of its assets to the Company or any other Subsidiary of the Company; provided, however, that these restrictions shall not prohibit Permitted Dividend Encumbrances.

Limitations on Asset Sales

     The Company will not, and will not permit any of its Subsidiaries to, consummate any Asset Sale unless the Company or the Subsidiary receives consideration in connection with the Asset Sale at least equal to the Fair Market Value of the assets sold, transferred or otherwise disposed of and at least 75% of the consideration therefor received by the Company or the Subsidiary (exclusive of indemnities) is in the form of cash or Cash Equivalents, provided that this sentence shall not apply to the sale or disposition of assets as a result of a foreclosure (or a secured party taking ownership of such assets in lieu of foreclosure) or as a result of an involuntary proceeding in which the Company cannot, directly or through its Subsidiaries, direct the type of proceeds received. The amount of any liabilities of the Company or any Subsidiary of the Company (other than contingent liabilities and liabilities that are by their terms subordinated in right and priority of payment to the Notes or any Guarantee) that are actually assumed by the transferee in the Asset Sale pursuant to a customary novation agreement that releases the Company and its Subsidiaries from further liability will be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or its Subsidiaries.

     The Company will apply any Net Cash Proceeds received after the date of the Indenture to

     (1) the prepayment of any Indebtedness of the Company (other than the Notes or the Indebtedness under the Credit Agreement (or any Refinancing Indebtedness Incurred in any Refinancing or successive Refinancing thereof)) entitled to receive payment pursuant to the terms thereof (excluding Indebtedness that by its terms is subordinated in right and priority of payment to the Notes or any Guarantee) (the "Specified Pari Passu Indebtedness"), unless the holders thereof elect not to receive the prepayment (provided that, in the event any of the Indebtedness was Incurred under a revolving credit arrangement, the prepayment shall be accompanied by a permanent reduction of the commitment in respect thereof), and

     (2) an offer to purchase (an "Asset Sale Offer") the then outstanding Notes on any Business Day occurring no later than 305 days after the receipt by the Company (or any of its Subsidiaries, if applicable) of the Net Cash Proceeds (the "Asset Sale Purchase Date," which date shall be deferred to the extent necessary to permit the Asset Sale Offer to remain open for the period required by applicable law), at a price (the "Asset Sale Purchase Price") equal to 100% of the principal amount thereof together with accrued and unpaid

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          interest, if any, to the Asset Sale Purchase Date pursuant to the provisions set forth below.

An Asset Sale Offer with respect to the Notes will be in an aggregate principal amount (the "Asset Sale Offer Amount") equal to the Net Cash Proceeds (rounded down to the nearest $1,000) from the Asset Sales to which the Asset Sale Offer relates multiplied by a fraction, the numerator of which is the principal amount of the Notes outstanding (determined as of the close of business on the day immediately preceding the date notice of the Asset Sale Offer is mailed) and the denominator of which is the principal amount of the Notes outstanding plus the aggregate principal amount of Specified Pari Passu Indebtedness outstanding (determined as of the close of business on the day immediately preceding the date notice of the Asset Sale Offer is mailed). If

     (1)  no Specified Pari Passu Indebtedness is outstanding or

     (2) the holders of this Indebtedness entitled to receive payment elect not to receive the payments provided for in the previous sentence, or

     (3) the application of such Net Cash Proceeds results in the complete prepayment of this Indebtedness,

then in each case any remaining portion of such Net Cash Proceeds will be required to be applied to an Asset Sale Offer to purchase the Notes.

     Notice of an Asset Sale Offer will be mailed by the Company to all holders at their last registered address within 275 days of the receipt by the Company or any of its Subsidiaries of any Net Cash Proceeds. The Asset Sale Offer shall remain open from the time of mailing until the last Business Day before the Asset Sale Purchase Date, but in no event for a period less than the greater of

     (1)  24 days or

     (2)  that required by applicable law.

The       notice shall state, among other things,

     (1) that holders will be entitled to withdraw their election if the Trustee receives, not later than one Business Day before the Asset Sale Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Notes the holder delivered for purchase, the certificate number of each Note the holder delivered for purchase and a statement that the holder is withdrawing his, her or its election to have the Notes purchased and

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     (2)  that if Notes in a principal amount in excess of the Asset Sale Offer
          Amount are surrendered pursuant to the Asset Sale Offer, the Company shall purchase Notes on a pro rata basis (with adjustments deemed appropriate by the Company so that only Notes in denominations of $1,000 or integral multiples thereof will be acquired).

     Notwithstanding the foregoing, the Company will not be required to make an Asset Sale Offer until the aggregate amount of Net Cash Proceeds so to be applied pursuant to this covenant exceeds $10,000,000, and then the total amount of such Net Cash Proceeds shall be required to be so applied in accordance with this covenant. In no event will any Net Cash Proceeds that are applied to an Asset Sale Offer be required to be applied to more than one Asset Sale Offer.

     Notwithstanding the foregoing, the Company will have no obligation to make an Asset Sale Offer if, and to the extent, the Company or any of its Subsidiaries commits within 270 days of the receipt of any Net Cash Proceeds to reinvest (whether by acquisition of an existing business or expansion, including without limitation capital expenditures) the Net Cash Proceeds in one or more of the lines of business (including capital expenditures) in which the Company or its Subsidiaries were engaged on the date of the Indenture or any business reasonably related or ancillary thereto, provided that the Net Cash Proceeds are substantially so used or irrevocably committed to be so used no later than 365 days following receipt of the Net Cash Proceeds.

Limitations on Unrestricted Subsidiaries

     The Company will not permit any of its Unrestricted Subsidiaries to guarantee or otherwise directly or indirectly provide credit support for any Indebtedness of the Company or any of its Subsidiaries.

Conduct of Business

     The Company will not, and will not permit any of its Subsidiaries to, engage in any businesses other than lines of business in which the Company or any of its Subsidiaries is engaged on the date of the Indenture and any business reasonably related or ancillary thereto (as determined in good faith by the Company's Board of Directors).

Limitations on Issuances and Sales of Capital Stock of Subsidiaries

     The Company will not, and will not permit any of its Subsidiaries to, sell, transfer or otherwise dispose of any Capital Stock of any Subsidiary to any Person if as a result of the sale, transfer or disposition the Subsidiary will cease to be a Subsidiary, and will provide further that any permitted sale, transfer or disposition will comply with the terms of the Indenture (including without limitation the covenant described under "-- Limitations on Asset Sales").

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Payments for Consent

     The Company will not, and will not permit any of its Subsidiaries or Unrestricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of a Note for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Notes or any Guarantee, unless the consideration is offered to be paid or is paid to all holders of the Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or amendment.

Maintenance of Corporate Existence

     Except pursuant to a merger or a consolidation in accordance with the provisions described under "-- Merger or Consolidation," the Company will at all times (except as otherwise provided or permitted in the Indenture) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate existence of each Subsidiary of the Company; provided, however, that any Wholly Owned Subsidiary may liquidate or dissolve under the laws of its jurisdiction of formation.

Maintenance of Insurance

     From and at all times after the date of issuance of Notes until the Notes have been paid in full, the Company and the Subsidiary Guarantors will, and will cause their Restricted Subsidiaries to, have and maintain in effect insurance with responsible carriers against risks and in amounts as is customarily carried by similar businesses with deductibles, retentions, self insured amounts and coinsurance provisions that are customarily carried by similar businesses of similar size, including, without limitation, property and casualty.

SEC Reports

     The Company will file with the Trustee, within 15 days after it is required to file them with the Securities and Exchange Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. If the Company is not subject to the requirements of Section 13 or 15(d) of the Securities Exchange Act, the Company shall nonetheless file with the Trustee copies of annual reports and information, documents and other reports that it would file if it were subject to the requirements of Section 13 or 15(d) of the Securities Exchange Act. In addition, the Company and its Subsidiaries will agree that, for so long as any Restricted Securities remain outstanding, they will furnish to the holders of the Notes and to securities analysts and prospective investors, upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933.

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Merger or Consolidation

     The Company will not consolidate or merge with or into any other entity or sell or convey (or permit any of its Subsidiaries to sell or convey) all or substantially all of the Company's property (determined on a consolidated basis for the Company and its Subsidiaries) to any other entity, whether in a single transaction or a series of related transactions (the entity formed by or surviving any such consolidation or merger, or to which such sale or conveyance shall have been made, whether the Company or such other entity, being herein called the "surviving corporation"), unless

     (1) immediately after giving effect to such consolidation, merger, sale or conveyance, no Event of Default (or event that, after notice or lapse of time, or both, would constitute an Event of Default) will exist,

     (2) the surviving corporation will be a corporation organized under the laws of the United States or any State thereof,

     (3) immediately after giving effect to such consolidation, merger, sale or conveyance, the surviving corporation could Incur $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under "-- Limitations on Indebtedness,"

     (4) the surviving corporation (if other than the Company) will expressly assume the obligations of the Company under the Notes and the Indenture by supplemental indenture complying with the requirements of the Indenture satisfactory in form to the Trustee,

     (5) the surviving corporation (if other than the Company) will expressly assume the obligations of the Company under the Security Agreements and the Registration Rights Agreement and

     (6) immediately after giving effect to the consolidation, merger, sale or conveyance, the surviving corporation will have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to the transaction.

     Except as set forth in the immediately succeeding paragraph, no Subsidiary of the Company (other than a Subsidiary the Guarantee of which is to be released in accordance with the terms of the Indenture in connection with any transaction complying with the covenant described under "-- Limitations on Asset Sales") will consolidate or merge with or into any other entity, unless

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     (1)  immediately after giving effect to the consolidation or merger, no
          Event of Default (or event that, after notice or lapse of time, or both, would constitute an Event of Default) will exist,

     (2) the surviving corporation will be a Subsidiary of the Company organized under the laws of the United States or any State thereof,

     (3) immediately after giving effect to the consolidation or merger, the Company could Incur $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under "-- Limitations on Indebtedness,"

     (4) the surviving corporation (if other than the Subsidiary) will expressly assume the obligations of the Subsidiary under the Security Agreements and the Indenture (including the obligations of the Subsidiary under its Guarantee) by supplemental indenture complying with the requirements of the Indenture satisfactory in form to the Trustee, and

     (5) immediately after giving effect to the consolidation or merger, the surviving corporation will have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Subsidiary immediately prior to such transaction.

     Notwithstanding the immediately preceding paragraph,

     (1) a Wholly Owned Subsidiary of the Company may consolidate or merge with or into the Company, provided that the Company is the surviving corporation, and

     (2) a Wholly Owned Subsidiary of the Company may consolidate or merge with or into any other Wholly Owned Subsidiary.

No Amendment to Subordination Provisions

     Without the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, the Company will not amend, modify or alter the Hydro Agreement in any way that will

     (1) increase the rate of or change the time for payment of interest on any Hydro Subordinated Debt,

     (2) increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of any Hydro Subordinated Debt and

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     (3)  alter the redemption provisions or the price or terms at which the
          Company is required to offer to purchase the Hydro Subordinated Debt.

The Company also will not agree or consent to or take any other act to affect the subordination of the Hydro Subordinated Debt relative to the Notes.

Release of Collateral

     Under certain circumstances, the Company may obtain the release of certain Collateral upon fulfilling various requirements as provided in the Security Agreements.

Defaults and Certain Rights on Default

     Each of the following is an Event of Default:

     (1) a default in the payment of principal, Change of Control Purchase Price, Asset Sale Purchase Price or premium (if any) with respect to the Notes, as and when the same shall become due and payable either at maturity, upon redemption or purchase by the Company, by declaration or otherwise,

     (2) a default in payment of any installment of interest on any of the Notes as and when the same shall become due and payable, which default continues for 30 days,

     (3) a failure on the part of the Company to observe or perform in any material respect the provisions described under "--Material Covenants-- Limitations on Indebtedness," "--Material Covenants -- Limitations on Restricted Payments, Restricted Investments and Unrestricted Subsidiary Investments," "--Material Covenants-- Limitations on Liens," "--Material Covenants -- Limitations on Asset Sales," "--Covenants-- Merger or Consolidation," "-- Material Covenants-- No Amendment to Subordination Provisions" or "Offer to Purchase the Notes,"

     (4) a failure on the part of the Company to observe or perform in any material respect any other of the covenants or agreements on the part of the Company in the Notes or in the Indenture for a period of 60 days after the date on which written notice of the failure, which notice must specify the failure, demand it be remedied and state that the notice is a "Notice of Default," shall have been given to the Company by the Trustee by registered or certified mail (which notice the Trustee may give at its discretion and will give upon receipt of requests to do so by the holders of at least 25% of the aggregate principal amount of the Notes at the time outstanding) or to the Company and the Trustee by registered or certified mail by the holders of at least 25% of the aggregate principal amount of the Notes at the time outstanding,

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     (5)  a default under any mortgage, indenture or instrument under which there may be issued, secured or evidenced any Indebtedness of the Company or any of its Subsidiaries, whether the Indebtedness now exists or shall hereafter be created, which default

          (a) in the case of a failure to make payment on any Indebtedness, shall not have been waived, cured or otherwise ceased to exist prior to the expiration of the applicable grace period provided with respect to the Indebtedness, or

          (b) in the case of any default other than a payment default referred to in clause (a), shall have resulted in the Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, provided that the aggregate principal amount of all Indebtedness in respect of which any such default exists exceeds $10,000,000;

     (6) a breach by the Company or any Guarantor of any material representation or warranty set forth in the Security Agreements, or, subject to notice and grace periods set forth in the applicable Security Agreements, a default by the Company or any Guarantor in the performance of any covenant set forth in the Security Agreements, or a repudiation by the Company or any Guarantor of its obligations under the Security Agreements or the unenforceability of the Security Agreements against the Company or any Guarantor for any reason;

     (7) a final judgment which, together with other outstanding final judgments against the Company and its Subsidiaries, exceeds an aggregate of $10,000,000 (to the extent the judgments are not covered by valid and collectible insurance from solvent unaffiliated insurers or uncontested indemnification from solvent unaffiliated indemnitors) shall be entered against the Company and/or its Subsidiaries and, within 60 days after entry thereof, judgments exceeding that amount shall not have been discharged, settled or bonded or execution thereof stayed pending appeal or, within 60 days after the expiration of any stay, the judgments exceeding such amount shall not have been discharged, settled or bonded or execution thereof further stayed;

     (8) certain events of bankruptcy, insolvency, receivership or reorganization with respect to the Company or any of its Subsidiaries and

     (9) other than pursuant to the provisions regarding release described under "-- The Subsidiary Guarantees," a Guarantee having been held unenforceable or invalid with respect to any Subsidiary of the Company by a final non-appealable order or judgment issued by a court of competent jurisdiction or having ceased for any reason to be in full force and effect with respect to any

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          Subsidiary of the Company, or any Subsidiary of the Company or any
          Person acting by or on behalf of any Subsidiary of the Company having denied or disaffirmed its obligations under a Guarantee.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs before December 15, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to December 15, 2002, then the premium specified in the Indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     If an Event of Default shall have occurred and be continuing, either the Trustee or the holders of at least 25% of the aggregate principal amount of the Notes then outstanding may declare the entire principal of and interest on the Notes to be due and payable immediately. Upon the occurrence of certain events of bankruptcy, insolvency, receivership or reorganization, principal of and interest on the Notes will become due and payable without necessity of action on the part of the Trustee or the holders of the Notes. The holders of a majority of the aggregate principal amount of the Notes at the time outstanding may on behalf of the holders of all of the Notes waive any past default under the Indenture and its consequences (including any acceleration, other than an automatic acceleration resulting from certain events of bankruptcy, insolvency, receivership or reorganization), except a default in the payment of principal of, premium, if any, Change of Control Purchase Price, Asset Sale Purchase Price or interest on any of the Notes (other than solely as a result of an acceleration) or a default under any covenant or provision of the Indenture which under the provisions described in "-- Modification of the Indenture or Security Agreements" cannot be modified or amended without the consent of the holder of each outstanding Note. In the case of any waiver, the Company, the Trustee and the holders of the Notes will be restored to their former positions and rights hereunder; but no waiver shall extend to any subsequent or other default or impair any right consequent thereon.

Modification of Indenture or Security Agreements

     With the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Trustee and the Company may execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the Indenture or modify in any manner the rights of the holders of the Notes; provided, however, that, without the consent of each holder of an outstanding Note affected, no such supplemental indenture will

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     (1)  extend the stated maturity of any Note, reduce the rate at which interest accrues on any Note, extend the time or alter the manner of payment of interest on any Note, reduce the principal amount of any Note, alter the timing of or reduce any premium payable upon the redemption of any Note, change the currency in which any payments are made on or with respect to any Note, change the ranking or seniority of any Note, or reduce the amount payable on any Note in the event of acceleration or the amount of any Note payable in bankruptcy, or

     (2) reduce the percentage of aggregate principal amount of Notes the consent of the holders of which is required for any supplemental indenture.

The Company and the Trustee may, without the consent of any holder of the Notes, amend or supplement the Indenture for certain limited purposes, including to cure any ambiguity or to correct any defect or inconsistency in the Indenture or to comply with any requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. Without the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding Notes, the Collateral Agent and the Company cannot

     (1)  amend the Security Agreements or

     (2) release any of the Collateral from a Lien or the Security Agreements (except in accordance with the provisions thereof).

Legal Defeasance and Covenant Defeasance

     The Company may, at its option, elect to have its obligations and the obligations of its Subsidiaries, including under any Guarantees, discharged with respect to the outstanding Notes ("Legal Defeasance"). This Legal Defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented, and the Indenture will cease to be of further effect as to all outstanding Notes and Guarantees, except as to

     (1) rights of holders of the Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when the payments are due from the trust funds;

     (2) the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trust, duties, and immunities of the Trustee, and the Company's obligations in connection therewith; and

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     (4)  the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and its Subsidiaries released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with these obligations will not constitute an Event of Default with respect to the Notes. If a Covenant Defeasance occurs, certain events (not including non-payment, guarantees, bankruptcy, receivership, reorganization and insolvency events) described under "-- Defaults and Certain Rights on Default" will no longer constitute an Event of Default with respect to the Notes.

     In   order to exercise either Legal Defeasance or Covenant Defeasance,

     (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, U.S. legal tender, Government Securities or a combination thereof, in amounts that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the redemption date of the principal or installment of principal of, premium, if any, or interest on the Notes, and the holders of Notes must have a valid, perfected, exclusive security interest in the trust;

     (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that

          (a) the Company has received from, or there has been published by the Internal Revenue Service, a ruling or

          (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon the opinion of counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

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     (4)  no Event of Default (or event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing on the date of the deposit or, in so far as bankruptcy, insolvency, receivership or reorganization are concerned, at any time between the date of the deposit and the 91st day after the date of the deposit and the Company shall have delivered to the Trustee an opinion of counsel, subject to the qualifications and exceptions as the Trustee deems appropriate, to the effect that, assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and that no holder of the Notes is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally;

     (5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

     (6) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes over any other creditors of the Company or any of its Subsidiaries or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or any of its Subsidiaries or others; and

     (7) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the Company has complied with the conditions precedent provided for in, in the case of the Officers' Certificate, (1) through (6) and, in the case of the opinion of counsel, clauses (1) (with respect to the validity and perfection of the security interest) and (5) of this paragraph.

     If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of, premium, if any, and interest on the Notes when due, or if the transfer of the funds to the Trustee is avoided as a preferential transfer, a fraudulent transfer, or otherwise, then the obligations of the Company and the Subsidiary Guarantors under the Indenture will be revived and no defeasance will be deemed to have occurred.

Concerning the Trustee

     U.S. Trust Company, National Association, is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

     The holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any

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remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to these provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless a holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

Governing Law

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

     Set forth below are certain defined terms used in the Indenture. Please refer to the Indenture for a full disclosure of all these terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Affiliate" means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with a specified Person. For the purpose of this definition, "control" when used with respect to any specified Person means the possession of the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Aluminum Hedging Obligations" means, with respect to any Person, monetary obligations of that Person pursuant to any options or futures contract, forward contract or other agreement or arrangement designed to protect that Person or any of its Subsidiaries against fluctuations in prices of aluminum or raw materials related to the production of aluminum.

     "Asset Sale" means

     (1) any sale, transfer or other disposition (including without limitation dispositions pursuant to a merger, consolidation or sale and leaseback transaction) of any assets (other than cash or Cash Equivalents) on or after the date of the Indenture by the Company or any of its Subsidiaries to any Person other than the Company or a Wholly Owned Subsidiary, and

     (2) the issuance by any Subsidiary of the Company on or after the date of the Indenture of its Capital Stock to any Person other than the Company or a

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          Wholly Owned Subsidiary; provided, however, that, solely for the purposes of the definition of Consolidated Cash Flow Available for Fixed Charges, the term Asset Sale shall exclude dispositions pursuant to a sale and leaseback transaction if the lease under the sale and leaseback transaction is required to be classified and accounted for as a Capitalized Lease Obligation; and provided, further, that the following sales, transfers or other dispositions of assets will not be an "Asset Sale" hereunder:

          (a) sales of inventory in the ordinary course of business of the Company and its Subsidiaries;

          (b)  o   trade-ins of any used equipment on replacement equipment or

               o sales, transfers or other dispositions of property no longer necessary for or useful in the proper conduct of the business of the Company and its Subsidiaries, the gross proceeds of which sales, transfers or other dispositions (exclusive of indemnities) do not exceed $1,000,000 during any 12-month period (the amount of the proceeds, to the extent consisting of property other than cash, to be the Fair Market Value of such property);

     (3) transfers or other dispositions resulting from the creation, Incurrence or assumption of (but not any foreclosure with respect to) any Lien not prohibited by the covenant described under "-- Material Covenants -- Limitations on Liens";

     (4) sales in the ordinary course of business of accounts receivable as to which collection is doubtful in accordance with past practice;

     (5) sales, transfers or other dispositions in connection with any consolidation or merger of the Company or any of its Subsidiaries or sale or conveyance of all or substantially all of the property of the Company (determined on a consolidated basis for the Company and its Subsidiaries) in compliance with the provisions described under "-- Material Covenants -- Merger or Consolidation";

     (6) sales, transfers or other dispositions which are Restricted Investments, Restricted Payments or Unrestricted Subsidiary Investments permitted by the provisions described under "-- Material Covenants -- Limitations on Restricted Payments, Restricted Investments and Unrestricted Subsidiary Investments";

     (7) sales, transfers or other dispositions of the 105 megawatt General Electric steam turbine generator and related generator power transformers and other

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          related assets held for sale by Goldendale Aluminum Company on the date of the Indenture; and

     (8) the surrender or waiver of contract rights, or settlement, release or surrender of contract, tort or other claims of any kind.

     "Attributable Debt" means, with respect to a sale and leaseback transaction, as of the date of completion of the transaction, the greater of

     (1) the Fair Market Value of the property subject to the sale and leaseback transaction and

     (2) the present value (discounted at the interest rate borne by the Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in the sale and leaseback transaction (including any period for which the lease has been extended).

     "Borrowing Base" means, at any time, the sum of

     (1) up to 85% of the then book value (net of reserves) of the accounts of the Company and its Subsidiaries on a consolidated basis arising from the sale of inventory in the ordinary course of business, plus

     (2) up to 75% of the then book value of the finished aluminum inventory of the Company and its Subsidiaries on a consolidated basis, plus

     (3) up to 50% of the other inventory of the Company and its Subsidiaries on a consolidated basis, all as determined in accordance with GAAP.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock, partnership or member interests or other undivided ownership interests in the Person, and warrants, options or similar rights (other than, except for purposes of the provisions described under "-- Material Covenants -- Subsidiary Guarantees" and "-- Security," debt securities convertible into Capital Stock) to acquire the capital stock, partnership or member interests or other undivided ownership interests in the Person.

     "Capitalized Lease Obligations" means, with respect to any Person, the obligations of the Person to pay rent or other amounts under any lease of (or other agreement conveying the right to use) real or personal property, which obligations are required to be classified and accounted for as a capital lease obligation on a balance sheet of the Person under GAAP; and, for purposes of the Indenture, the amount of these obligations at any date shall be the amount of the liability thereof at that date, determined in accordance with GAAP.

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     "Cash Equivalents" means, with respect to any Person,

     (1) Government Securities having maturities of not more than one year from the date of acquisition,

     (2) certificates of deposit of any commercial bank incorporated under the laws of the United States, or any state, territory or commonwealth thereof, of recognized standing having capital and unimpaired surplus in excess of $100,000,000 and whose short-term commercial paper rating at the time of acquisition is at least A-2 or the equivalent by Standard & Poor's Corporation or at least P-2 or the equivalent by Moody's Investors Services, Inc. (any such bank, an "Approved Bank"), which certificates of deposit have maturities of not more than one year from the date of acquisition,

     (3) repurchase obligations with a term of not more than 31 days for underlying securities of the types described in clauses (1), (2) and
          (4) of this definition entered into with any Approved Bank,

     (4) commercial paper or finance company paper issued by any Person incorporated under the laws of the United States, or any state thereof, and rated at least A-2 or the equivalent by Standard & Poor's Corporation or at least P-2 or the equivalent by Moody's Investors Services, Inc., and in each case maturing not more than one year from the date of acquisition, and

     (5) investments in money market funds that are registered under the Investment Company Act of 1940 that have net assets of at least $100,000,000 and at least 85% of whose assets consist of investments or other obligations of the type described in clauses (1) through (4) above.

     "Change of Control" means the occurrence of any of the following (whether or not otherwise in compliance with the provisions of the Indenture):

     (1) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange
          Act) other than the Company and/or one or more Wholly Owned Subsidiaries,

     (2) the adoption of a plan relating to the complete liquidation or dissolution of the Company,

     (3) the consummation of any transaction (including, without limitation, any merger or consolidation) as a result of which Brett E. Wilcox is no longer the sole beneficial owner (as to both voting and dispositive power) of at least a

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
          majority of the Voting Stock of the Company, provided that an event will not constitute a "change of control" if Brett E. Wilcox

          (a) is the sole beneficial owner (as to both voting and dispositive power) of at least 35% of the Voting Stock of the Company, and

          (b)  is the Chief Executive Officer of the Company and

          (c) has the sole right (not subject to revocation, termination or expiration prior to the scheduled maturity of the Notes) to elect a majority of the Board of Directors of the Company;

          provided, further, that the immediately preceding proviso will not be available if any other "person" (as defined above) is the beneficial owner (as to either voting or dispositive power) of 35% or more of the Voting Stock of the Company or

     (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. For purposes of this provision, "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who

          (a) was a member of the Board of Directors on the date of the Indenture or

          (b) was nominated for election or elected or appointed to the Board of Directors by the Board of Directors of the Company at a time when a majority of the Board (excluding any member whose service terminated as result of death) consisted of Continuing Directors.

     "Consolidated Amortization Expense" means, with respect to any Person for any period, the amortization expense (including without limitation that associated with goodwill, deferred financing charges and other intangible items) of that Person and its Subsidiaries for the period, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Cash Flow Available for Fixed Charges" means, with respect to any Person for any period, the sum (without duplication) of the amounts for the period of

     (1) Consolidated Net Income (which shall include, solely for this purpose, the Net Income of any Unrestricted Subsidiary to the extent paid or distributed in cash to the Company or one of its Subsidiaries),

     (2) Consolidated Fixed Charges (but only to the extent Consolidated Net Income has been reduced thereby),

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     (3)  Consolidated Income Tax Expense (other than income taxes (including credits) with respect to items of Net Income not included in the definition of Consolidated Net Income),

     (4)  Consolidated Depreciation Expense,

     (5)  Consolidated Amortization Expense, and

     (6) any other non-cash items reducing Consolidated Net Income (excluding any non-cash expense to the extent it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period or amortization of a prepaid cash expense that was paid in a prior period), minus any non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for the Person and its Subsidiaries in accordance with GAAP;

provided, however, that

     (1) if, during that period (or subsequent to the period and on or before the relevant Transaction Date, as defined below), the Person or any of its Subsidiaries shall have engaged in any Asset Sale, Consolidated Cash Flow Available for Fixed Charges of the Person and its Subsidiaries for the period will be reduced by an amount equal to the Consolidated Cash Flow Available for Fixed Charges (if positive) directly attributable to the assets that are the subject of the Asset Sale for the period, or increased by an amount equal to the Consolidated Cash Flow Available for Fixed Charges (if negative) directly attributable to the assets that are the subject of the Asset Sale for the period and

     (2) if, during that period (or subsequent to the period and on or before the relevant Transaction Date), the Person or any of its Subsidiaries shall have acquired any material assets out of the ordinary course of business, Consolidated Cash Flow Available for Fixed Charges will be calculated on a pro forma basis as if the asset acquisition and related financing had occurred at the beginning of the period.

     "Consolidated Depreciation Expense" means, with respect to any Person for any period, the depreciation and depletion expense (including without limitation the amortization expense associated with Capitalized Lease Obligations) of that Person and its Subsidiaries for the period, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person as of the date of the transactions giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date"), the ratio of

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     (1)  the aggregate amount of Consolidated Cash Flow Available for Fixed
          Charges of that Person for the four fiscal quarters immediately preceding the Transaction Date for which financial information in respect thereof is available (the "Four Quarter Period") to

     (2) the aggregate Consolidated Fixed Charges of the Person for the Four Quarter Period.

For purposes of this calculation,

     (1) any Indebtedness (other than Indebtedness Incurred under a revolving credit facility in effect on a pro forma basis on the Transaction
          Date) Incurred, repaid, redeemed, repurchased, defeased or otherwise discharged during the Four Quarter Period or subsequent to the Four Quarter Period and on or before the Transaction Date, including without limitation Indebtedness giving rise to the need to make these calculations, will be deemed to have been Incurred or discharged, as the case may be, on the first day of the Four Quarter Period (so that there will be deemed to have been outstanding during the entire Four Quarter Period an amount of Indebtedness equal to the amount thereof outstanding on a pro forma basis on the Transaction Date and so that no Indebtedness that is not outstanding on a pro forma basis on the Transaction Date will be deemed to have been outstanding during any part of the Four Quarter Period),

     (2) any Indebtedness under a revolving credit facility in effect on a pro forma basis on the Transaction Date will be deemed to have been outstanding during the entire Four Quarter Period in an amount equal to the average daily balance of the Indebtedness during the period commencing on the first day of the Four Quarter Period and ending on the Transaction Date, and

     (3) Consolidated Fixed Charges attributable to interest accrued at a variable rate will be computed as if the rate in effect on the Transaction Date had been the applicable rate for the entire Four Quarter Period, unless the Person or any of its Subsidiaries is a party to any Interest Hedging Obligations (which will remain in effect for the 12-month period immediately following the Transaction Date) that have the effect of fixing such rate, in which case the fixed rate shall be used.

     "Consolidated Fixed Charges" means (without duplication), with respect to any Person for any period, the sum of:

     (1) the interest expense of that Person and its Subsidiaries for the period, determined on a consolidated basis in accordance with GAAP;

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     (2)  all fees, commissions, discounts and other charges of that Person and its Subsidiaries for the period, determined on a consolidated basis in accordance with GAAP, with respect to letters of credit and bankers' acceptances and the costs (net of benefits) associated with Interest Hedging Obligations of the Person and its Subsidiaries for the period;

     (3) the aggregate amount of dividends or other similar distributions accrued by that Person and its Subsidiaries during the period with respect to preferred stock of the Person or its Subsidiaries determined on a consolidated basis in accordance with GAAP; and

     (4) amortization or write-off of debt discount for the period in connection with any Indebtedness of that Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Income Tax Expense" means (without duplication), with respect to any Person for any period, the income tax expense (net of applicable credits) of that Person and its Subsidiaries for the period, determined on a consolidated basis in accordance with GAAP, and, in the case of the Company, any distributions made in respect of income for the period pursuant to clause (6) of the second paragraph of the covenant described under "-- Material Covenants -- Limitations on Restricted Payments, Restricted Investments and Unrestricted Subsidiary Investments."

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of that Person and its Subsidiaries for the period taken as a single accounting period, all as determined on a consolidated basis in accordance with GAAP, excluding (in each case to the extent otherwise included):

     (1) the Net Income (but not loss) of any Person that is not a Subsidiary of the Person or that is accounted for on the equity method of accounting, except to the extent of the amount of dividends or other distributions (other than dividends or distributions of Capital Stock) actually paid in cash to the Person or any of its Subsidiaries by the other Person during such period;

     (2) except to the extent included by clause (1), the Net Income of any Person accrued before the date it becomes a Subsidiary of the Person or is merged into or consolidated with the Person or any of its Subsidiaries or that Person's assets are acquired by the Person or any of its Subsidiaries;

     (3)  the Net Income of any Subsidiary of the Person during the period

          (a) to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of the Net Income is not at the time permitted or, directly or indirectly, by operation of the terms of its

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               charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation (including any governmental approval that has not been obtained) applicable to that Subsidiary or its shareholders or

          (b) in the case of a foreign Subsidiary or a Subsidiary with significant foreign source income, to the extent the Net Income has not been distributed to the Person and the distribution would result in a material tax liability not otherwise deducted from the calculation of Consolidated Net Income whether or not the deduction is required by GAAP;

     (4) the Net Income of any Unrestricted Subsidiary, whether or not paid or distributed to the Company or one of its Subsidiaries; and

     (5)  the cumulative effect of a change in accounting principles.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the total shareholders' equity of that Person as of the date less, to the extent otherwise included, amounts attributable to Disqualified Stock, in each case determined on a consolidated basis in accordance with GAAP.

     "Credit Agreement" means the Credit Agreement, dated December 21, 1998, by and among Northwest Aluminum Company, Northwest Aluminum Specialties, Inc., Goldendale Holding Company (as guarantor), Goldendale Aluminum Company, Northwest Aluminum Technologies, LLC, the financial institutions that are, or from time to time become, parties thereto, and BankBoston N.A., as administrative agent, providing for revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Disqualified Stock" means

     (1) except as set forth in clause (2) below, with respect to any Person, Capital Stock of that Person that by its terms, or by the terms of any security into which it is convertible or for which it is exercisable or exchangeable, is, or upon the happening of an event or a passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by the Person or any of its Subsidiaries, in whole or in part, on or before the scheduled maturity date that is 91 days after the maturity of the Notes, and

     (2) with respect to any Subsidiary of a Person (including any Subsidiary of the Company), any Capital Stock other than common stock with no special rights and no preference, privileges, or redemption or repayment provisions.

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     "Excluded Property" means the real property at Goldendale, Washington and
The Dalles, Oregon, including the improvements thereon, that is not integral to the Company's operations and not subject to the Liens of the Security Agreements.

     "Fair Market Value" means, with respect to any property other than cash, the fair market value of the property as determined in good faith by the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution; provided, however, that, if the Company or a Subsidiary of the Company makes a payment in the form of or otherwise transfers property other than cash to, or receives property other than cash from, an Affiliate of the Company or an Unrestricted Subsidiary in an amount in excess of $5,000,000, the Company or a Subsidiary of the Company, in addition, shall have received an opinion from an independent investment banking, appraisal or accounting firm of national standing selected by the Company (which, in the good faith judgment of the Board of Directors, is qualified to perform this task) to the effect that the Board of Directors' determination of fair market value is fair.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in other statements by any other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the date of the Indenture.

     "Government Securities" means securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof).

     "Guarantee" means any guarantee of the Notes by any Subsidiary of the Company.

     "Hydro Agreement" means the Subordinated Note Purchase Agreement, dated December 21, 1998, between the Company and Norsk Hydro USA, Inc., including all related notes, collateral documents and guarantees.

     "Improvements" means, with respect to any assets, any accessories, accessions, additions, attachments, substitutions, replacements, improvements, parts and other property now or hereafter affixed to the assets or used in connection therewith.

     "Indebtedness" means, with respect to any Person at any date, any of the following (without duplication):

     (1) all obligations (unconditional or contingent) of that Person for borrowed money (whether or not recourse is to the whole of the assets of the Person or only to a portion thereof) and all obligations (unconditional or contingent) of the Person evidenced by debentures, notes or other similar instruments

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          (including without limitation reimbursement obligations with respect to letters of credit and bankers' acceptances) or representing reimbursement or similar obligations with respect to Aluminum Hedging Obligations;

     (2) all obligations of the Person to pay the deferred purchase price of property or services, except

          (a) accounts payable and other accrued expenses arising in the ordinary course of business, and

          (b) obligations to pay employee compensation or other employee benefits (except as provided in clause (7) below);

     (3)  Capitalized Lease Obligations of the Person;

     (4) all Indebtedness of others secured by a Lien on any asset of the Person, whether or not the Indebtedness is assumed or guaranteed by the Person;

     (5)  all Disqualified Stock of such Person;

     (6)  all Indebtedness of others guaranteed by such Person;

     (7) all pension and other similar obligations of such Person arising from employee benefits, to the extent unfunded ("Unfunded Pension Obligations"); and

     (8)  all obligations under sale and leaseback transactions;

and the amounts thereof will be, in the case of clauses (1) through (3) and (6), the outstanding balance of any of the unconditional obligations (or the accreted value thereof in the case of Indebtedness issued with original issue discount) together with any interest thereon that is more than 30 days past due and the maximum liability of any of the contingent obligations at that date, and, in the case of clause (4), the lesser of the Fair Market Value at that date of any asset subject to any Lien securing the Indebtedness of others and the amount of the Indebtedness secured, and, in the case of clause (5), the greater of the maximum liquidation value of the Disqualified Stock and the maximum redemption price of the Disqualified Stock, and, in the case of clause (7), the amount of the Unfunded Pension Obligations determined by the Company in good faith as evidenced by a certificate of the Chief Financial Officer of the Company delivered to the Trustee, and, in the case of clause (8), the Attributable Debt with respect to the sale and leaseback transactions; provided, however, that Indebtedness shall not include obligations of the Person resulting from the endorsement of negotiable instruments for collection in the ordinary course of business.

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     "Interest" means, with respect to the Notes, interest payable on the Notes at the rate set forth therein, plus any additional interest payable by the Company and the Subsidiaries in respect of the Notes pursuant to the Registration Rights Agreement.

     "Interest Hedging Obligations" means, with respect to any Person, the monetary obligations of that Person pursuant to any interest rate swap agreement, interest rate collar agreement, interest rate cap agreement, options or futures contract, forward contract or other agreement or arrangement designed to protect the Person or any of its Subsidiaries against fluctuations in interest rates.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Cash Proceeds" means cash payments received (but if received in a currency other than U.S. dollars, these payments will not be deemed received until the earliest time at which the currency is, or could freely be, converted into U.S. dollars) by or on behalf of the Company and/or any of its Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise or the cash realization of any non-cash proceeds of any Asset Sale, but, in each case, only as and when, and to the extent, received) from an Asset Sale, in each case net of:

     (1) all legal, title and recording tax expenses, commissions, consulting fees, investment banking, broker's and accounting fees and expenses and fees and expenses incurred in obtaining regulatory approvals in connection with the Asset Sale;

     (2) the amounts of any repayments of Indebtedness secured, directly or indirectly, by Liens on the assets which are the subject of the Asset Sale (other than Indebtedness under the Credit Agreement or Refinancing Indebtedness incurred to Refinance, or successively Refinance, Indebtedness under the Credit Agreement) and other fees, expenses and other expenditures reasonably incurred as a consequence of the repayment of Indebtedness (whether or not the fees, expenses or expenditures are then due and payable or made, as the case may be);

     (3) all foreign, federal, state and local taxes payable (including taxes reasonably estimated to be payable) in connection with or as a result of the Asset Sale;

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     (4)  with respect to Asset Sales by any Subsidiary of the Company, the portion of the cash payments attributable to Persons holding a minority interest in the Subsidiary; and

     (5) any amounts paid in respect of term loans outstanding under the Credit Agreement or any Refinancing Indebtedness Incurred to Refinance or successively Refinance the term loans.

provided, in each case, that the fees and expenses and other amounts are not payable to an Affiliate or an Unrestricted Subsidiary of the Company. Notwithstanding the foregoing, Net Cash Proceeds will not include proceeds received in a foreign jurisdiction from an Asset Sale of an asset located outside the United States to the extent

     (y) the proceeds cannot under applicable law be transferred to the United States or

     (z) the transfer would result (in the good faith determination of the Board of Directors of the Company set forth in a Board Resolution) in a foreign tax liability that would be materially greater than if the Asset Sale occurred in the United States;

provided that if, as, and to the extent that any of the proceeds may lawfully be (in the case of clause (y)) or are (in the case of clause (z)) transferred to the United States, the proceeds will be deemed to be cash payments that are subject to the terms of this definition of Net Cash Proceeds. Subject to the provisions of the next preceding sentence, Net Cash Proceeds will also include cash distributions actually received by or on behalf of the Company or any of its Subsidiaries from any Unrestricted Subsidiary representing the proceeds of a transaction by the Unrestricted Subsidiary that would constitute an Asset Sale if the Unrestricted Subsidiary were a Subsidiary of the Company.

     "Net Income" means, with respect to any Person for any period, the net income (loss) of that Person for the period determined in accordance with GAAP, less, in the case of the Company, the amount of any distributions made in respect of income for the period pursuant to clause (6) of the second paragraph of the covenant described under "-- Material Covenants -- Limitations on Restricted Payments, Restricted Investments and Unrestricted Subsidiary Investments."

     "Permitted Dividend Encumbrance" means, with respect to any Person, any consensual encumbrance or restriction on the ability of that Person to pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to the Company or any of its Subsidiaries or to make loans or advances or transfer any of its assets to the Company or any of its Subsidiaries existing under or by reason of any of:

     (1)  the Indenture;

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     (2)  the Credit Agreement;

     (3)  applicable law;

     (4) customary provisions in agreements that restrict the assignment of the agreements or rights thereunder or the subletting of any assets leased under the agreements;

     (5) customary restrictions on the transfer of assets imposed by any agreement for the sale of a Person or its assets prior to the completion thereof, provided that the restrictions apply only to the assets of the Person or the assets to be sold, as the case may be;

     (6) agreements governing Refinancing Indebtedness that is otherwise permitted in connection with any Refinanced Indebtedness, provided that no encumbrances or restrictions will be materially less favorable to the holders of the Notes than those contained in the agreements governing the Refinanced Indebtedness;

     (7) customary restrictions on the sale or other disposition of property subject to a Lien securing Indebtedness, provided that the Lien and the Indebtedness are otherwise permitted by the Indenture, and

     (8) the Hydro Agreement (to the extent it incorporates provisions of the Indenture).

     "Permitted Lien" means

     (1) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiary, as the case may be, in accordance with GAAP;

     (2) statutory liens of carriers, warehousemen, mechanics, material men, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that

          (a) the underlying obligations are not overdue for a period of more than 60 days, or

          (b) the Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiary, as the case may be, in accordance with GAAP;

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     (3)  Liens securing the performance of bids, trade contracts (other than for borrowed money), operating leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a similar nature incurred in the ordinary course of business that do not, singly or in the aggregate, materially detract from the value of the assets of the Company and its Subsidiaries or interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

     (4) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property subject thereto (as the property is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

     (5) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

     (6) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation;

     (7) leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Company or any of its Subsidiaries or materially detracting from the value of the respective assets of the Company or any of its Subsidiaries;

     (8) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business;

     (9)  purchase money Liens on assets that

          (a) are purchased by the Company or its Subsidiaries after the date of the Indenture and

          (b) are used or useful in the Company's or its Subsidiaries' businesses,

          provided that these Liens

          (x) secure an amount not exceeding 100% of the purchase price of the assets acquired,

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          (y)  secure Indebtedness that is permitted to be incurred by the covenant described under "-- Material Covenants -- Limitations on Indebtedness," and

          (z) do not extend, contingently or otherwise, to any property or assets other than those being purchased on the date in question;

     (10) Liens arising solely by virtue of any statutory or common law provision relating to bankers' liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with the creditor depository institution, provided that

          (a) the deposit account is not a dedicated cash collateral account and is not subject to restriction against access by the Company or any of its Subsidiaries in excess of those set forth in regulations promulgated by the Federal Reserve Board and

          (b) the deposit is not intended by the Company or any of its Subsidiaries to provide collateral to the depository institution and

     (11) Liens securing any Indebtedness Incurred pursuant to clause (7) of the covenant described under "-- Material Covenants -- Limitations on Indebtedness;" provided that the Liens are subordinated in right and priority of payment to the Notes and the Guarantees on terms no less favorable to the holders of the Notes than those applicable to the Security Interests and pledge under the Hydro Agreement.

     "Refinance" means to renew, extend, refund, replace, restructure, refinance, amend or modify any Indebtedness. The term "Refinancing" shall have a correlative meaning.

     "Registration Rights Agreement" means the registration rights agreement among the Company, its Subsidiaries and the Initial Purchasers, entered into on the date of the Indenture.

     "Restricted Investment" means, with respect to any Person,

     (1) the acquisition by that Person of, or the investment by the Person in, any Capital Stock, Indebtedness or other securities of, or the making by the Person of any capital contribution to, any other Person (other than the Company or any Unrestricted Subsidiary),

     (2) any loan or advance by the Person to any other Person (other than the Company, any Wholly Owned Subsidiary or any Unrestricted Subsidiary) other

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          than accounts receivable of the Person relating to the purchase and sale of inventory, goods or services arising in the ordinary course of business,

     (3) any guarantee by the Person of any obligations, contingent or otherwise, of any other Person (other than the Company, any Wholly Owned Subsidiary or any Unrestricted Subsidiary),

     (4) any provision of credit support (including any undertaking, agreement or instrument that would constitute Indebtedness) by the Persons to or on behalf of any other Person (other than the Company, any Wholly Owned Subsidiary or any Unrestricted Subsidiary), and

     (5) any obligation or liability of the Person to subscribe for additional Capital Stock or other securities of any other Person (other than the Company or any Unrestricted Subsidiary) or to maintain or preserve the financial condition of any other Person (other than the Company or any Unrestricted Subsidiary) or to cause any such other Person to achieve any specified levels of operating results;

provided, however, that the following shall not be Restricted Investments:

     (a)  investments in Cash Equivalents;

     (b) investments in or acquisitions of Capital Stock of any Person (other than a Person in which Affiliates of the Company have an interest other than through the Company, its Subsidiaries or its Unrestricted Subsidiaries) that is or becomes, at the time of the acquisition thereof, a Wholly Owned Subsidiary;

     (c) Restricted Investments of the Person existing as of the date of the Indenture and any extension, modification or renewal of the Restricted Investment (but not increases thereof, other than as a result of the accrual or accretion of interest or original issue discount pursuant to the terms of the Restricted Investment);

     (d) investments in or acquisitions of Capital Stock or other securities of Persons (other than Affiliates of the Company) received in the bankruptcy or reorganization of or by the Person or taken in settlement of or other resolution of claims or disputes against or with the Person, and, in each case, extensions, modifications and renewals thereof; and

     (e) investments in Persons (other than Affiliates of the Company) received by the Person as consideration in Asset Sales (including, for the purposes of this definition, those sales, transfers and other dispositions described in clause (2)(b) and in clause (5) of such definition) to the extent not prohibited by the

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          provisions described under "-- Material Covenants -- Limitations on
          Asset Sales," and extensions, modifications and renewals thereof.

     "Security Agreements" means the Deeds of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, the Security Agreement, the Pledge Agreement, the Collateral Assignment of Patents and Trademarks, the Collateral Assignments of Licenses, Permits, Approvals and Contracts, Uniform Commercial Code financing statements, and the other agreements, documents and filings that may be necessary or desirable to evidence or perfect the security interests and Pledge of the Collateral Agent in the Collateral.

     "Subsidiary" means, with respect to any Person, any corporation or other entity of which more than 50% of the outstanding Voting Stock is at the time directly or indirectly owned (either alone or through its Subsidiaries or together with its Subsidiaries) by that Person. For purposes of this definition, any directors' qualifying shares will be disregarded in determining the ownership of a Subsidiary. Notwithstanding anything to the contrary contained herein, no Unrestricted Subsidiary will be deemed to be a Subsidiary of the Company or of any Subsidiary or Subsidiaries of the Company.

     "Tolling Agreements" means the Tolling Agreement, dated May 22, 1996, by and between Goldendale Aluminum Company and Hydro Aluminum Louisville, Inc. and the Tolling Agreement, dated September 15, 1986, by and between Northwest Aluminum Company and Glencore, Ltd.

     "Unrestricted Subsidiary" means each of the Subsidiaries of the Company (other than Northwest Aluminum Company and Goldendale Aluminum Company, the lines of business currently operated by which will in no event be transferred to or held by an Unrestricted Subsidiary), or any entity that is to become a Subsidiary of the Company, designated as an "Unrestricted Subsidiary" by the Board of Directors of the Company; but only if

     (1) immediately after giving effect to the designation, no Event of Default (or event that, after notice or lapse of time, or both, would become an Event of Default) shall exist,

     (2) immediately after giving effect to the designation, the Company could Incur $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under "-- Material Covenants -- Limitations on Indebtedness,"

     (3) the Subsidiary does not own, at the time of the designation or at any time thereafter, any Capital Stock of the Company or any other Subsidiary of the Company, and

     (4) the Subsidiary is not, at the time of the designation, party to any transaction or series of related transactions with the Company or any other Subsidiary of the Company, unless the transaction or series of related transactions, if entered

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          into immediately after such designation, would be permitted by the provisions of the covenant described above under "-- Material Covenants -- Restrictions on Transactions with Affiliates and Unrestricted Subsidiaries."

The Board of Directors of the Company may designate an Unrestricted Subsidiary to be a Subsidiary, but only if

     (1) immediately after giving effect to the redesignation, no Event of Default (or event that, after notice or lapse of time, or both, would become an Event of Default) will exist, and

     (2) immediately after giving effect to the such redesignation, the Company could Incur $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under "-- Material Covenants -- Limitations on Indebtedness."

Any designation or redesignation by the Board of Directors of the Company will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to the designation or redesignation and an Officers' Certificate certifying that the designation or redesignation complied with the foregoing conditions.

     "Unrestricted Subsidiary Investment" means, with respect to the Company or any Subsidiary of the Company (each Person being referred to in this definition as the "Investor"),

     (1) the acquisition by the Investor of, or the investment by the Investor in, any Capital Stock, Indebtedness or other securities of, or the making by the Investor of any capital contribution to, an Unrestricted Subsidiary,

     (2) any loan or advance by the Investor to an Unrestricted Subsidiary other than accounts receivable of the Investor relating to the purchase and sale of inventory, goods or services arising in the ordinary course of business,

     (3) any guarantee by the Investor of any obligations, contingent or otherwise, of an Unrestricted Subsidiary,

     (4) any provision of credit support (including any undertaking, agreement or instrument that would constitute Indebtedness) by the Investor to or on behalf of an Unrestricted Subsidiary,

     (5) any Incurrence of Indebtedness by an Unrestricted Subsidiary, a default with respect to which (including any rights that the holders thereof may have to take enforcement action against the Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any Indebtedness of the Investor (other than the Notes) to declare a default on such Indebtedness of the Investor

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          or cause the payment thereof to be accelerated or payable prior to its stated maturity, and

     (6) any obligation or liability of the Investor to subscribe for additional Capital Stock or other securities of an Unrestricted Subsidiary or to maintain or preserve an Unrestricted Subsidiary's financial condition or to cause an Unrestricted Subsidiary to achieve any specified levels of operating results.

     "Unrestricted Subsidiary Investments Outstanding" means, at any time of determination, the amount, if any, by which

     (1) the sum of all Unrestricted Subsidiary Investments made by the Company or any Subsidiary of the Company after the date of the Indenture exceeds

     (2) the amount of all dividends and distributions received, directly or indirectly, by the Company or a Subsidiary of the Company from Unrestricted Subsidiaries in cash during the period that these Persons were Unrestricted Subsidiaries, and all repayments in cash from these Unrestricted Subsidiaries, directly or indirectly, to the Company or one of its Subsidiaries of loans or advances from the Company or any of its Subsidiaries to the Unrestricted Subsidiaries during the period that the Persons were Unrestricted Subsidiaries, any other reduction (including as a result of the sale by the Company or any of its Subsidiaries of Capital Stock of an Unrestricted Subsidiary) received, directly or indirectly, by the Company or a Subsidiary of the Company in cash of Unrestricted Subsidiary Investments in the Unrestricted Subsidiaries during the period that the Persons were Unrestricted Subsidiaries, and any reductions of Unrestricted Subsidiary Investments in such Unrestricted Subsidiaries of the kind referred to in clauses (3) through (6) of the definition of Unrestricted Subsidiary Investment;

provided that the amount of Unrestricted Subsidiary Investments Outstanding shall at no time be a negative amount.

     "Voting Stock" means, with respect to any Person, the Capital Stock of that Person having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of the Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

     (1)  the sum of the products obtained by multiplying

          (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

          (b) the number of years (calculated to the nearest one-twelfth) that will elapse between that date and the making of the payment, by

     (2)  the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" means a Subsidiary of the Company all of the outstanding Capital Stock of which is at the time directly or indirectly owned (either alone or through Wholly Owned Subsidiaries or together with Wholly Owned Subsidiaries) by the Company. For purposes of this definition, any directors' qualifying shares and, at all times before January 1, 2002, the Series A Preferred Stock of Goldendale outstanding on the date of the Indenture shall be disregarded in determining the ownership of a Wholly Owned Subsidiary.

                    DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS
                         AND GOLDENDALE PREFERRED STOCK

     The following is a summary of certain terms and provisions of the Goldendale Aluminum Company preferred stock and certain debt instruments to which we and our subsidiaries are parties. This summary is not complete and is qualified in its entirety by reference to the underlying operative documents, copies of which are available on request.

Revolving Credit Facility

     Goldendale Aluminum Company, Northwest Aluminum Company, Northwest Aluminum Specialties and Northwest Aluminum Technologies, as borrowers, and Goldendale Holding Company, as guarantor, have entered into an agreement with BankBoston, N.A. and U.S. Bank, N.A. establishing a revolving credit facility. The following is a summary of the key terms and provisions of the facility.

     The credit facility consists of a $75.0 million senior secured revolving credit facility, collateralized by all of the inventory, accounts receivable and other rights to payment and related intangibles and the proceeds thereof of Goldendale Aluminum Company, Northwest, Specialties and Technologies and maturing five years from the date of origination. The maximum amount of borrowings that may be outstanding under the credit facility at any time will be limited to an amount calculated as specified percentages of eligible accounts receivable and inventory, provided that the maximum amount of borrowings may not at any time exceed $75.0 million. On a pro forma basis, we estimate that availability under the credit facility as of September 30, 1998 would have been approximately $54 million.

     The credit agreement contains restrictive covenants, including a minimum net worth requirement, a minimum excess availability requirement and limitations on capital expenditures, dividends, additional indebtedness, mergers and other business combinations, asset sales, encumbrances, investments and transactions with affiliates. The credit agreement also contains customary events of default and other provisions, including an event of default due to a change of control of us or our subsidiaries. Upon the occurrence of an event of default, BankBoston may declare all amounts owing under the credit facility to be immediately due and payable (except that, upon the occurrence of an event of default triggered by certain events of bankruptcy, insolvency or reorganization, borrowings under the credit facility will automatically become due and payable), whereupon BankBoston may initiate proceedings to realize on the collateral for the credit facility.

     Borrowings under the credit facility bear interest at a floating rate based on the Alternative Base Rate specified in the credit agreement plus from 0.50% to 1.00% or LIBOR plus from 2.00% to 2.50%, depending on our consolidated ratio of EBITDA to interest expense. Interest payments will be payable monthly or at the end of LIBOR interest periods in arrears. The credit facility provides for the payment of a commitment fee of 0.50% per annum based on the unused portion of the credit facility and certain other fees. Fees payable in connection with the issuance of letters of credit are equal to the then applicable LIBOR margin plus a fronting fee of 0.25% all calculated per annum on the face amount of each letter of credit. During the continuance of an event of default, interest will be payable at rates 2.00% above the interest rate applicable to Base Rate loans described in the credit agreement.

Hydro Subordinated Debt

     We have entered into an agreement with Norsk Hydro USA, Inc. to borrow up to $30.0 million in the form of subordinated debt secured by a second lien and pledge on the collateral securing your notes and guarantees by our subsidiaries. Except for the collateral security, the guarantees by our subsidiaries of the Hydro debt are also subordinate to the indebtedness under our credit facility with BankBoston. The proceeds of this indebtedness will be available to us in two parts -- $20.0 million, which has already been provided, and the balance on our notice, issued on or before December 31, 2001, of the completion of plans to implement complete point feeder conversion of the Goldendale smelter, the receipt of all necessary permits and satisfaction of certain other customary conditions.

     Our indebtedness with Hydro matures December 31, 2005 (subject to automatic extensions of up to a maximum of two years to the extent we cannot repay principal at maturity as a result of the limitations imposed by the restricted payments covenant in the indenture). Borrowings under this indebtedness bear interest at LIBOR plus 2.00%, payable semi-annually in arrears. Commencing February 15, 2003, we will make semi-annual principal payments (subject to the limitations imposed by the restricted payments covenant in the indenture) based on increased earnings associated with the facilities investment program at the Goldendale smelter. The subordinated note purchase agreement with Hydro contains customary affirmative covenants and a covenant to implement the facilities investment program and incorporates by reference certain of the negative covenants contained in the indenture.

     Pursuant to an agreement between the trustee of your notes and Norsk Hydro USA, Inc., the Hydro indebtedness and the related guarantees by our subsidiaries are subordinated in right of payment to the notes and their guarantees in the following manner:

     (1) in the event of a bankruptcy or similar proceeding involving us or any of our subsidiaries, you will be entitled to receive payment in full before Norsk Hydro USA, Inc. will be entitled to receive any payment in respect of the indebtedness owed to it or the related guarantees, and

     (2) no payment in respect of the indebtedness to Hydro or the related guarantees will be permitted unless

          (a) the payment (in the case of principal) is permitted under the restricted payments covenant contained in the indenture,

          (b) at the time of the payment and after giving effect thereto, there shall not be an event of default under the indenture, a notice of an event or condition which would constitute an event of default or an event or condition the occurrence or existence of which would, solely with the passage of time, constitute an event of default under the indenture and

          (c) no portion of the indebtedness to Hydro shall have been accelerated at or before the time of the payment.

In addition, the agreement provides that the trustee's security interest and pledge in the collateral for the notes will be senior in priority to the security interest and pledge securing the indebtedness to Hydro, and will limit in certain respects the ability of Hydro to exercise its rights and remedies in respect of the indebtedness and the guarantees and collateral securing it. See "Description of Notes -- Material Covenants -- Limitations on Restricted Payments, Restricted Investments and Unrestricted Subsidiary Investments."

Goldendale Preferred Stock

     Goldendale Holding Company has outstanding 131,836.1 shares of nonconvertible Series A preferred stock held by the Goldendale Aluminum Company profit sharing plan. Goldendale Holding Company is the sole owner of all 329,500 outstanding shares of common stock of Goldendale Aluminum Company. The Goldendale preferred stock pays cumulative dividends and has one vote per share on all matters submitted to a vote of shareholders of Goldendale Aluminum Company and votes together with the common stock as a single class on these matters. We have the right to redeem the Goldendale preferred stock in cash at any time for a variable price set forth in the terms of the Goldendale preferred stock. If we do not redeem the Goldendale preferred stock before January 1, 2002, each holder of the Goldendale preferred stock can receive additional shares of Goldendale preferred stock equal in value to any accrued and unpaid cash dividends. Although we plan to redeem the Goldendale preferred stock, we do not assure you we will do so. Because the shares of Goldendale preferred stock vote as a class with the common stock, such an in-kind payment to the holders of the Goldendale preferred stock could result in a change of voting control of Goldendale Aluminum Company. See Note 11 to the Combined Financial Statements. The liquidation preference on the Goldendale preferred stock is $225 per share.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 350,000 shares of common stock.

Common Stock

     As of the date of this document, 1,000 shares of common stock were outstanding, held of record by Mr. Wilcox.

     Holders of common stock are entitled to receive dividends as may from time to time be declared by our board of directors out of funds legally available for that purpose. Holders of common stock are entitled to one vote per share on all matters on which they are entitled to vote and do not have any cumulative voting rights. Holders of common stock have no preemptive, conversion, redemption or sinking fund rights. If we liquidate, dissolve or wind up, holders of common stock are entitled to share equally and ratably in any of our assets remaining after the payment of all of our liabilities, including the notes. The outstanding shares of common stock are fully paid and nonassessable.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of certain U.S. federal income tax consequences associated with the exchange of the notes for the new notes under the Exchange Offer. The discussion below does not consider all aspects of U.S. federal income taxation that may be relevant to particular holders in the context of their specific investment circumstances or certain types of holders subject to special treatment under these laws (e.g., financial institutions, tax-exempt organizations, foreign corporations and individuals who are not citizens or residents of the U.S.). This summary is based upon the United States federal tax laws and regulations as now in effect and as currently interpreted and does not take into account possible changes in these tax laws or these interpretations, any of which may be applied retroactively. It does not include any description of the tax laws of any state, local or foreign government that may be applicable to the notes or a holder of the notes.

     The exchange of the notes for the new notes under the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the new notes do not differ materially in either kind or extent from the notes and because the exchange will occur by operation of the terms of the notes. Rather, the new notes received by a holder will be treated as a continuation of the notes in the hands of the holder. As a result, there generally will be no federal income tax consequences to holders who exchange notes for the new notes under the Exchange Offer. In addition, any "market discount" on the notes should carry over to the new notes. Holders should consult their tax advisors regarding the application of the market discount rules to the new notes received in exchange for the notes under the Exchange Offer.

     This summary does not discuss all aspects of United States federal income taxation that may be relevant to a particular holder of the notes in light of his, her or its particular circumstances and income tax situation. Each holder of the notes should consult his, her or its tax advisor as to the specific tax consequences to the holder of the exchange of notes for new notes and the ownership and disposition of the notes, including the application and effect of state, local, foreign and other tax laws or changes to those laws.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for notes where the notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period ending on the earlier of (1) 180 days after the date of this Prospectus and (2) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make available and provide promptly upon reasonable request this Prospectus (as amended or supplemented), in a form meeting the requirements of the Securities Act, to any broker-dealer for use in connection with any such resale.

     We will receive no proceeds in connection with the Exchange Offer. New notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. A resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on the resale of new notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed to indemnify these broker-dealers against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     The validity of the issuance of the new notes will be passed upon for us by Stoel Rives LLP, Portland, Oregon.

                                     EXPERTS

     The combined financial statements of Golden Northwest Aluminum, Inc. and Affiliates as of December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1997 included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, as stated in their report appearing herein.

     The combined statements of income, shareholders' equity and cash flows of Golden Northwest Aluminum, Inc. and Affiliates for the year ended September 3, 1995 included in this Prospectus have been audited by Perkins & Company, P.C., independent certified public accountants, as stated in their report appearing herein.

     The statements of income and cash flows of Goldendale Smelter Division of Columbia Aluminum Company for the year ended December 31, 1995 and the period from January 1, 1996 through May 21, 1996 included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, as stated in their report appearing herein.

                              CHANGE OF ACCOUNTANTS

     On June 15, 1998, we engaged BDO Seidman, LLP as our independent public accountants. BDO's engagement was approved by our Board of Directors. Pursuant to this engagement, BDO audited our combined financial statements for the years ended December 31, 1997 and 1996, which combined financial statements are included in this document. Prior to this engagement, we had not consulted with BDO on issues relating to our accounting principles or the type of audit opinion to be issued with respect to our financial statements.

     Perkins & Company, P.C. were our prior auditors and audited our combined financial statements for the year ended September 3, 1995. The report of Perkins on those financial statements did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audit by Perkins for the year ended September 3, 1995, there was no disagreement between us and Perkins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of Perkins, would have caused them to make reference to the matter in their report.

     Arthur Andersen LLP had previously audited Goldendale Aluminum Company's financial statements as of December 31, 1996 and 1997. In connection with the audit by Arthur Andersen for these periods, there was no disagreement between us and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of Arthur Andersen would have caused them to make reference to the matter in their report.

                             ADDITIONAL INFORMATION

     As required by the Securities Act, we have filed a Registration Statement on Form S-4 with the SEC to register the new notes to be exchanged for existing notes in the Exchange Offer. This document omits some information contained in the Registration Statement and the exhibits and schedules attached to the Registration Statement. For further information about us and the Exchange Offer, you should review the Registration Statement and its exhibits and schedules. Statements in this document that summarize the contents of any contract or other document are not necessarily complete and you should review every contract or document that is filed as an exhibit to the Registration Statement. The Registration Statement and its exhibits and schedules may be inspected without charge at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may be obtained from the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and from the SEC's Internet Web site at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Golden Northwest Aluminum, Inc. and Affiliates

Reports of Independent Certified Public Accountants..................... F-2-F-3

Combined Balance Sheets as of December 31, 1996 and 1997
  and September 30, 1998 (unaudited)........................................ F-4

Combined Statements of Income for the years ended September 3, 1995,
  December 31, 1996 and 1997 and Nine Months Ended September 30, 1997
  and 1998 (unaudited)...................................................... F-5

Combined Statements of Shareholders' Equity for the years ended
  September 3, 1995, December 31, 1996 and 1997 and
  Nine Months Ended September 30, 1998 (unaudited).......................... F-6

Combined Statements of Cash Flows for the years ended September 3, 1995,
  December 31, 1996 and 1997 and Nine Months Ended September 30, 1997
  and 1998 (unaudited)...................................................... F-7

Summary of Significant Accounting Policies.................................. F-8

Notes to Combined Financial Statements..................................... F-13

Goldendale Smelter Division of Columbia Aluminum Company

Report of Independent Certified Public Accountants......................... F-23

Statements of Income for the year ended December 31, 1995
  and for the period from January 1, 1996 through May 21, 1996............. F-24

Statements of Cash Flows for the year ended December 31, 1995 and for the period from January 1, 1996 through May 21, 1996............. F-25

Summary of Significant Accounting Policies................................. F-26

Notes to Financial Statements.............................................. F-29

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Golden Northwest Aluminum, Inc. and Affiliates
The Dalles, Oregon

     We have audited the accompanying combined balance sheets of Golden Northwest Aluminum, Inc. and Affiliates as of December 31, 1996 and 1997 and the related combined statements of income, shareholders' equity, and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Golden Northwest Aluminum, Inc. and Affiliates as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

BDO Seidman, LLP

Spokane, Washington
July 10, 1998, except for
Note 3 which is
as of February 8, 1999

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Golden Northwest Aluminum, Inc. and Affiliates
The Dalles, Oregon

     We have audited the accompanying combined statements of income, shareholders' equity and cash flows of Golden Northwest Aluminum, Inc. and Affiliates for the year ended September 3, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of operations, changes in shareholders' equity and cash flows of Golden Northwest Aluminum Company, Inc. and Affiliates for the year ended September 3, 1995.

Perkins & Company, P.C.

Portland, Oregon
October 11, 1995, except
for Note 3 which
is as of February 8, 1999

                 GOLDEN NORTHWEST ALUMINUM, INC. AND AFFILIATES

                             COMBINED BALANCE SHEETS

                                 ASSETS (Note 5)

                                                                                 December 31,         September 30,
                                                                            --------------------     -------------
                                                                              1996         1997            1998
                                                                            --------     --------     -------------
                                                                                                       (unaudited)
                                                                                          (In thousands)
Current assets:
  Cash and cash equivalents..............................................   $  6,345     $  1,251        $  1,122
  Trade accounts receivable, less allowance for doubtful
     accounts of $1,296, $1,000 and $1,000...............................     60,490       61,862          48,119
  Current portion of receivable due from related company (Note 13).......         --           --             673
  Inventories (Note 2)...................................................     51,389       60,892          62,314
  Prepaid expenses.......................................................        677          527             739
  Deferred income taxes (Note 10)........................................      1,245        1,339           1,256
                                                                            --------     ---------       --------
          Total current assets...........................................    120,146      125,871         114,223
                                                                            --------     ---------       --------
Property, plant and equipment, net (Notes 1 and 3).......................    113,105      113,812         116,167
Power project assets held for sale.......................................     12,000        1,630           1,630
Goodwill, net of accumulated amortization of $3,039,
  $7,785 and $11,345 (Note 1)............................................     94,933       92,886          89,326
Advances to stockholder..................................................         --        2,000           2,000
Receivable due from related company, less current portion (Note 13)......        403        4,034           3,601
Other assets, net (Note 4)...............................................     10,228       6,7788           5,948
                                                                            --------     --------        --------
                                                                            $350,815     $347,011        $332,895
                                                                            ========     ========        ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt (Note 5).............................   $ 13,375      $13,500        $ 13,750
  Trade accounts payable.................................................     27,582       50,496          37,527
  Accrued expenses (Note 8)..............................................     12,821       19,161          16,261
  Income taxes payable (Note 10).........................................      4,460        6,316           5,577
                                                                            --------     --------        --------
          Total current liabilities......................................     58,238       89,473          73,115
  Long-term debt, less current portion (Note 5)..........................    172,066      121,441         118,025
  Deferred income taxes (Note 10)........................................      7,835        9,323          11,714
  Deferred compensation (Note 7).........................................      3,728        2,915           2,334
  Other long-term liabilities (Note 9)...................................      3,114        2,312           2,375
  Dividends payable (Note 11)............................................      2,219        5,867           8,604
                                                                            --------     --------        --------
          Total liabilities..............................................    247,200      231,331         216,167
                                                                            --------     --------        --------
Commitments and contingencies (Notes 6, 7, 9 and 10)
Shareholders' equity (Notes 1 and 11):
  Preferred stock........................................................     29,663       29,663          29,663
  Common stock...........................................................         40           40              40
  Additional paid-in capital.............................................     65,314       65,464          65,594
  Retained earnings .....................................................      8,598       20,513          21,431
                                                                            --------     --------        --------
          Total shareholders' equity.....................................    103,615      115,680         116,728
                                                                            --------     --------        --------
                                                                            $350,815     $347,011        $332,895
                                                                            ========     ========        ========

      See accompanying summary of significant accounting policies and notes to the combined financial statements.

                 GOLDEN NORTHWEST ALUMINUM, INC. AND AFFILIATES

                          COMBINED STATEMENTS OF INCOME


                                                          Year Ended                            Nine Months Ended
                                                          ----------                         ----------------------
                                              September 3,             December 31,                September 30,
                                              ------------      ---------------------        ----------------------
                                                      1995          1996         1997            1997          1998
                                              ------------      --------      -------        --------      --------
                                                                                                (unaudited)
                                                             (in thousands, except per share data)
Revenues (Notes 1, 6 and 13)...............      $ 289,693      $373,038      $497,872       $363,282      $360,035
Cost of revenues...........................        256,211       329,739       438,299        314,575       329,897
                                                 ---------      --------      --------       --------      --------
Gross margin...............................         33,482        43,299        59,573         48,707        30,138
General and administrative expenses........          8,293         9,746        15,327         10,574        12,087
                                                 ---------      --------      --------       --------      --------
Operating income...........................         25,189        33,553        44,246         38,133        18,051
                                                 ---------      --------      --------       --------      --------
Other income (expense):
  Interest expense (Note 5)................           (948)       (9,454)      (16,723)       (11,850)      (11,251)
  Other income (expense), net..............           (545)        1,442         4,246          3,333         1,540
                                                 ---------      --------      --------       --------      --------
Net other expense..........................         (1,493)       (8,012)      (12,477)        (8,517)       (9,711)
                                                 ---------      --------      --------       --------      --------
Income before income taxes.................         23,696        25,541        31,769         29,616         8,340
Income tax expense (Note 10)...............             --         6,636        13,274         11,962         4,685
                                                 ---------      --------      --------       --------      --------
Net income.................................      $  23,696      $ 18,905      $ 18,495       $ 17,654      $  3,655
                                                 =========      ========      ========       ========      ========
Pro Forma Amounts (unaudited):
  Net income...............................      $  23,696      $ 18,905      $ 18,495       $ 17,654      $  3,655
  Dividends accrued on preferred
     stock.................................             --        (2,219)       (3,648)        (2,737)       (2,737)
                                                 ---------      --------      --------       --------      --------
     Net income available to common shareholde   $  23,696      $ 16,686      $ 14,847       $ 14,917      $    918
                                                 =========      ========      ========       ========      ========
     Net income per share of common stock..      $  23,696      $ 16,686      $ 14,847       $ 14,917      $    918
                                                 =========      ========      ========       ========      ========
     Weighted average shares of common
       stock outstanding...................          1,000         1,000         1,000          1,000         1,000
                                                 =========      ========      ========       ========      ========

(The Combined Statements of Income include the results of operations of Goldendale Holding Company since May 22, 1996. See Note 1.)

      See accompanying summary of significant accounting policies and notes to the combined financial statements.

                 GOLDEN NORTHWEST ALUMINUM, INC. AND AFFILIATES

                   COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                 Preferred    Common    Additional                         Total
                                                   Stock       Stock      Paid-In         Retained     Shareholders'
                                                  Amount      Amount      Capital         Earnings        Equity
                                                 ---------    ------    ---------         --------     ------------
                                                                        (in thousands)
Balance at August 29, 1994..................     $    --       $ 38       $20,736         $ 39,855       $ 60,629
Dividends paid on common stock..............          --         --            --           (4,000)        (4,000)
Net income..................................          --         --            --           23,696         23,696
                                                 -------       ----       -------         --------       --------
Balance at September 3, 1995................          --         38        20,736           59,551         80,325
Transition period activity:
  Net income................................          --         --            --            1,948          1,948
  Dividends paid on common stock............          --         --            --           (2,000)        (2,000)
                                                 -------       ----       -------         --------       --------
Balance at January 1, 1996..................          --         38        20,736           59,499         80,273
Shares issued for business
  acquisition (Note 1)......................      29,663          2        44,478               --         74,143
Cash contributed to capital (unaudited).....          --         --           100               --            100
Dividends accrued on preferred stock........          --         --            --           (2,219)        (2,219)
Dividends paid on common stock..............          --         --            --          (67,587)       (67,587)
Net income..................................          --         --            --           18,905         18,905
                                                 -------       ----       -------         --------       --------
Balance at December 31, 1996................      29,663         40        65,314            8,598        103,615
Cash contributed to capital.................          --         --           150               --            150
Dividends accrued on preferred stock........          --         --            --           (3,648)        (3,648)
Dividends paid on common stock..............          --         --            --           (2,932)        (2,932)
Net income..................................          --         --            --           18,495         18,495
                                                 -------       ----       -------         --------       --------
Balance at December 31, 1997................      29,663         40        65,464           20,513        115,680
Cash contributed to capital (unaudited).....          --         --           130               --            130
Net income for the period (unaudited).......          --         --            --            3,655          3,655
Dividends accrued on preferred stock (unaudited)      --         --            --           (2,737)        (2,737)
                                                 -------       ----       -------         --------       --------
Balance at September 30, 1998 (unaudited)...     $29,663       $ 40       $65,594         $ 21,431       $116,728
                                                 =======       ====       =======         ========       ========

      See accompanying summary of significant accounting policies and notes to the combined financial statements.

                 GOLDEN NORTHWEST ALUMINUM, INC. AND AFFILIATES

                        COMBINED STATEMENTS OF CASH FLOWS
                Increase (Decrease) in Cash and Cash Equivalents

                                                                      Year Ended
                                                        ---------------------------------------      Nine Months Ended
                                                        September 3,          December 31,              September 30,
                                                        ------------   ------------------------   -----------------------
                                                            1995          1996          1997         1997         1998
                                                        ------------   ----------    ----------   ---------    ----------
                                                                            (in thousands)               (unaudited)
Cash flows from operating activities:
  Net income...........................................   $  23,696    $   18,905    $   18,495   $   17,654   $    3,655
  Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization......................       7,711        13,584        19,069       13,881       14,553
    Loss (gain) on disposal of assets..................         635            --        (2,600)      (2,218)          78
    Deferred income taxes..............................          --         3,573         8,136        8,882        2,474
    Change in assets and liabilities, net of effect
      of acquisition:
         Trade accounts receivable.....................      (2,801)       (2,960)       (1,372)       2,498       13,743
         Inventories...................................     (14,668)       22,299        (9,503)      (5,687)      (1,422)
         Prepaid expenses..............................        (103)          (43)          150          227         (212)
         Other assets..................................        (242)       (5,298)        2,850        2,793          837
         Trade accounts payable........................       4,810        (3,586)       22,914       17,183      (13,595)
         Accrued expenses..............................       5,789       (17,074)        3,641       (1,214)      (2,900)
         Income taxes payable..........................          --           450        (4,886)      (7,099)        (739)
         Other liabilities.............................          --             4          (802)          83          426
                                                          ---------    ----------    ----------   ----------   ----------
Net cash provided by operating activities..............      24,827        29,854        56,092       46,983       16,898
                                                          ---------    ----------    ----------   ----------   ----------
Cash flows from investing activities:
  Proceeds from sale of assets.........................          13            --        12,821       12,588           --
  Acquisition of property, plant and equipment.........      (5,216)      (19,852)      (14,281)     (10,106)     (12,807)
  Advances to stockholder..............................          --            --        (2,000)      (1,212)          --
  Receivable due from related company..................          --          (403)       (3,631)      (2,812)        (240)
  Cash acquired in business acquisition................          --         1,106            --           --           --
                                                          ---------    ----------    ----------   ----------   ----------
Net cash used in investing activities..................      (5,203)      (19,149)       (7,091)      (1,542)     (13,047)
                                                          ---------    ----------    -----------  -----------  ----------
Cash flows from financing activities:
  Borrowings under revolving credit facilities.........     184,561       259,122       319,219      189,197      237,000
  Repayments under revolving credit facilities.........    (199,538)     (212,029)     (326,793)    (198,478)    (230,762)
  Contribution of capital..............................          --           100           150           82          130
  Principal repayments of term loan facilities.........          --        (7,750)      (42,926)     (36,300)      (9,404)
  Proceeds from term loan facilities...................          --        25,000            --           --           --
  Principal payments on deferred compensation notes....          --        (1,631)         (813)        (920)        (944)
  Dividends paid.......................................      (4,000)      (67,587)       (2,932)      (2,720)          --
                                                          ---------    ----------    ----------   ----------   ----------
Net cash used in financing activities..................     (18,977)       (4,775)      (54,095)     (49,139)      (3,980)
                                                          ---------    ----------    ----------   ----------   ----------
Net increase (decrease) in cash and cash equivalents...         647         5,930        (5,094)      (3,698)        (129)
Cash and cash equivalents, beginning of period.........         419           415         6,345        6,345        1,251
                                                          ---------    ----------    ----------   ----------   ----------
Cash and cash equivalents, end of period...............   $   1,066    $    6,345    $    1,251   $    2,647   $    1,122
                                                          =========    ==========    ==========   ==========   ==========


Supplemental Disclosures of Cash Flow Information (Note 12)

  See accompanying summary of significant accounting policies and notes to the combined financial statements.

                 GOLDEN NORTHWEST ALUMINUM, INC. AND AFFILIATES

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      (Information as of September 30, 1998 and for the nine month periods ending September 30, 1998 and 1997 is unaudited.)
                             (Dollars in thousands.)

Operations, Principles of Combination and Basis of Presentation

     Golden Northwest Aluminum, Inc. ("Golden" or the "Company") was incorporated in the state of Oregon on June 3, 1998 for the purposes of becoming the holding company of Northwest Aluminum Company, Northwest Aluminum Specialties, Inc., Northwest Aluminum Technologies, LLC (collectively "Northwest") and Goldendale Holding Company and its wholly owned subsidiary, Goldendale Aluminum Company (collectively "Goldendale"). The sole shareholder of the Company also owns all of the outstanding shares of common stock of Northwest and Goldendale. The combined financial statements include the accounts of Northwest for all periods presented and the accounts of Goldendale from May 22, 1996, the date of acquisition by the sole shareholder (See Note 1). All significant intercompany accounts and transactions have been eliminated.

     The operations of the Company consist primarily of the smelting conversion of alumina to aluminum under tolling arrangements with alumina suppliers, processing of aluminum into primary products, and the sale of those products. The operations are located in the Pacific Northwest on the Columbia River.

     Goldendale's fiscal year end is December 31. Northwest reported its operations on a 52 or 53 week period ending on the Sunday occurring closest to August 31. The year ended September 3, 1995 was a 53 week period. In order to permit the combination with Goldendale, Northwest changed its fiscal year end to September 30 commencing with the year ended September 30, 1996. During the transitional month of September 1995, Northwest recorded revenues of $21,643 and net income of $1,948. The net income for this period has been reflected in the accompanying statement of shareholders' equity, net of transitional period dividends to the stockholder of $2,000, as an adjustment to retained earnings.

     Combined and separate results of Northwest and Goldendale are as follows. Operating results for 1996 and 1997 include the results of the combining entities based on their respective fiscal year ends (Goldendale -- December 31 and Northwest -- September 30); operating results for the interim periods include the results of Goldendale's operations for the nine month periods ending September 30 and Northwest's operations for the nine month periods ending June 30.

                                            Year Ended                       Nine Months Ended
                                ------------------------------------      ----------------------
                                  1995          1996          1997          1997          1998
                                --------      --------      --------      --------      --------
Revenues:
  Northwest..................   $289,693      $244,839      $296,271      $213,574      $224,399
  Goldendale.................         --       128,199       201,601       149,708       135,636
                                --------      --------      --------      --------      --------
                                $289,693      $373,038      $497,872      $363,282      $360,035
                                ========      ========      ========      ========      ========
Net income (loss):
  Northwest..................   $ 23,696      $  9,730      $    205      $  1,118      $   (766)
  Goldendale.................         --         9,175        18,290        16,536         4,421
                                --------      --------      --------      --------      --------
                                $ 23,696      $ 18,905      $ 18,495      $ 17,654      $  3,655
                                ========      ========      ========      ========      ========


Revenue Recognition

     Revenues for the conversion of alumina and processing of aluminum under tolling arrangements are recognized upon completion of the tolling process. Revenues from the sale of aluminum products are recognized upon shipment.

                 GOLDEN NORTHWEST ALUMINUM, INC. AND AFFILIATES

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      (Information as of September 30, 1998 and for the nine month periods ending September 30, 1998 and 1997 is unaudited.)
                             (Dollars in thousands.)

Inventories

     Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method, except for certain supply inventories which are based upon the weighted average cost method.

Property, Plant and Equipment

     Property, plant and equipment including cell relining costs are stated at cost, less accumulated depreciation. For financial reporting purposes, the costs of plant and equipment are depreciated over the estimated useful lives of the assets, which range from three to forty years, using the straight-line method.

Assets Held For Sale

     Power project assets represent idle assets which are being held for sale. These assets are recorded at their estimated net realizable value.

Goodwill

     Goodwill represents the excess of the purchase price over the fair value of net assets acquired and is being amortized on a straight-line basis over twenty years.

Asset Impairment

     The Company evaluates its long-lived assets for financial impairment, and continues to evaluate them as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. The Company evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

Interest Costs

     The Company follows the policy of capitalizing interest as a component of the cost of property, plant and equipment constructed for its own use. Interest costs of $147 were capitalized during the year ended December 31, 1996.

Income Taxes

     Both the Company and Northwest have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, Northwest does not pay federal or state corporate income taxes on their taxable income. Instead, Northwest's shareholder is liable for individual federal and state income taxes on Northwest's taxable income. It is the Company's intention to pay dividends to the shareholder in an amount no less than the sum of these federal and state income taxes.

                 GOLDEN NORTHWEST ALUMINUM, INC. AND AFFILIATES

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      (Information as of September 30, 1998 and for the nine month periods ending September 30, 1998 and 1997 is unaudited.)
                             (Dollars in thousands.)

     Goldendale accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). SFAS 109 uses the liability method so that deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws and tax rates. Deferred income tax expense or benefit is based on the changes in the financial statement bases versus the tax bases in Goldendale's assets or liabilities from period to period.

Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk

     Financial instruments which potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and trade accounts receivable. The Company places its cash and cash equivalents with various high quality financial institutions; these deposits may exceed federally insured limits at various times throughout the year. Northwest sells its products to various customers involved in the manufacturing of aluminum products located throughout the United States. Credit risk arising from these receivables is controlled through credit approval, credit limit and monitoring procedures. Receivables due from the Company's two primary tolling customers comprise 29%, 40%, and 42% of the Company's total trade accounts receivable at December 31, 1996 and 1997 and September 30, 1998, respectively.

Financial Instruments and Derivative Financial Instruments

     The fair values of financial instruments have been determined through information obtained from quoted market sources and management estimates. It is management's belief that financial instruments held by the Company approximate fair market value. The Company does not hold or issue financial instruments or derivative financial instruments for trading purposes.

     Both Goldendale and Northwest have entered into interest rate swap agreements for purposes of minimizing exposure to interest rate risk. The differential between the floating interest rate and the fixed interest rate which is to be paid or received is recognized in interest expense as the floating interest rate changes over the life of the agreement.

Research and Development Costs

     Expenditures associated with research and development for existing product process improvements are expensed as incurred. These costs amounted to $129, $898 and $544 during the years ended September 3, 1995 and December 31, 1996 and 1997, respectively.

                 GOLDEN NORTHWEST ALUMINUM, INC. AND AFFILIATES

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      (Information as of September 30, 1998 and for the nine month periods ending September 30, 1998 and 1997 is unaudited.)
                             (Dollars in thousands.)

Cash and Cash Equivalents

     For purposes of balance sheet classification and the statements of cash flows, the Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

Environmental Matters

     The Company expenses environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. Expenditures which extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. The Company records a liability for an environmental matter when it is probable and can be reasonably estimated. The Company's estimated liability is reduced to reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of the relevant costs. The estimated liability of the Company is not discounted or reduced for possible recoveries from insurance carriers.

Debt Issue Costs

     Costs and fees incurred to obtain financing are capitalized and amortized over the term of the related debt.

Effect of Recently Issued Accounting Standards

     In June 1997, the Financial Accounting Standards Board issued two new disclosure standards.

     Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by or distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The adoption of SFAS No. 130 by the Company on January 1, 1998 had no impact on the Company's financial position.

     Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), Disclosures about Segments of an Enterprise and Related Information, which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, establishes standards for the new way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company does not expect the adoption of SFAS No. 131, which will occur in its December 31, 1998 financial statements, to have an impact on the Company's financial position.

     In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132 ("SFAS No. 132"), Employers' Disclosures about Pensions and Other Postretirement Benefits,

                 GOLDEN NORTHWEST ALUMINUM, INC. AND AFFILIATES

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      (Information as of September 30, 1998 and for the nine month periods ending September 30, 1998 and 1997 is unaudited.)
                             (Dollars in thousands.)

which standardizes the disclosure requirements for pension and other postretirement benefits. The adoption of SFAS No. 132 is not expected to materially impact the Company's current disclosures.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized as income in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Based on its current and planned future activities relative to derivative instruments, the Company believes that the adoption of SFAS No. 133 on January 1, 2000 will not have a significant effect on its financial statements.

Unaudited Interim Combined Financial Statements and Separate Subsidiary Financial Statements

     In the opinion of the Company's management, the combined balance sheet as of September 30, 1998, the combined statements of income and cash flows for the nine months ended September 30, 1998 and 1997 and the combined statement of shareholders' equity for the nine months ended September 30, 1998 contain all adjustments (consisting of only normal recurring accruals and adjustments) necessary to present fairly the information set forth therein. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of future results.

     In connection with a proposed debt refinancing, each of the Company's subsidiaries will jointly and severally guarantee the debt of the Company. As the guarantees will be full and unconditional and the Company will have no operations or assets other than its investments in the subsidiaries, full separate financial statements of the guarantor are not provided.

Earnings per share

     Earnings per share is computed based on the Company's combined net earnings and the pro forma weighted average number of shares of common stock of the Company, assuming that the shares issued by the Company upon incorporation had been outstanding for all periods presented.

                 GOLDEN NORTHWEST ALUMINUM, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
      (Information as of September 30, 1998 and for the nine month periods ending September 30, 1998 and 1997 is unaudited.)
                             (Dollars in thousands.)

1. Business Acquisition

     On May 22, 1996, the sole shareholder of the Company purchased 137,314.82 shares of outstanding common stock of Columbia Aluminum Corporation ("CAC") for approximately $30,895. On that same date the shareholder purchased all of the issued and outstanding common stock of KCE Enterprises, Inc. ("KCE"), which owned 60,374 shares of common stock of CAC, for approximately $13,585.

     Immediately before the purchase of CAC and KCE stock described above, pursuant to a plan of corporate reorganization and separation, CAC redeemed 564,626 shares of common stock of CAC owned by an unrelated party in exchange for stock of a wholly-owned subsidiary of CAC, Columbia Ventures Corporation ("CVC"). CAC operated the Goldendale smelter; CVC and its subsidiaries were engaged in a diversified array of businesses, primarily related to the aluminum industry. Pursuant to the plan of reorganization and separation, CAC contributed to CVC certain non-smelter related assets, intercompany receivables and $54,141 in cash; CAC also purchased certain power generation assets from CVC for $21,321. The funds contributed to CVC and used to acquire the power generation assets were obtained by CAC through the term loans described in Note 5. Fees incurred related to the financing and acquisition were approximately $3,000 and $5,500, respectively.

     Following the separation of CVC from CAC and the purchases of common stock on that same date, the shareholders of CAC were KCE (owned by the Company's stockholder), the Company's shareholder, and the Columbia Aluminum Corporation Employee Stock Ownership Trust (the "ESOT"), which, after selling 120,000 shares of CAC common stock to the Company's shareholder, owned 131,836.10 shares of CAC common stock. Goldendale Holding Company then issued 197,688.82 shares of its common stock to the Company's shareholder and 131,836.10 shares of Series A Preferred Stock, valued at $29,663 ($225/share), to the ESOT in exchange for the shares of common stock of CAC held by them. CAC was renamed Goldendale Aluminum Company ("GAC").

     The acquisition of GAC was recorded under the purchase method of accounting; accordingly, the results of operations of GAC are included in the combined statements of income from the date of acquisition. The excess of the purchase price over the fair value of the net tangible assets acquired was approximately $98,000 and is being amortized over twenty years. During 1997, an adjustment of approximately $2,700 was made to the intangible asset relating to contingent tax liabilities existing at the date of acquisition.

     The following unaudited pro forma combined results of operations have been prepared as if the acquisition of GAC had occurred at the beginning of each year, after giving effect to certain adjustments, including amortization of the intangible asset, increased depreciation on the step-up in the basis of fixed assets, increased interest expense on acquisition debt, and related income tax effects. They do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred at the beginning of 1995 or 1996.

                                                   1995        1996
                                                ---------   ---------
Revenues....................................... $ 504,423   $ 456,568
Net income..................................... $  25,386   $  20,621
Net income per share of Common Stock........... $  21,738   $  16,973

                 GOLDEN NORTHWEST ALUMINUM, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
      (Information as of September 30, 1998 and for the nine month periods ending September 30, 1998 and 1997 is unaudited.)
                             (Dollars in thousands.)

2. Inventories

     Inventories consist of the following:

                                                     December 31,
                                                 ---------------------    September 30,
                                                   1996          1997         1998
                                                 -------       -------    -------------
                                                                           (unaudited)
Purchased metals and tolling in process.......   $29,740       $37,932      $33,130
Supplies and alloys...........................    12,907        14,137       19,043
Carbon plant materials........................     5,230         5,296        6,536
Alumina.......................................     3,512         3,527        3,605
                                                 -------       -------      -------
                                                 $51,389       $60,892      $62,314
                                                 =======       =======      =======

3. Property, Plant and Equipment

     Property, plant and equipment consist of the following:

                                                    December 31,
                                               ----------------------     September 30,
                                                 1996          1997           1998
                                               --------      --------     -------------
                                                                           (unaudited)
Land and improvements.......................   $  5,487      $  5,562       $  7,321
Machinery and equipment.....................     93,226       105,134        109,318
Buildings and improvements..................     38,280        39,283         38,265
Capital projects in process.................      6,806         4,582          7,155
                                               --------      --------       --------
                                                143,799       154,561        162,059
Less accumulated depreciation...............     30,694        40,749         45,892
                                               --------      --------       --------
Property, plant and equipment, net..........   $113,105      $113,812       $116,167
                                               ========      ========       ========

     During 1998, in connection with the preparation of its financial statements to be used in the registration of debt securities, the Company changed its method of accounting for cell reline costs from expensing such costs as incurred to deferring and amortizing these costs over future periods. The Company believes that the new method is preferable since it improves the matching of revenues and costs as technological improvements have extended the estimated period of economic benefit realized from cell relining. The change has been applied by retroactively restating the accompanying combined financial statements. The effect of this change was to decrease net income for the year ended September 3, 1995 by $1,308 and increase net income for the years ended December 31, 1996 and 1997 and the nine month periods ended September 30, 1997 and 1998 by $1,223, $2,067, $1,739 and $1,939, respectively.

                 GOLDEN NORTHWEST ALUMINUM, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
      (Information as of September 30, 1998 and for the nine month periods ending September 30, 1998 and 1997 is unaudited.)
                             (Dollars in thousands.)

4. Other Assets

     Other assets consist of the following:

                                                         December 31,
                                                     ---------------------   September 30,
                                                       1996          1997         1998
                                                     -------        ------   -------------
                                                                              (unaudited)
Long-term trade receivable........................   $ 1,380        $2,465       $1,292
Debt issue costs (net of accumulated
  amortization of $412, $1,226 and $1,863)........     3,640         2,826        2,257
Restricted cash...................................     1,170         1,239        1,268
Refundable federal tax deposit....................     3,361            --           --
Deferred financing costs..........................        --            --          626
Other.............................................       677           248          505
                                                     -------        ------       ------
                                                     $10,228        $6,778       $5,948
                                                     =======        ======       ======

     Northwest was subject to requirements for a federal tax deposit to retain its fiscal year for income tax purposes. Northwest adopted a calendar year for income tax purposes effective December 31, 1996 and, as a result, the tax deposits were refunded during the year ended December 31, 1997.

     Restricted cash consists of cash held in trust and committed for environmental cleanup and workers compensation self-insurance as required by the State of Washington. These monies will be disbursed at a future date as required by the state.

5. Long-Term Debt

     Long-term debt consists of the following:

                                              December 31,
                                         ----------------------    September 30,
                                           1996          1997          1998
                                         --------      --------    -------------
                                                                   (unaudited)
Revolving credit facilities...........   $ 73,191      $ 65,617      $ 71,855
Term loans............................    112,250        69,324        59,920
                                         --------      --------      --------
Long-term debt........................    185,441       134,941       131,775
Less current portion..................     13,375        13,500        13,750
                                         --------      --------      --------
Long-term debt less current portion...   $172,066      $121,441      $118,025
                                         ========      ========      ========

     The Revolving Credit Facilities and Term Loans are made pursuant to credit agreements between each of Northwest and Goldendale and a bank. Borrowings under the credit agreements are secured by substantially all assets of the respective company. The Revolving Credit Facilities, which mature in 2001, provide for borrowings up to $65 million for Northwest and up to $30 million for Goldendale. Revolving loan advances bear interest at either the bank's Base Rate plus an applicable margin as defined in the credit agreement or the Eurodollar Rate plus an applicable margin as defined in the credit agreement; at December 31, 1997, interest rates on the Revolving Credit Facility ranged from 8.5% to 9.25% on the Base Rate portions and from 7.4% to 8.5% on the Eurodollar rate portions. Northwest and Goldendale are subject to a quarterly commitment fee, ranging from 0.375% to 0.50%

                 GOLDEN NORTHWEST ALUMINUM, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
      (Information as of September 30, 1998 and for the nine month periods ending September 30, 1998 and 1997 is unaudited.)
                             (Dollars in thousands.)

per annum, on the unused portion of the Revolving Credit Facilities. Term Loans, with maturity dates ranging from 2001 to 2002, bear interest at either the bank's Base Rate plus an applicable margin as defined in the credit agreement or the Eurodollar Rate plus an applicable margin as defined in the credit agreement. At December 31, 1997, the interest rates on the Term Loans were 9.25% on the Base Rate portion and from 7.4% to 8.7% on the Eurodollar portion. The lending agreements contain covenants related to minimum net worth, interest coverage ratio, fixed charge coverage ratio and debt to income ratio. In addition, the credit agreements limit capital spending, investments and dividends. At December 31, 1997, Northwest and Goldendale were in compliance with their debt covenants. At September 30, 1998, Northwest and Goldendale were not in compliance with their debt covenants. A waiver for noncompliance was obtained by the Company.

     During 1996, both Goldendale and Northwest entered into interest rate swap agreements, as required by the credit agreements, which expire in 2001. The fixed interest rate paid on the interest rate swaps is 6.83%, covering, at December 31, 1997, $40 million notional principal amount of floating rate (Eurodollar) indebtedness of Goldendale and 6.25% covering $18.8 million notional principal amount of floating rate (Eurodollar) indebtedness of Northwest. Although the Company is exposed to credit loss on the interest rate swap in the event of nonperformance by the counterparties, the Company estimates the likelihood of such nonperformance to be remote. At December 31, 1997 and 1996, the fair value of the interest rate swaps was approximately $800 and $1,025, respectively, which reflects the estimated amount that the Company would pay to terminate the contracts.

     Scheduled principal maturities of long-term debt at December 31, 1997 are as follows:

               Year Ending
               December 31,                         Amount
               ------------                      ---------
                  1998.......................... $  13,500
                  1999..........................    15,000
                  2000..........................    11,197
                  2001..........................    80,742
                  2002..........................    14,502
                                                 ---------
                                                 $ 134,941
                                                 =========

6. Aluminum Tolling Conversion Agreements

     Both Goldendale and Northwest have agreements with alumina suppliers for the conversion of alumina to aluminum for a tolling charge under which the entire production capacity of the smelting facilities is dedicated to the tolling of its supplier's alumina. The supplier is obligated to supply, without charge, alumina sufficient to meet the requirements for full operation. The tolling fees set forth in the contracts are a percentage of the price of aluminum quoted on the London Metals Exchange. Goldendale's agreement continues through December 31, 2006, and Northwest's continues through December 31, 1999. These two tolling customers accounted for 37% and 0% of the Company's combined revenue in 1995, 26% and 31% of the Company's combined revenue in 1996, and 18% and 40% of the Company's combined revenues in 1997.

                 GOLDEN NORTHWEST ALUMINUM, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
      (Information as of September 30, 1998 and for the nine month periods ending September 30, 1998 and 1997 is unaudited.)
                             (Dollars in thousands.)

7. Employee Benefit Plans

Profit Sharing Bonus Plans

     Northwest has entered into agreements, which continue through 2001, with the United Steelworkers of America, AFL-CIO, to pay annually as additional compensation 20% of the combined net income of Northwest, as adjusted in accordance with the agreements. The Company's total additional compensation bonuses under these agreements amounted to approximately $4,168, $2,100 and $1,300 during the years ended September 3, 1995 and December 31, 1996 and 1997, respectively.

     Goldendale has a profit sharing plan for its hourly and salaried employees. All Goldendale employees are eligible participants in this plan upon completion of a probationary period. The plan provides for payments equal to a percentage of Goldendale's profits, as defined. These amounts are to be distributed to eligible participants on or before March 31 following the Company's year-end. For the years ended December 31, 1996 and 1997, the Company recorded approximately $1,200 and $1,900, respectively, of expense related to this plan.

     Goldendale also has an additional profit sharing plan ("PSP") which is available to all Goldendale employees as of their first day of employment. Employer contributions to the PSP are discretionary as approved by the Board of Directors. No employee contributions will be made to the PSP. Participants, who have one hour of service after July 31, 1996, are vested in the assets of the PSP at 100%. Upon termination of employment, plan participants will be paid in cash, based on their account balance as of the last regular or special valuation on or before distribution, subject to the plan provisions of the PSP. No contributions were made to the PSP in 1996 and 1997.

Retirement Benefit Plans

     Northwest has a defined contribution 401(k) profit sharing plan (the "401(k) Plan") covering substantially all Northwest employees under which employees may elect to defer pay subject to statutory limits. The Company is committed to contribute the greater of $.25 per eligible hour worked or 5% of the combined adjusted net income of Northwest. The Company may also make discretionary contributions to the 401(k) Plan. Total required and discretionary contributions by the Company to the 401(k) Plan amounted to approximately $1,376, $520 and $560 during the years ended September 3, 1995 and December 31, 1996 and 1997, respectively.

     Goldendale also has a 401(k) profit sharing plan under which employees may elect to defer pay, subject to statutory limits; the Company also makes matching contributions for nonbargaining employees on the basis of percentages specified in the plan. Goldendale maintains a separate profit sharing retirement plan (the "DC Plan") which provides retirement benefits for substantially all of its employees. The DC Plan allows for discretionary contributions by the Company as determined on an annual basis. For the years ended December 31, 1996 and 1997, the Company recorded approximately $240 and $730 of expense for plan contributions.

Deferred Compensation

     In connection with the acquisition described in Note 1, the Company entered into deferred compensation agreements with certain employees in exchange for the employees waiving their rights under stock-based compensation and other employment agreements which existed at the acquisition date. The liability is payable in monthly installments of approximately $115, including interest at 8.75%, through 2001.

                 GOLDEN NORTHWEST ALUMINUM, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
      (Information as of September 30, 1998 and for the nine month periods ending September 30, 1998 and 1997 is unaudited.)
                             (Dollars in thousands.)

8. Accrued Expenses

     Accrued expenses consist of the following:

                                            December 31,
                                        ---------------------    September 30,
                                          1996          1997         1998
                                        -------       -------    ------------
                                                                (unaudited)
Bonus................................   $ 7,774       $ 8,067      $ 5,537
Salaries and related expenses........     3,626         4,471        2,620
Interest payable.....................       280         3,950        4,893
Other................................     1,141         2,673        3,211
                                        -------       -------      -------
                                        $12,821       $19,161      $16,261
                                        =======       =======      =======

9. Commitments and Contingencies

     The Company, in the regular course of business, is involved in investigations and claims by various regulatory agencies. The Company is also engaged in various legal proceedings incidental to its normal business activities. The Company's management does not believe that the ultimate resolution of these investigations, claims and legal proceedings will have a material effect on its financial position, results of operations or cash flows.

     As of December 31, 1996 and 1997, the Company had a liability of approximately $1,572 and $1,656, respectively, for estimated environmental remediation activities. The Company's estimate of this liability is based on a remediation study conducted by independent engineering consultants. The total cost of remediation is estimated at $2.5 million; however, under a court decree the Company is only responsible for approximately 50% of the total. The remaining cost is the responsibility of prior owners.

     The Company has entered into various agreements for the purchase of power and aluminum. Future estimated minimum payments under these noncancelable agreements are as follows:

             Year Ending December 31,                          Amount
             ------------------------                       ---------

             1998.......................................... $ 207,062
             1999..........................................   131,536
             2000..........................................    73,597
             2001..........................................    68,699
                                                            ---------
                                                            $ 480,894
                                                            =========

                 GOLDEN NORTHWEST ALUMINUM, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
      (Information as of September 30, 1998 and for the nine month periods ending September 30, 1998 and 1997 is unaudited.)
                             (Dollars in thousands.)

10. Income Taxes

     Income tax expense consists of the following:

                                                                           Nine Months Ended
                                                                             September 30,
                                              December 31,               --------------------
                                        -----------------------------         (unaudited)
                                        1995       1996        1997        1997        1998
                                        ----       ------     -------    --------     -------
Current.............................    $ --       $3,063     $10,204     $ 9,821     $2,211
Deferred............................      --        3,573       3,070       2,141      2,474
                                        ----       ------     -------     -------     ------
Income tax expense..................    $ --       $6,636     $13,274     $11,962     $4,685
                                        ====       ======     =======     =======     ======

     The difference between the federal statutory tax rate and the effective tax rate resulted from the following:

                                                                               Nine Months
                                                                                  Ended
                                                                              September 30,
                                                   December 31,              ---------------
                                              -------------------------          (unaudited)
                                              1995       1996      1997      1997       1998
                                              ----       ----      ----      ----       ----
Federal statutory tax rate.................   35.0%      35.0%     35.0%     35.0%      35.0%
Loss (Earnings) from entities not
  subject to income taxes..................  (35.0)     (18.0)     (3.1)     (3.5)       3.2
Amortization of goodwill...................     --        4.2       5.3       4.2       14.9
Other items, net...........................     --        4.8       4.6       4.7        3.1
                                              ----       ----      ----      ----       ----
Effective tax rate.........................    --%       26.0%     41.8%     40.4%      56.2%
                                              ====       ====      ====      ====       ====

Significant components of the Company's deferred tax assets and liabilities are as follows:

               December 31,                                 1996        1997
               ------------                              ---------   ---------
               Current:
                 Accrued expenses....................... $   1,032   $   1,143
                 Inventory..............................       195         145
                 Other..................................        18          51
                                                         ---------   ---------
                                                         $   1,245   $   1,339
                                                         =========   =========
               Noncurrent:
                 Property, plant and equipment.......... $ (20,744)  $ (13,968)
                 Power project assets...................     5,969       3,262
                 Deferred compensation..................     1,324       1,164
                 Net operating losses...................     5,067          --
                 Other..................................       549         219
                                                         ---------   ---------
                                                         $  (7,835)  $  (9,323)
                                                         =========   =========

     The Internal Revenue Service ("IRS") has audited the Company's income tax returns and has proposed to change the Company's method of accounting for certain expenditures that were deducted when incurred. The IRS has proposed to capitalize and depreciate these expenditures over an estimated useful life. The Company is currently

                 GOLDEN NORTHWEST ALUMINUM, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
      (Information as of September 30, 1998 and for the nine month periods ending September 30, 1998 and 1997 is unaudited.)
                             (Dollars in thousands.)

appealing the proposed change in accounting method initiated by the IRS and believes it has various meritorious defenses. However, at December 31, 1997, the Company has recorded a liability associated with the proposed change in accounting method, which is effective for all tax years subsequent to 1989, of approximately $11.5 million, which includes interest of $4.0 million. The sole shareholder of the Company also has a potential personal liability of approximately $4.4 million related to this IRS proposal. It is the Company's intention to reimburse the shareholder for any amount ultimately paid as a result of the IRS proposal. The Company does not believe that the ultimate resolution of this tax dispute will have a material effect on the Company's financial position or results of operations.

11. Shareholders' Equity

     The equity accounts of the combining entities are comprised of the following:

                                                                         December 31,
                                                                   ---------------------    September 30,
                                                                      1996          1997        1998
                                                                   --------      -------    -------------
                                                                                             (unaudited)
Preferred Stock:
  Goldendale, Series A, cumulative, nonconvertible $.01 par
     value; 150,000 shares authorized, 131,836.10 issued
     and outstanding, stated at fair value ($225 per share)
     when issued......................................             $29,663       $29,663      $29,663
                                                                   =======       =======      =======
Common Stock:
  Goldendale, $.01 par value, 350,000 shares authorized,
     197,688.82 issued and outstanding................             $     2       $     2      $     2
  Northwest, no par value, 2,000 shares authorized,
     issued and outstanding...........................                  38            38           38
                                                                   -------       -------      -------
                                                                   $    40       $    40      $    40
                                                                   =======       =======      =======
Additional Paid-in Capital:
  Goldendale..........................................             $44,478       $44,478      $44,478
  Northwest...........................................              20,836        20,986       21,116
                                                                   -------       -------      -------
                                                                   $65,314       $65,464      $65,594
                                                                   =======       =======      =======

     Terms of the Goldendale preferred stock provide for dividends accruing quarterly and payable in cash as declared by the Board of Directors according to the following schedule:

               Year Ending December 31,                           Amount
               ------------------------                      ------------
               Through 2001...............................   $27.68/share
               2002.......................................    29.93/share
               2003.......................................    32.18/share
               Thereafter.................................    34.43/share

     Commencing on January 1, 2002, the preferred shareholders have the option of receiving additional shares of preferred stock in satisfaction of any cumulative dividend in arrears which may exist at that time.

                 GOLDEN NORTHWEST ALUMINUM, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
      (Information as of September 30, 1998 and for the nine month periods ending September 30, 1998 and 1997 is unaudited.)
                             (Dollars in thousands.)

     The Company may redeem any or all outstanding shares of Series A Preferred Stock at the following redemption prices at any time after December 31, 1998:


Year Ending December 31,                       Amount
Through 1999................................. $  230.63
2000.........................................    228.38
2001.........................................    227.25
Thereafter...................................    225.00

     The shares of preferred stock and shares of common stock vote together as a single class on all matters submitted to a vote of shareholders of Goldendale. The holders of shares of preferred stock are entitled to one vote per share and have full voting rights and power equal to those of the holders of common stock.

12. Supplemental Disclosures of Cash Flow Information

     Supplemental disclosures of cash flow information is as follows:

                                                          Year Ended                        Nine Months Ended
                                               -------------------------------------      ---------------------
                                               September 3,       December 31,                September 30,
                                                  1995        1996           1997           1997          1998
                                               --------     --------        --------      -------       -------
                                                                                               (unaudited)
Cash paid during the period for:
  Interest.................................    $ 1,000      $  8,869        $14,346       $10,211       $11,281
  Income taxes.............................         --         2,600         10,545        10,490         2,900
Noncash investing and financing activities:
  Acquisition contingency accrual:
     Goodwill..............................         --            --          2,699         2,699            --
     Deferred income taxes.................         --            --          6,742         6,742            --
  Dividends accrued on preferred
     stock.................................         --         2,219          3,648         2,737         2,737
  Deferred financing costs accrued.........         --            --             --            --           626
Business acquisition:
  Fair value of assets acquired............         --       144,017             --            --            --
  Purchase price in excess of net assets acquired   --        97,971             --            --            --
  Liabilities assumed......................         --       168,951             --            --            --
  Stock issued.............................         --        74,143             --            --            --

13. Related Party Transactions

     Sales to a company related by common ownership amounted to $157, $3,613, and $5,278 for the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998, respectively. Receivable due from the related company includes the balance due from those sales, together with cash advances, of which $4,000 was converted to a note receivable on December 31, 1997. The note bears interest at 9.25% and is payable in quarterly installments beginning April 1, 1998 through January 2002.

                 GOLDEN NORTHWEST ALUMINUM, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
      (Information as of September 30, 1998 and for the nine month periods ending September 30, 1998 and 1997 is unaudited.)
                             (Dollars in thousands.)

14. Reorganization (unaudited)

     Prior to the completion of a refinancing of the Company's long term debt, which is expected to occur in December 1998, the sole stockholder of the Company intends to transfer all of the issued and outstanding shares of common stock of Goldendale and Northwest to the Company as a capital contribution. The transaction will be accounted for as a combination of entities under common control similar to a pooling of interests. The transaction would have no effect on the Company's reported results of operations or its total assets and liabilities as of September 30, 1998. The following unaudited pro forma supplemental information presents the effect of the proposed share exchange on shareholders' equity of the Company as if the exchange occurred on September 30, 1998. Such pro forma amounts are not necessarily indicative of what the actual amounts might have been if the exchange had occurred on September 30, 1998.

                                                             September 30,
                                                                1998
                                                             ------------
                 Minority interest..........................    $ 29,663
                                                                ========
                 Shareholders' equity:
                 Common stock...............................    $     --
                 Additional paid-in capital.................      65,634
                 Retained earnings..........................      21,431
                                                                --------
                 Total shareholders' equity.................    $ 87,065
                                                                ========

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Goldendale Holding Company and
Goldendale Smelter Division of Columbia Aluminum Company
Goldendale, Washington

     We have audited the accompanying statements of income and cash flows of Goldendale Smelter Division of Columbia Aluminum Company for the year ended December 31, 1995 and the period from January 1, 1996 through May 21, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the statements of income and cash flows referred to above present fairly, in all material respects, the results of operations and cash flows of Goldendale Smelter Division of Columbia Aluminum Company for the year ended December 31, 1995 and the period from January 1, 1996 through May 21, 1996, in conformity with generally accepted accounting principles.

BDO Seidman, LLP

Spokane, Washington
July 31, 1998

                         GOLDENDALE SMELTER DIVISION OF
                            COLUMBIA ALUMINUM COMPANY

                              STATEMENTS OF INCOME


                                                                Period from
                                               Year Ended     January 1, 1996
                                              December 31,         through
                                                  1995          May 21, 1996
                                            ---------------   --------------
                                                      (in thousands)
Revenues (Notes 1 and 4)...................     $214,730          $ 83,530
Cost of revenues...........................      190,832            73,270
                                                --------          --------
  Gross margin.............................       23,898            10,260
General and administrative expenses........        2,296               718
                                                --------          --------
Operating income...........................       21,602             9,542
                                                --------          --------
Other income (expense):
  Interest expense.........................       (1,070)             (398)
  Other income, net........................        1,250               339
                                                --------          --------
Net other income (expense).................          180               (59)
                                                --------          --------
Income before income taxes.................       21,782             9,483
Income tax expense.........................       (8,277)           (3,335)
                                                --------          --------
Net income.................................     $ 13,505          $  6,148
                                                ========          ========

See accompanying summary of significant accounting policies and notes to financial statements.

                         GOLDENDALE SMELTER DIVISION OF
                            COLUMBIA ALUMINUM COMPANY

                            STATEMENTS OF CASH FLOWS

                Increase (Decrease) in Cash and Cash Equivalents


                                                                                              Period from
                                                                                            January 1, 1996
                                                                      Year Ended                through
                                                                   December 31, 1995         May 21, 1996
                                                                   -----------------        ---------------
                                                                                  (in thousands)
Cash flows from operating activities:
  Net income....................................................        $  13,505               $   6,148
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization..............................            1,978                     854
     Loss on disposal of assets.................................                1                      12
     Change in assets and liabilities:
       Trade accounts receivable................................           (3,175)                   (247)
       Inventories..............................................           (7,514)                    248
       Prepaid expenses and other assets........................              488                     133
       Trade accounts payable...................................            3,715                  (3,850)
       Accrued expenses.........................................              (17)                 (1,935)
                                                                        ---------               ---------
Net cash provided by operating activities.......................            8,981                   1,363
                                                                        ---------               ---------
Cash flows from investing activities:
  Acquisition of property, plant and equipment..................           (3,994)                 (1,402)
  Proceeds from sale of assets..................................                3                      --
  Net advances from (to) related companies......................           (3,513)                     60
                                                                        ---------               ---------
Net cash used in investing activities...........................           (7,504)                 (1,342)
                                                                        ---------               ---------
Cash flows from financing activities:
  Cash paid for treasury stock..................................           (1,424)                    (56)
                                                                        ---------               ---------
Net cash used in financing activities...........................           (1,424)                    (56)
                                                                        ---------               ---------
Net increase (decrease) in cash and cash equivalents............               53                     (35)
Cash and cash equivalents, beginning of period..................              519                     572
                                                                        ---------               ---------
Cash and cash equivalents, end of period........................        $     572               $     537
                                                                        =========               =========
Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
  Interest......................................................        $   1,070               $     398
  Income taxes..................................................        $   5,700               $   5,700

     See accompanying summary of significant accounting policies and notes to financial statements.

            GOLDENDALE SMELTER DIVISION OF COLUMBIA ALUMINUM COMPANY

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                             (Dollars in thousands)

Basis of Presentation

     Columbia Aluminum Corporation ("CAC") owned and operated an aluminum smelter in Goldendale, Washington ("Goldendale" or the "Smelter") and, through its wholly-owned subsidiary, Columbia Ventures Corporation ("CVC"), was engaged in a diversified array of other businesses, primarily related to the aluminum industry. Pursuant to a plan of corporate reorganization and separation (the "Plan"), CAC redeemed 564,626 shares of its common stock held by CAC's controlling stockholder in exchange for all of the issued and outstanding shares of common stock of CVC. Pursuant to terms of the Plan, CAC contributed to CVC certain non-smelter related assets, intercompany receivables and $54,141 in cash; CAC also purchased certain power generation assets from CVC for $21,321. Immediately following the separation of CVC, the sole stockholder of Goldendale Holding Company ("GHC") acquired 197,688.82 shares of common stock of CAC for approximately $44,480.

     Following the separation of CVC from CAC and the purchase of common stock, the shareholders of CAC were the stockholder of GHC and the Columbia Aluminum Corporation Employee Stock Ownership Trust (the "ESOT"), which held 131,836.10 shares of CAC common stock. GHC then issued 197,688.82 shares of its common stock to the sole stockholder and 131,836.10 shares of Series A Preferred Stock, valued at $29,663, to the ESOT in exchange for the shares of common stock of CAC held by them. CAC was then renamed Goldendale Aluminum Company.

     During the periods presented in these financial statements, the Smelter was an integral part of CAC's overall operations and separate financial statements were not prepared for the Smelter. The accompanying financial statements have been prepared from the historical accounting records of CAC and present the results of operations and cash flows of the Smelter. The statements of income include allocations of certain CVC corporate administrative expenses in the amount of approximately $270 for the year ended December 31, 1995 and $120 for the period from January 1, 1996 through May 21, 1996. Management and administrative salaries were allocated based upon estimated time devoted to the Smelter; all other corporate overhead was based upon specific identification or the relationship of the Smelter operations to total operations of CAC. Interest expense was charged to the Smelter based on prime rate and changes in its working capital position. Income taxes are provided as if the Smelter filed a separate tax return.

     These allocated costs and expenses, which management believes are reasonable, may not necessarily be indicative of the results that would have been attained if the Smelter had been operated as a separate legal entity.

Operations

     The operations of Goldendale consist primarily of the smelting conversion of alumina to aluminum under tolling arrangements with alumina suppliers, processing of aluminum into primary products, and the sale of those products. The operations are located in the Pacific Northwest on the Columbia River.

Revenue Recognition

     Revenues for the conversion of alumina and processing of aluminum under tolling arrangements are recognized upon the completion of the tolling process. Revenues from the sale of aluminum products are recognized upon shipment.

            GOLDENDALE SMELTER DIVISION OF COLUMBIA ALUMINUM COMPANY

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                             (Dollars in thousands)

Cost of Sales

     Inventory costs are determined by the first-in, first-out method, except for certain supply inventories which are based upon the weighted average cost method.

Property, Plant and Equipment

     For financial reporting purposes, the costs of plant and equipment are depreciated over the estimated useful lives of the assets, which range from three to forty years, using the straight-line method.

Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

     For purposes of the statements of cash flows, Goldendale considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

Environmental Matters

     The Smelter expenses environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. Expenditures which extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. The Smelter records a liability for environmental matters at the time when it is probable and can be reasonably estimated. The Smelter's estimated liability is reduced to reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of the relevant costs. The estimated liability of the Smelter is not discounted or reduced for possible recoveries from insurance carriers.

Futures and Options Contracts

     Goldendale utilized certain financial instruments, primarily futures and options contracts, to hedge the effect of price changes of aluminum which the Smelter produced and sold. Gains and losses, and the related costs paid or premium received for contracts which hedged the sales prices of aluminum and purchase prices of raw materials were deferred and included in earnings concurrently with the hedged revenues. Premiums paid for the purchase of put options classified as hedges were amortized over the life of the options.

     Future sales contracts require the future delivery of aluminum at a specified price. Certain futures sales contracts were made on a rollover basis which allowed Goldendale to defer the delivery of aluminum to a later date at a renegotiated market price. Gains and losses on contracts rolled over were deferred until the positions were closed and included in earnings concurrently with the hedged revenues. Cash flows from futures and options contracts are reported in the statements of cash flows in the same category as the cash flows from the hedged items.

            GOLDENDALE SMELTER DIVISION OF COLUMBIA ALUMINUM COMPANY

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                             (Dollars in thousands)

     Contracts open at May 21, 1996 were closed out by GHC as they came due.

Effect of Recently Issued Accounting Standards

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," ("SFAS 130") and Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," ("SFAS 131"). SFAS No. 130 requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources. SFAS No. 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. Adoption of these statements will not materially effect Goldendale's results of operations or cash flows; any effect will be limited to the form of its disclosures. Both statements are effective for years beginning after December 15, 1997, although they may be applied earlier.

     In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and other Postretirement Benefits", ("SFAS No. 132"), which standardizes the disclosure requirements for pension and other postretirement benefits. The adoption of SFAS No. 132 is not expected to materially impact Goldendale's current disclosures.

            GOLDENDALE SMELTER DIVISION OF COLUMBIA ALUMINUM COMPANY

                          NOTES TO FINANCIAL STATEMENTS
                             (Dollars in thousands)

1. Tolling Contract

     During 1987, Goldendale entered into a tolling contract for a ten year period. Under the contract, the customer owns all of the primary raw materials and all of the finished goods. Goldendale receives tolling fees for converting the primary raw materials into finished aluminum products specified by the customer. The contract specifies standard usage rates of the primary raw materials based upon actual production. Variations of actual usage from such standard usage may result in additional amounts due to or due from the customer. Sales under the tolling agreement totaled approximately $135 million and $46 million for the year ended December 31, 1995 and the period from January 1, 1996 through May 21, 1996, respectively. On May 22, 1996, Goldendale renegotiated the contract. Pursuant to terms of the new contract, which expires in December 2006, the entire production capacity of the Smelter is dedicated to the tolling of the customer's alumina.

2. Employee Benefit Plans

     Goldendale has a profit sharing plan for its hourly and salaried employees. All Goldendale employees are eligible participants in this plan upon completion of a probationary period. The plan provides for payments equal to a percentage of Goldendale's profits, as defined. These amounts are to be distributed to eligible participants on or before March 31 following the Company's year-end. For the years ended December 31, 1995 and the period from January 1, 1996 through May 21, 1996, the Company recorded approximately $1,480 and $570, respectively, of expense related to this plan.

     Goldendale also has a 401(k) profit sharing plan under which employees may elect to defer pay, subject to statutory limits; Goldendale also makes matching contributions for nonbargaining employees on the basis of percentages specified in the plan. Goldendale maintains a separate profit sharing retirement plan (the "DC Plan") which provides retirement benefits for substantially all of its employees. The DC Plan allows for discretionary contributions by Goldendale as determined on an annual basis. For the year ended December 31, 1995 and the period from January 1, 1996 through May 21, 1996, Goldendale recorded approximately $490 and $290 of expense for plan contributions.

     Goldendale had various stock based compensation agreements (the "Agreements") with certain key employees. The Agreements include stock appreciation rights, "phantom" shares of the Company's common stock and stock options. The value of the compensation paid under the Agreements is a function of the amount by which the fair market value of Goldendale's common stock increases during the performance period. During the year ended December 31, 1995 and the period from January 1, 1996 through May 21, 1996, Goldendale incurred expense related to the Agreements of $2,512 and $2,298. On May 22, 1996, the employees covered by the Agreements waived their rights thereto in exchange for a five-year payout of amounts then owing under the Agreements.

     The Columbia Aluminum Corporation Employee Stock Ownership Plan (ESOP) was originally available to substantially all Goldendale employees upon completion of 1,000 hours of service. Employer contributions to the ESOP were discretionary as approved by the Board of Directors. No employee contributions were made to the ESOP. Participants vest in the assets of the ESOP at 25% per year. Upon termination, plan participants that receive stock are granted an option to sell the stock to the ESOP in accordance with the ESOP agreement. All stock owned by the ESOP was allocated to plan participant accounts. On May 22, 1996, all CAC common stock owned by plan participants was exchanged for cash and GHC Series A Preferred Stock.

            GOLDENDALE SMELTER DIVISION OF COLUMBIA ALUMINUM COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                             (Dollars in thousands)

3. Commitments and Contingencies

     Goldendale, in the regular course of business, is involved in investigations and claims by various regulatory agencies. Goldendale is also engaged in various legal proceedings incidental to its normal business activities. Management does not believe that the ultimate resolution of these investigations, claims and legal proceedings will have a material effect on Goldendale's financial position, results of operations or cash flows.

     At December 31, 1995, Goldendale had entered into contracts for the annual purchase of 70,000 to 150,000 metric tons of certain raw materials for delivery through December 1998. The purchase price is to be adjusted monthly throughout the term of the contracts based upon the average market price of aluminum. During 1995, Goldendale entered into an agreement pursuant to which it committed to purchase a minimum amount of power on an annual basis through September 2001. The estimated minimum future commitment under this agreement is as follows:


             Year Ending December 31,                Amount
             ------------------------              ---------
                  1997............................ $ 20,000
                  1998............................   33,000
                  1999............................   33,000
                  2000............................   40,000
                  2001............................   40,000

     During the year ended December 31, 1995, Goldendale accrued a liability of approximately $1,036 for environmental remediation activities. Goldendale's estimate of this liability was based on a remediation study conducted by independent engineering consultants. The total cost of remediation is estimated at $2.5 million, however, under a court decree Goldendale is responsible for only a portion of the total. The remaining cost is the responsibility of prior owners of the Smelter.

     During 1995, the Internal Revenue Service (IRS) completed audits of CAC's 1990 and 1991 federal income tax returns. Based upon its audits, the IRS indicated proposed adjustments to these returns resulting in additional taxes due of approximately $2.8 million for tax year 1990 and approximately $1.6 million for tax year 1991. The adjustments proposed relate primarily to differences between the Company and the IRS as to the tax year when certain deductions may be taken. The Company is currently appealing the results of the audits. Management of the Company does not believe that the ultimate resolution of these audits will have a material effect upon its financial position or results of operations.

4. Related Party Transactions

     During the year ended December 31, 1995 and the period from January 1, 1996 through May 21, 1996, the Smelter paid commissions of $2,467 and $1,034 to a related party.

================================================================================

     No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the notes to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date hereof.

                              --------------------


TABLE OF CONTENTS

                                                             Page
Summary...................................................      3
Risk Factors..............................................     19
Selected Combined Financial Data..........................     32
Management's Discussion And Analysis
  Of Financial Condition And Results Of Operations........     34
Business..................................................     47
Management................................................     62
Executive Compensation....................................     65
Certain Transactions......................................     67
The Exchange Offer........................................     69
Description Of Notes......................................     78
Description Of Certain Other
  Indebtedness And Goldendale Preferred...................    130
Description Of Capital Stock..............................    133
Certain United States Federal Income
  Tax Consequences........................................    134
Plan Of Distribution......................................    135
Legal Matters.............................................    135
Experts...................................................    135
Change Of Accountants.....................................    136
Additional Information....................................    136
Index To Financial Statements.............................    F-1

================================================================================



                                  $150,000,000

                                Golden Northwest
                                 Aluminum, Inc.



                            12% First Mortgage Notes
                                    due 2006



                              --------------------


                                   PROSPECTUS

                              --------------------







                                     , 1999


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Officers and Directors

     Article IV of the Company's Articles of Incorporation (the "Articles") requires indemnification of current or former directors ("directors") of the Company to the fullest extent not prohibited by the Oregon Business Corporation Act (the "Act"). The effects of the Articles and the Act (the "Indemnification Provisions") are summarized as follows:

          (a) The Indemnification Provisions grant a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Company) against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, was not adjudged liable on the basis of receipt of an improper personal benefit and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the person did not meet the required standards of conduct.

          (b) The Indemnification Provisions grant a right of indemnification in respect of any action or suit by or in the right of the Company against the expenses (including attorney fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, except that no right of indemnification will be granted if the person is adjudged to be liable to the Company.

          (c) Every person who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right.

          (d) Because the limits of permissible indemnification under Oregon law are not clearly defined, the Indemnification Provisions may provide indemnification broader than that described in (a) and (b).

     Article IV of the Articles provides that the Company shall indemnify any person who is or was an officer, employee, agent, or fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, to the same extent that directors are entitled to indemnification.

     The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise.

Item 21.  Exhibits and Financial Statement Schedules

     3.1  Articles of Incorporation of Registrant.

     3.2  Bylaws of Registrant.

     4.1 Indenture, dated as of December 21, 1998, between Registrant, as Issuer, Northwest Aluminum Specialties, Inc., Northwest Aluminum Company, Northwest Aluminum Technologies, LLC, Goldendale Holding Company, and Goldendale Aluminum Company, as Guarantors, and U.S. Trust Company, N.A., as Trustee.

     4.2 Credit Agreement, dated December 21, 1998, among the Financial Institutions named therein, BancBoston, N.A., as Administrative Agent, U.S. Bank National Association, as Documentation Agent, Northwest Aluminum Company, Northwest Aluminum Specialties, Inc., Goldendale Aluminum Company, and Northwest Aluminum Technologies, as amended by the Agreement and Amendment No. 1, dated as of January 21, 1999.

     4.3 Registration Rights Agreement, dated as of December 21, 1998, by and among the Registrant, the Subsidiary Guarantors party to this Agreement; and BancBoston Robertson Stephens Inc., and Libra Investments, Inc.

     4.4  Certificate of Incorporation of Goldendale Holding Company.

     5.1  Opinion of Stoel Rives LLP.

     10.1 Agreement to Toll Convert Alumina into Aluminum, dated May 22, 1996, between Hydro Aluminum Louisville, Inc., and Goldendale Aluminum Company. (Confidential treatment of portions of this document has been requested.)

     10.2 First Amendment to Agreement to Toll Convert Alumina into Aluminum, dated December 21, 1998.

     10.3 Aluminum Toll Conversion Agreement between Clarendon Ltd. and Northwest Aluminum Company, dated September 15, 1986. (Confidential treatment of portions of this document has been requested.)

     10.4 Amendment No. 1 to Aluminum Toll Conversion Agreement, dated as of May 4, 1988. (Confidential treatment of portions of this document has been requested.)

     10.5 Extension and Amendment Agreement, dated as of October 1, 1991. (Confidential treatment of portions of this document has been requested.)

     10.6 Option to Extend 1986 Amended Toll Agreement, dated as of March 1,
          1992.

     10.7 Letter, from Glencore Ltd., exercising Option to Extend, dated September 21, 1994.

     10.8 Tax Indemnification Agreement, dated as of December 21, 1998, between Registrant, Northwest Aluminum Company, Northwest Aluminum Specialties, Inc., and Brett E. Wilcox.

     10.9 General Transmission Agreement, dated April 7, 1995, executed by the United States of America Department of Energy acting by and through the Bonneville Power Administration and Northwest Aluminum Company.

     10.10 Power Sale Agreement, dated September 28, 1995, between the United States of America Department of Energy acting by and through the Bonneville Power Administration and Northwest Aluminum Company.

     12.1 Statements re Computation of Ratios.

     23.1 Consent of BDO Seidman, LLP.

     23.2 Consent of Perkins and Company, P.C.

     23.3 Consent of Stoel Rives LLP (included in Exhibit 5.1).

     24.1 Powers of Attorney (included on Page II-6 of the Registration Statement).

     25.1 Statement of Eligibility of Trustee.*

     27.1 Financial Data Schedule.

     99.1 Form of Letter of Transmittal.*

--------------

     *    To be filed by amendment.

Item 22.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Dalles, State of Oregon, on February 12, 1999.

                                     GOLDEN NORTHWEST ALUMINUM, INC.


                                     By:  BRETT E. WILCOX
                                          --------------------------------------
                                          Brett E. Wilcox
                                          Chairman of the Board and President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on February 12, 1999 in the capacities indicated.

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brett E. Wilcox his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (whether pre-effective or post-effective) to this Registration Statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitute or substitutes, may do or cause to be done by virtue hereof.

          Signature Title

         BRETT E. WILCOX                  Chairman of the Board and
--------------------------------          President
         Brett E. Wilcox


         WILLIAM R. REID                  Chief Financial Officer
--------------------------------          (Principal Financial and
         William R. Reid                  Accounting Officer)


                                          Director
--------------------------------
         Robert Ames

         STEPHEN E. BABSON                Director
--------------------------------
         Stephen E. Babson


         DAVID BOLENDER                   Director
--------------------------------
         David Bolender


                                          Director
--------------------------------
         Michael B. Psaros

                                 EXHIBIT INDEX

Exhibit
  No.       Description
-------     -----------

  3.1       Articles of Incorporation of Registrant.

  3.2       Bylaws of Registrant.

  4.1 Indenture, dated as of December 21, 1998, between Registrant, as Issuer, Northwest Aluminum Specialties, Inc., Northwest Aluminum Company, Northwest Aluminum Technologies, LLC, Goldendale Holding Company, and Goldendale Aluminum Company, as Guarantors, and U.S. Trust Company, N.A., as Trustee.

  4.2 Credit Agreement, dated December 21, 1998, among the Financial Institutions named therein, BancBoston, N.A., as Administrative Agent, U.S. Bank National Association, as Documentation Agent, Northwest Aluminum Company, Northwest Aluminum Specialties, Inc., Goldendale Aluminum Company, and Northwest Aluminum Technologies, as amended by the Agreement and Amendment No. 1, dated as of January 21, 1999.

  4.3 Registration Rights Agreement, dated as of December 21, 1998, by and among the Registrant, the Subsidiary Guarantors party to this Agreement; and BancBoston Robertson Stephens Inc., and Libra Investments, Inc.

  4.4       Certificate of Incorporation of Goldendale Holding Company.

  5.1       Opinion of Stoel Rives LLP

  10.1 Agreement to Toll Convert Alumina into Aluminum, dated May 22, 1996, between Hydro Aluminum Louisville, Inc., and Goldendale Aluminum Company

  10.2 First Amendment to Agreement to Toll Convert Alumina into Aluminum, dated December 21, 1998.

  10.3 Aluminum Toll Conversion Agreement between Clarendon Ltd. and Northwest Aluminum Company, dated September 15, 1986

  10.4 Amendment No. 1 to Aluminum Toll Conversion Agreement, dated as of May 4, 1988

  10.5      Extension and Amendment Agreement, dated as of October 1, 1991

  10.6      Option to Extend 1986 Amended Toll Agreement, dated as of March 1,
            1992

  10.7 Letter, from Glencore Ltd., exercising Option to Extend, dated September 21, 1994.

  10.8 Tax Indemnification Agreement, dated as of December 21, 1998, between Registrant, Northwest Aluminum Company, Northwest Aluminum Specialties, Inc., and Brett E. Wilcox.

  10.9 General Transmission Agreement, dated April 7, 1995, executed by the United States of America Department of Energy acting by and through the Bonneville Power Administration and Northwest Aluminum Company.

  10.10 Power Sale Agreement, dated September 28, 1995, between the United States of America Department of Energy acting by and through the Bonneville Power Administration and Northwest Aluminum Company.

  12.1      Statements re Computation of Ratios

  23.1      Consent of BDO Seidman, LLP

  23.2      Consent of Perkins and Company, P.C.

  23.3      Consent of Stoel Rives LLP (included in Exhibit 5.1)

  24.1      Powers of Attorney (included on Page II-6 of the Registration
            Statement)

  25.1      Statement of Eligibility of Trustee*

  99.1      Form of Letter of Transmittal*

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  *         To be filed by amendment.